                                                     RULE NO. 424(b)(4)
                                                     REGISTRATION NO. 333-84743


PROSPECTUS


                        Triad Hospitals Holdings, Inc.
[LOGO] Triad
       HOSPITALS, INC.

Offer to Exchange
11% Series B Senior Subordinated Notes due 2009 which have been registered under the Securities Act for any and all outstanding
11% Senior Subordinated Notes due 2009
$325,000,000 aggregate principal amount outstanding

                      Material Terms of the Exchange Offer

 . Expires 5:00 p.m., New York           . The exchange of notes should not be
  City time, on December 1,               a taxable exchange for U.S. federal
  1999, unless extended                   income tax purposes


 . We will exchange your validly         . We will not receive any proceeds
  tendered unregistered notes             from the exchange offer
  for an equal principal amount
  of registered notes with
  substantially identical terms

                                        . The terms of the notes to be issued
                                          are substantially identical to the
                                          outstanding notes, except for
                                          certain transfer restrictions and
                                          registration rights relating to the
                                          outstanding notes

 . Not subject to any condition
  other than that the exchange
  offer not violate applicable
  law or any applicable
  interpretation of the Staff of
  the Securities and Exchange
  Commission and certain other
  customary conditions

                                        . You may tender outstanding notes
                                          only in denominations of $1,000 and
                                          multiples of $1,000


                                        . Affiliates of our company may not
 . You may withdraw your tender            participate in the exchange offer
  of outstanding notes at any
  time prior to the expiration
  of the exchange offer


    Please refer to "Risk Factors" beginning on page 13 of this document for certain important information.


   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

                       Prospectus dated October 26, 1999.

                               PROSPECTUS SUMMARY

    This summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. This prospectus includes the specific terms of the notes we are offering, as well as information regarding our business, our spin-off from Columbia/HCA Healthcare Corporation and detailed financial data. In this prospectus, the word "Holdings" refers to Triad Hospitals Holdings, Inc., a direct, wholly-owned subsidiary of Triad Hospitals, Inc. The terms "we," "us," "our," "our company" and "Triad" refer to the business of Triad Hospitals, Inc., Holdings and their subsidiaries as a combined entity, except where it is clear from the context that such term means only Triad Hospitals, Inc. We encourage you to read this prospectus in its entirety. Except as otherwise specified, information regarding Columbia/HCA in this prospectus is derived from reports and other information filed by Columbia/HCA with the Commission.

                               The Exchange Offer
    On May 11, 1999, we assumed $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2009 issued in a private offering. These notes were sold to certain initial purchasers named in this prospectus. The notes are guaranteed by our subsidiaries.

    We and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer on or prior to December 17, 1999. You are entitled to exchange in the exchange offer your notes for registered notes with substantially identical terms. If the exchange offer is not completed on or prior to December 17, 1999, additional interest will accrue on the notes at a rate of .25% over the stated interest rate on the notes for the first 90 days immediately following such date, and will increase by an additional .25% at the beginning of each subsequent 90-day period up to a maximum of 1.0% in the aggregate, until the exchange offer is completed. You should read the discussion under the headings "Summary of Terms of the Exchange Notes" and "Description of the Notes" for further information regarding the registered notes.

    We believe that the notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act, subject to certain conditions. Following the exchange offer, any notes held by you that are not exchanged in the exchange offer will continue to be subject to the existing restrictions on transfer on the notes and, except in certain circumstances, we will have no further obligation to you to provide for registration under the Securities Act of transfers of outstanding notes held by you. You should read the discussions under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and the resale of notes.

                         Summary of the Exchange Offer

Issuer......................  Triad Hospitals Holdings, Inc.

The Exchange Offer..........  We previously assumed $325 million aggregate principal amount of 11% Senior Subordinated Notes due 2009 issued in a private offering. These securities were not registered under the Securities Act. At the time we assumed the notes, we entered into a registration rights agreement in which we agreed to offer to exchange your unregistered notes for new notes which have been registered under the Securities Act. This exchange offer is intended to satisfy that obligation. We are offering to exchange $1,000 principal amount of registered notes for each $1,000 principal amount of your unregistered notes. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your notes. Under certain circumstances, certain holders of outstanding notes may require us to file a shelf registration statement under the Securities Act.

                              As of this date, there is $325.0 million aggregate principal amount of notes outstanding.

Required Representation . .   In order to participate in this exchange offer,
 . . . . . .                   you will be required to make certain
                              representations to us in a letter of transmittal, including that:

                              . any exchange notes will be acquired by you in the ordinary course of your business;

                              . you have no arrangement with any person to distribute the notes; and

                              .  you are not an "affiliate" of our company.

Resale......................  We believe that the exchange notes issued in the exchange offer may be freely traded by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                              . the exchange notes issued in the exchange offer are being acquired in the ordinary course of your business;

                              . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer; and

                              .  you are not an "affiliate" of our company.

                              If our belief is inaccurate and you transfer any
                              note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, such liability.

                              Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. We have agreed in the registration rights agreement that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on December 1, 1999, unless extended, in which case the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange    The exchange offer is subject to certain
Offer.......................  customary conditions, which may be waived by us.
                              The exchange offer is not conditioned upon any minimum principal amount of notes being tendered.

Procedures for Tendering
Old Notes...................  If you wish to tender your notes for exchange pursuant to the exchange offer you must transmit to Citibank, N.A., as exchange agent, on or before the expiration date either

                               .  a properly completed and duly executed
                                  letter or transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your notes and any other required documentation, to the exchange agent at the address set forth in this prospectus under the heading "The Exchange Offer--Exchange Agent," and on the front cover of the letter of transmittal; or

                               . a computer generated message transmitted by means of The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                               If either of these procedures cannot be
                               satisfied on a timely basis, then you should comply with the guaranteed delivery procedures described below.

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                               By executing the letter of transmittal, each
                               holder of notes will make certain
                               representations to us described under "The
                               Exchange Offer--Procedures for Tendering."

Special Procedures for
Beneficial Owners...........  If you are a beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your name or obtain a properly completed bond power from the registered holder.

                              The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery           If you wish to tender your notes and time will
Procedures..................  not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your notes according to the guaranteed delivery procedures described under "The Exchange Offer--Guaranteed
                              Delivery Procedures."

Acceptance of Old Notes and
Delivery of Exchange          Subject to the conditions described under "The
Notes.......................  Exchange Offer--Conditions to the Exchange
                              Offer", we will accept for exchange any and all notes which are validly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New
                              York City time, on the expiration date.

Withdrawal Rights...........  You may withdraw the tender of your notes at any time prior to 5:00 p.m., New York City time, on the expiration date, subject to compliance with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer--Withdrawal of Tenders."

Federal Income Tax
Considerations..............  For a discussion of the material federal income tax considerations relating to the exchange of notes for the exchange notes, see "Material Federal Income Tax Considerations."

Exchange Agent..............  Citibank N.A., the trustee under the indenture governing the notes, is serving as the exchange agent. The address, telephone number and facsimile number of the exchange

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                              agent are set forth in this prospectus under the
                              heading "The Exchange Offer--Exchange Agent."

Consequences of Failure to
Exchange Old Notes..........  If you do not exchange your notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the notes and in the indenture governing the notes. In general, the unregistered notes may not be offered or sold, unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the notes under the Securities Act.

                     Summary of Terms of the Exchange Notes

    This exchange offer relates to the exchange of up to $325,000,000 aggregate principal amount of exchange notes for up to an equal principal amount of unregistered outstanding notes. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act, and therefore, the exchange notes will not be subject to transfer restrictions or registration rights, and the provisions of the registration rights agreement relating to an increase in the stated interest rate on the outstanding notes under certain circumstances will be eliminated. The exchange notes issued in the exchange offer will evidence the same debt as the outstanding notes, which they replace, and both the outstanding notes and the exchange notes are governed by the same indenture.

Securities Offered..........
                              $325,000,000 aggregate principal amount of 11% Series B Senior Subordinated Notes due 2009.

Interest Payment Dates......  Interest on the exchange notes will be payable semi-annually on May 15 and November 15, commencing on May 15, 2000.

Guarantees..................  Our subsidiaries have fully and unconditionally guaranteed the notes on a senior subordinated basis. Future subsidiaries also may be required to guarantee the notes on a senior subordinated basis. See "Description of the Notes--Note Guarantees."

Ranking.....................  The notes:

                              . are general unsecured obligations of our company and are subordinated in right of payment to all of our existing and future senior debt, including indebtedness under the new credit agreement;

                              . are effectively subordinated to all existing and future obligations of our subsidiaries; and
                              . rank equal in right of payment with any future senior subordinated obligations of our company and rank senior in right of payment to all other subordinated obligations of our company.

Optional Redemption.........  We may redeem the notes, in whole or in part, at any time on or after May 15, 2004 at our option at the redemption prices set forth herein under the heading "Description of the Notes--Optional Redemption," plus accrued and unpaid interest to the redemption date.

Optional Redemption Upon
Certain Equity Offerings....  On or before May 15, 2002, we may redeem up to
                              35% of the notes with the net proceeds of certain equity offerings at 111% of the principal amount thereof, plus accrued interest, if at least 65% of the aggregate principal amount of the originally issued notes remain outstanding. See "Description of the Notes--Optional Redemption."

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Certain Restrictions........  The indenture governing the notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

                              .  incur additional indebtedness;

                              .  sell assets;

                              .  enter into certain transactions with
                                 affiliates;

                              . make certain restricted payments such as investments and dividends on or purchases of our capital stock; or

                              . merge or consolidate with or transfer all or substantially all of our assets to another entity.

Change in Control...........
                              Upon a change in control of our company, we will be required to offer to repurchase your notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. Our ability to repurchase the notes upon a change in control will be limited by the terms of our debt agreements. In addition, we cannot assure you that we will have the financial resources to repurchase the notes. See "Description of the Notes--Certain Covenants-- Purchase of Notes upon a Change in Control."

Form of Exchange Notes......  The exchange notes issued in the exchange offer will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive notes in certificated form unless one of the events set forth under "Book Entry; Delivery and Form" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these notes will be effected through, records maintained in book-entry form by The Depository Trust Company and its participants.

Use of Proceeds.............  We will not receive any net proceeds from the exchange offer.

                               About Our Company
Who We Are

   We provide health care services through our hospitals and ambulatory surgery centers located in small cities and selected high growth urban markets in the Southern, Western and Southcentral United States. We succeeded to the business of thePacific Group of Columbia/HCA, a division of Columbia/HCA, following the distribution by Columbia/HCA of all outstanding shares of Triad common stock to Columbia/HCA stockholders on May 11, 1999. We own and operate general, acute care hospitals, a psychiatric hospital and ambulatory surgery centers. Our facilities are located in the states of Alabama, Arizona, Arkansas, California, Kansas, Louisiana, Missouri, New Mexico, Oklahoma, Oregon and Texas.

   As of June 30, 1999, Triad's facilities included 38 general, acute care hospitals, which includes one hospital where operations were ceased on May 31, 1999, one psychiatric hospital, and 17 ambulatory surgery centers, excluding two surgery centers that are not consolidated for accounting purposes. Two hospitals included among these facilities are operated through 50/50 joint ventures that are not consolidated for financial reporting purposes. Triad also completed a swap of one of its hospitals, Doctors Hospital of Laredo, for a hospital located in Victoria, Texas on June 1, 1999.

   Since June 30, 1999, Triad has sold hospitals in Amarillo, Texas, Anaheim, California, Huntington Beach, California, Beaumont, Texas and Silsbee, Texas, and its interest in a surgery center in North Anaheim, California. Triad currently intends to sell an additional four general, acute care hospitals, its one psychiatric hospital, and certain of the ambulatory surgery centers that it operated as of June 30, 1999. A definitive purchase agreement has been signed on one of the remaining hospitals, with an anticipated sale date in the fourth quarter. Following the divestitures Triad expects its facilities to include 28 hospitals, including the two hospitals operated through joint ventures and two hospitals leased to and operated by an unaffiliated third party, as well as 14 ambulatory surgery centers.

What We Do

   Our general, acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Our hospitals also generally provide outpatient and ancillary health care services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Outpatient surgical services also are provided by our ambulatory surgery centers. In addition, certain of our general, acute care hospitals have a limited number of licensed psychiatric beds.

Our Business Strategy

   Our primary objectives are to provide quality health care services and to enhance the financial performance of our company by increasing utilization of our facilities and improving operating efficiencies, using the following strategies:

 . Build on our position in small cities and high population growth urban markets in the Southern, Western and Southcentral United States.

 .  Actively recruit physicians.

 . Enhance our specialty services and outpatient services and improve our emergency room facilities.

 . Improve operating efficiencies through enhanced cost management and resource control.

 .  Develop strong relationships with our physicians and other local physicians.

 . Grow our company through existing hospital expansion, new hospital and ambulatory surgery center construction and selective acquisitions.

 . Our company has also focused on streamlining our portfolio of facilities by divesting those facilities which do not meet our primary objectives.

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Our Formation

    Triad owns and operates the health care services business which, prior to the distribution described below, comprised the Pacific Group of Columbia/HCA. Columbia/HCA established the Pacific Group as an independent, publicly-traded company by distributing all outstanding shares of Triad common stock to the stockholders of Columbia/HCA on May 11, 1999. Columbia/HCA no longer owns any shares of Triad common stock. On May 11, 1999 Columbia/HCA also distributed to its stockholders all outstanding shares of the common stock of LifePoint Hospitals Inc., a newly formed company comprising the former America Group of Columbia/HCA. The common stock of Triad is quoted on the Nasdaq National Market System (Symbol: TRIH).

    In connection with the distribution, Healthtrust Inc.--The Hospital Company, a wholly owned subsidiary of Columbia/HCA, transferred all of the assets comprising the Pacific Group to Triad and Triad transferred such assets to Holdings, and Holdings ultimately assumed $673.8 million of debt obligations. Such debt obligations consisted of $340.0 million of term loans with a syndicate of banks pursuant to a new credit agreement, the $325.0 million of notes issued in the private offering and $8.8 million of other debt assumed from Columbia/HCA. Holdings also received a commitment for revolving credit loans under the new credit agreement in an aggregate principal amount of up to $125.0 million.

    In connection with the distribution, Triad and Columbia/HCA entered into a distribution agreement and agreements providing for certain transitional services that Triad will purchase from Columbia/HCA, the allocation of certain liabilities and obligations and indemnification arrangements by Columbia/HCA with respect to the governmental investigations of certain Columbia/HCA business practices and certain other matters. To understand these agreements more fully, you should read the detailed descriptions of such agreements included elsewhere in this prospectus and the agreements which have previously been filed with the Commission by Triad, and are incorporated by reference to the registration statement of which this prospectus forms a part.

Principal Executive Offices

    Our principal executive offices are located at 13455 Noel Road, 20th Floor, Dallas, Texas 75240, and our phone number is (972) 789-2700. Our corporate Website address is http://www.triadhospitals.com. Information contained on our Website is not part of this prospectus.

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                             Summary Financial Data

    The following table sets forth summary historical financial data of Triad for each of the fiscal years in the five year period ended December 31, 1998 and for the six months ended June 30, 1998 and 1999. The table should be read together with the Combined Financial Statements and the related notes of Triad included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The summary financial data at December 31, 1994, 1995 and 1996 and at June 30, 1998 and 1999 and for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1998 and 1999 is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of such information. Such adjustments are of a recurring nature.

    Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999.

    The ratio of earnings to fixed charges presented in the following table is computed by dividing income (loss) from continuing operations before fixed charges, minority interests and income taxes by fixed charges. Fixed charges consist of interest charges, which is interest expense plus interest charged to construction, and the portion of rent expense which is deemed to be equivalent to interest expense. Triad's earnings (losses) were insufficient to cover fixed charges for the years ended December 31, 1997 and 1998, and the six months ended June 30, 1998 and 1999 by $15.1 million, $115.6 million, $15.2 million and $60.1 million, respectively.

    In your review of the following table you should note that:

 .  the data presented for income (loss) from continuing operations, net income
   (loss), basic earnings (loss) per share and diluted earnings (loss) per share includes charges related to impairment of long-lived assets of $55.1 million, or $32.9 million after-tax, and $13.7 million, or $8.2 million after-tax, for the years ended December 31, 1998 and 1997, respectively, and $33.9 million, or $25.2 million after-tax for the six months ended June 30, 1999; and

 . capital expenditures for the year ended December 31, 1994 includes the acquisition of seven hospitals from EPIC Healthcare Group, Inc. in May 1994.

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
                                                                               Six Months
                                                                                  Ended
                                    Years Ended December 31,                    June 30,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                   (Dollars in millions, except per share amounts)
Summary of Operations:
Revenues................  $1,290.5  $1,558.9  $1,600.5  $1,609.3  $1,588.7  $  813.8  $  707.7
Income (loss) from
 continuing operations..      54.0      84.9      68.3     (19.0)    (85.5)    (14.6)    (45.4)
Net income (loss).......      55.5      87.2      74.7     (19.8)    (87.1)    (14.6)    (45.4)
Basic earnings (loss)
 per share:
 Income (loss) from
  continuing
  operations............  $   1.80  $   2.83  $   2.28  $  (0.63) $  (2.85) $  (0.49) $  (1.51)
 Net income (loss)......      1.85      2.91      2.49     (0.66)    (2.90)    (0.49)    (1.51)
 Shares used in
  computing basic
  earnings (loss) per
  share (in millions)...      29.9      29.9      29.9      29.9      29.9      30.1      30.1
Diluted earnings (loss)
 per share:
 Income (loss) from
  continuing
  operations............  $   1.78  $   2.79  $   2.26  $  (0.63) $  (2.85)    (0.49)    (1.51)
 Net income (loss)......      1.83      2.87      2.47     (0.66)    (2.90)    (0.49)    (1.51)
 Shares used in
  computing diluted
  earnings (loss) per
  share (in millions)...      30.3      30.3      30.2      29.9      29.9      30.1      30.1
Financial Position:
Assets..................  $1,169.4  $1,351.8  $1,426.3  $1,410.5  $1,371.3   1,364.4  $1,495.5
Long-term debt,
 including amounts due
 within one year........      32.3      29.0      17.1      15.4      14.4      14.9     668.8
Intercompany balances
 payable to
 Columbia/HCA...........     331.3     392.6     521.7     525.0     613.7     550.6       --
Working capital.........     127.9     156.3     156.5     150.3     184.9     158.8     141.8
Capital expenditures....     203.4     115.0      94.4     120.1     114.9      47.3      66.0
Operating Data:
EBITDA(a)...............  $  206.2  $  285.2  $  294.5  $  187.8  $  149.0  $   86.9  $   71.5
Number of hospitals at
 end of period(b).......        38        39        39        39        39        39        38
Number of licensed beds
 at end of period(c)....     5,660     5,926     5,872     5,859     5,909     5,907     4,974
Weighted average
 licensed beds(d).......     5,325     5,900     5,882     5,860     5,877     5,907     5,058
Number of available beds
 at end of period(e)....     5,048     5,344     5,052     5,230     5,199     5,192     4,453
Admissions(f)...........   147,923   170,392   171,265   172,926   169,590    87,268    79,194
Adjusted admissions(g)..   211,382   257,292   266,660   275,125   276,771   139,752   128,285
Average length of stay
 (days)(h)..............       5.2       5.2       5.0       4.9       4.9       5.0       4.6
Average daily
 census(i)..............     2,111     2,405     2,338     2,326     2,260     2,400     2,039
Occupancy rate(j).......        42%       45%       46%       44%       43%       46%       46%
Selected Ratios:
Ratio of earnings to
 fixed charges..........       3.3x      4.0x      3.0x      --        --        --        --

(a) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the combined financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.


(b) Number of hospitals includes two facilities which are leased to a third party and two hospitals not consolidated for financial reporting purposes for 1999. This table does not include any operating statistics for these facilities.

(c) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(d) Represents the average number of licensed beds, weighted based on periods owned.

(e) Available beds are those beds a facility actually has in use.

(f) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to Triad's hospitals and is used by management and certain investors as a general measure of inpatient volume.

(g) Equivalent admissions is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(h) Represents the average number of days admitted patients stay in Triad's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.

(i) Represents the average number of patients in Triad's hospital beds each day.

(j) Represents the percentage of hospital available beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms. The declining occupancy rate is primarily attributed to the trend toward more services, that were previously performed in an inpatient setting, being performed on an outpatient basis and the decline in average length of stay per admission.

                                 RISK FACTORS

    In evaluating an investment in the notes, you should carefully consider the following factors in addition to all other information contained in this prospectus.

High Degree of Leverage and Debt Service Obligations May Adversely Affect
Triad

    Triad is highly leveraged. As of June 30, 1999, Triad's consolidated long-term debt was $668.8 million. Triad also may draw upon revolving credit loans in an aggregate principal amount of up to $125.0 million. Triad also has the ability to incur additional debt, subject to limitations imposed by the new credit agreement and the indenture governing the notes. While Triad believes that future operating cash flow, together with available financing arrangements, will be sufficient to fund its operating requirements, leverage and debt service requirements could have important consequences to holders of the notes, including the following:

 .   such requirements may make Triad more vulnerable to economic downturns and to adverse changes in business conditions, such as further limitations on reimbursement under Medicare and Medicaid programs;

 .   Triad's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

 .   a substantial portion of Triad's cash flow from operations may have to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations;

 .   certain of the borrowings may be at variable rates of interest, which would make Triad vulnerable to increases in interest rates; and

 .   the indebtedness of Triad contains numerous financial and other restrictive covenants, including restrictions on payments of dividends, incurrences of indebtedness and sale of assets, the failure to comply with which may result in an event of default which, if not cured or waived, could cause such indebtedness to be declared immediately due and payable.

    Any substantial increase in Triad's debt levels or the inability to borrow funds at favorable interest rates or to comply with the financial or other restrictive covenants could have a material adverse effect on the business, financial condition, results of operations or prospects of Triad.

There May Not be Sufficient Assets to Pay the Notes

    In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against Holdings, the assets of Holdings must be used to pay senior debt in full before making any payments to holders of the notes. Because of this obligation to pay the senior debt first, there may not be sufficient assets to pay all or any of the amounts due on the notes. The notes are also unsecured and, therefore, are effectively subordinated to any secured debt of Holdings, whether or not such debt is senior by its terms.

    As of June 30, 1999, $335.0 million in debt of Holdings would have been senior in priority to the notes, all of which would have been incurred under the new credit agreement, which is senior by its terms to the notes and is secured by liens on substantially all of the assets of Holdings and the pledge of the common stock of all existing and future material subsidiaries of Holdings and by subsidiary guarantees secured by substantially all of the assets of the guarantors.

Restrictions Imposed by Senior Debt May Lead to Acceleration of Indebtedness

    The new credit agreement includes covenants that require Holdings to meet certain financial ratios and financial conditions that may require that Holdings take action to reduce debt or to act in a manner contrary to its business objectives. In addition, the new credit agreement restricts, among other things, Holdings' ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. If Holdings fails to comply with the restrictions contained in the new credit agreement, the lenders can declare the entire amount owed thereunder immediately due and payable, and prohibit Holdings from making payments of interest and principal on the notes until the default is cured or all such debt is paid or otherwise satisfied in full. If Holdings were unable to repay such borrowings, such lenders could proceed against the collateral securing the new credit agreement. If any senior debt is accelerated, the assets of Holdings may not be sufficient to repay in full such indebtedness and the other indebtedness of Holdings, including the notes, in which event the interests of the senior debt lenders may conflict with the interests of the holders of the notes. For the six month period ended June 30, 1999, Triad's earnings were insufficient to cover fixed charges by $60.1 million.

Loss of Physicians or Other Key Personnel Could Adversely Affect Triad's
Business

    Since physicians generally direct the majority of hospital admissions, the success of Triad, in part, is dependent upon the number and quality of physicians on its hospitals' medical staffs, the admissions practices of such physicians and the maintenance of good relations with such physicians. Hospital physicians are generally not employees and, in many of the markets served by Triad, most physicians have admitting privileges at other hospitals.

    Triad is also dependent upon the continued services and management experience of James D. Shelton and other of its executive officers. If Mr. Shelton or any of such other executive officers were to resign their positions or otherwise be unable to serve, the operating results of Triad could be adversely affected. In addition, the success of Triad depends on its ability to attract and retain managers at its hospitals and related facilities, on the ability of its officers and key employees to manage growth successfully and on its ability to attract and retain skilled employees.

No Operating History as an Independent Company; Net Losses

Prior to the distribution, Triad operated as the Pacific Group division of Columbia/HCA. Accordingly, Triad does not have a long operating history as an independent, publicly-traded company and, prior to the distribution, Triad had historically relied on Columbia/HCA for various financial, administrative and managerial expertise relevant to the conduct of its business. Triad maintains its own lines of credit and banking relationships, employs its own senior executives and performs its own administrative functions, except that Columbia/HCA continues to provide certain support services to Triad on a contractual basis. The operations of Triad did not generate a profit for the six months ended 1999 or 1998, or the years 1998 or 1997. There can be no assurances that Triad will not continue to have net losses as an independent, publicly-traded company. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Arrangements Relating to the Distribution" for more information regarding Triad's financial results and Triad's arrangements with Columbia/HCA and see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for certain factors that could affect Triad's ability to generate profits.

Limits on Reimbursement and Health Care Reform Legislation May Reduce Profitability

A significant portion of the revenues of Triad are derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. In recent years, fundamental changes in the Medicare and Medicaid programs, including the implementation of a prospective payment system ("PPS") for inpatient services at medical/surgical hospitals, have resulted in limitations on, and reduced levels of payment and reimbursement for, a substantial portion of hospital procedures and costs. The Federal Balanced Budget Act of 1997, which establishes a plan to balance the Federal budget by fiscal year 2002, includes significant additional reductions in spending levels for the Medicare and Medicaid programs. These include, among others, payment reductions for inpatient and outpatient hospital services, establishment of a PPS for hospital outpatient services, skilled nursing facilities and home health agencies under Medicare, and repeal of the Federal payment standard (the so-called "Boren Amendment") for hospitals and nursing facilities under Medicaid. A number of states also are considering legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care, including enrolling Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand the states' Medicaid systems. In addition, private payers increasingly are attempting to control health care costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations ("PPOs"). Triad believes that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in pricing flexibility and payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

    In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration or already enacted are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, Medicare and Medicaid managed care programs and requirements that all businesses offer health insurance coverage to their employees. While Triad anticipates that the rate of increase in payments to hospitals will be reduced as a result of future Federal and state legislation, it is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the business, financial condition, results of operations or prospects of Triad.

    In connection with the distribution, Triad was required to re-enroll certain of its facilities as Medicaid providers. There can be no assurances that the states will enroll the Triad hospitals in their Medicaid programs on a timely basis. Any significant delay in enrollment could negatively affect the operating cash flow of Triad.

Reimbursement by Managed Care Organizations May Reduce Hospital Profitability

    The competitive position of Triad's hospitals also is affected by the increasing number of initiatives undertaken during the past several years by major purchasers of health care, including Federal and state governments, insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. As a result of these initiatives, managed care organizations offering prepaid and discounted medical services packages represent an increasing portion of Triad's admissions, resulting in reduced hospital revenue growth nationwide. If Triad is unable to lower costs through increased operational efficiencies and the trend toward declining reimbursements and payments continues, Triad's results of operations and cash flow will be adversely affected.

Competition

    The health care business is highly competitive and competition among hospitals and other health care providers for patients has intensified in recent years. More than half of Triad's hospitals operate in geographic areas where they compete with at least one other hospital that provides most of the services offered by Triad's hospitals. Certain of these competing facilities offer services, including extensive medical research and medical education programs, which are not offered by Triad's facilities. Some of the hospitals that compete with Triad are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions which can finance capital expenditures on a tax-exempt basis and are exempt from sales, property and income taxes. In these markets, Triad also faces competition from other providers such as outpatient surgery and diagnostic centers.

    Less than half of Triad's hospitals operate in geographic areas where they are currently the sole provider of hospital services in their communities. While these hospitals face less direct competition in their immediate service areas than would be expected in larger communities, they do face competition from other hospitals, including larger tertiary care centers. Although these competing hospitals may be as far as 30 to 50 miles away, patients in these Triad markets may migrate to, may be referred by local physicians to, or may be lured by incentives from managed care plans to travel to, such distant hospitals.

Risks Associated with Potential Acquisitions

    One element of Triad's business strategy is expansion through the selective acquisition of acute care hospitals in selected markets. The competition to acquire hospitals in the markets targeted by Triad is significant, and there can be no assurance that suitable acquisitions, for which other health care companies, including those with greater financial resources than Triad, may be competing, can be accomplished on terms favorable to Triad, that financing, if necessary, can be obtained for such acquisitions or that acquired facilities can be effectively integrated with Triad's operations. The consummation of acquisitions may result in the incurrence or assumption by Triad of additional indebtedness. In addition, in order to ensure the tax-free treatment of the distribution, Triad is limited in the amount of stock it may issue as consideration for acquisitions.

    Acquired businesses may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. Although Triad has policies to conform the practices of acquired facilities to its standards, and generally will seek indemnification from prospective sellers covering these matters, there can be no assurance that Triad will not become liable for past activities of acquired businesses or that any such liabilities will not be material.

    In recent years, the legislatures and attorneys general of several states have increased their level of interest in transactions involving the sale of hospitals by not-for-profit entities. Such heightened scrutiny may increase the cost and difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

Geographic Concentration of Operations Could Adversely Affect Triad

    After Triad's completed, planned and pending divestitures, 12 of Triad's remaining 28 hospitals will be located in the state of Texas, and three of Triad's remaining 28 hospitals will be located in the state of Arizona. After giving effect to such divestitures for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, 48.3% and 49.5% of Triad's revenue was generated by Triad's Texas hospitals and 18.2% and 22.0% of Triad's revenue was generated by Triad's Arizona hospitals. Accordingly, any change in the current demographic, economic, competitive and regulatory conditions in Texas or Arizona could have a material adverse effect on the business, financial condition, results of operations or prospects of Triad.

Extensive Regulation Could Adversely Affect Triad

    The health care industry is subject to extensive Federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. In particular, Medicare and Medicaid antifraud and abuse amendments, codified under Section 1128B(b) of the Social Security Act (the "Anti-Kickback Statute"), prohibit certain business practices and relationships related to items or services reimbursable under Medicare, Medicaid and other Federal health care programs, including the payment or receipt of remuneration to induce or arrange for the referral of patients covered by a Federal or state health care program. Sanctions for violating the Anti-Kickback Statute include criminal penalties and civil sanctions, including civil money penalties and possible exclusion from government programs such as Medicare and Medicaid. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the United States Department of Health and Human Services ("HHS") has issued regulations which describe some of the conduct and business relationships immune from prosecution under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within a safe harbor does not render the arrangement illegal. However, business arrangements of health care service providers that fail to satisfy the applicable safe harbor criteria risk scrutiny by enforcement authorities. Certain of the current business arrangements of Triad do not qualify for a safe harbor.

    The Health Insurance Portability and Accountability Act of 1996, which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. (S) 1301 et seq.) to broaden the scope of certain fraud and abuse laws to include all health care services, whether or not they are reimbursed under a Federal program, and creates new enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds.

    Triad provides financial incentives to recruit physicians into the communities served by its hospitals, including loans and minimum revenue guarantees. Although HHS has proposed a safe harbor for certain physician recruitment, no safe harbor for physician recruitment is currently in force. Several of the free standing surgery centers affiliated with Triad have physician investors. Triad also enters into employment agreements, independent contractor agreements, leases and other agreements with physicians. There can be no assurance that regulatory authorities who enforce the Anti-Kickback Statute will not determine that such activities or any other arrangements of any of the hospitals or surgery centers owned and operated by Triad violate the Anti-Kickback Statute or other Federal laws. Such a determination could subject Triad to liabilities under the Social Security Act, including criminal penalties, civil monetary penalties and/or exclusion from participation in Medicare, Medicaid or other Federal health care programs, any of which could have a material adverse effect on the business, financial condition, results of operations or prospects of Triad.

    In addition, Section 1877 of the Social Security Act, commonly known as the "Stark Law," was amended, effective January 1, 1995, to significantly broaden the scope of prohibited referrals by physicians under the Medicare and Medicaid programs to providers of designated health services with which such physicians have ownership or certain other financial arrangements. Certain exceptions are available for physicians maintaining an ownership interest in an entire hospital or surgery center, employment agreements, leases, physician recruitment and certain other physician arrangements. Final implementing regulations have not yet been adopted, and there can be no assurance that the physician arrangements of Triad will be found to be in compliance with the Stark Law, as such law ultimately may be interpreted. Many states have adopted or are considering similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the Federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Both Federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of the United States Department of Health and Human Services and the Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Current initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory billing practices. Triad is cooperating with the government agencies which are responsible for such initiatives where such initiatives involve its hospitals.

    Triad exercises care in structuring its arrangements with physicians and other referral sources to comply in all material respects with applicable laws. It is possible, however, that government officials charged with responsibility for enforcing such laws could assert that Triad, or certain transactions in which it is involved, are in violation of such laws. It is also possible that such laws ultimately could be interpreted by the courts in a manner inconsistent with the interpretations of Triad.

    Many states have enacted or are considering enacting laws affecting the conversion or sale of not-for-profit hospitals. These laws, in general, include provisions relating to state attorney general approval, advance notification and community involvement. In addition, state attorneys general in states without specific conversion legislation may exercise authority over these transactions based upon existing law. In many states there has been an increased interest in the oversight of not-for-profit conversions. The adoption of conversion legislation and the increased review of not-for-profit hospital conversions may limit the ability of Triad to acquire not-for-profit hospitals.

    Some states require prior approval for the purchase, construction and expansion of health care facilities, based upon a state's determination of need for additional or expanded health care facilities or services. Such determinations, embodied in Certificates of Need ("CONs") issued by governmental agencies with jurisdiction over health care facilities, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. One state in which Triad currently owns a hospital, Alabama, has enacted CON legislation affecting acute care hospital services. There can be no assurance that Triad will be able to obtain required CONs in the future or that the failure to obtain any required CONs will not have a material adverse effect on the business, financial condition, results of operations or prospects of Triad.

    The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that Triad is in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on business, financial condition, results of operations or prospects of Triad. See "Government Regulation and Other Factors" for a detailed discussion of laws and regulations affecting Triad.

Potential Adverse Impact of Columbia/HCA Investigations and Litigation

    Columbia/HCA is currently the subject of several Federal investigations into certain of its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is the subject of a formal order of investigation by the Commission. Columbia/HCA understands that the Commission investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the Federal securities laws.

    According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and Champus cost reports for years 1992 and 1993 and a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted of all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee.

    Columbia/HCA is a defendant in several qui tam actions, or actions under a state statute brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act, 31 U.S.C. (S) 3729 et seq., for improper claims submitted to the government for reimbursement. The lawsuits seek three times the amount of damages caused to the United

States by the submission of any Medicare or Medicaid false claims presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. To the knowledge of Columbia/HCA, the government has intervened in five qui tam actions. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware.

    Columbia/HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions. For a detailed discussion of such suits, see "Government Regulation and Other Factors--Governmental Investigation of Columbia/HCA and Related Litigation" for more information regarding such litigation.

    It is too early to predict the effect or outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigation will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, then Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such actions. Any such sanctions or losses could have a material adverse effect on Columbia/HCA's financial position and results of operations.

    Pursuant to the distribution agreement entered into by and among Columbia/HCA, Triad and LifePoint in connection with the distribution, Columbia/HCA has agreed to indemnify Triad and LifePoint in respect of any losses which they may incur as a result of the proceedings described above. Columbia/HCA has also agreed to indemnify Triad and LifePoint in respect of any losses which they may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the proceedings described above. Columbia/HCA has also agreed that, in the event that any hospital owned by Triad or LifePoint is permanently excluded from participation in the Medicare and Medicaid programs as result of the proceedings described above, then Columbia/HCA will make a cash payment to Triad or LifePoint, as the case may be, in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. Each of Triad and LifePoint has agreed that, in connection with the government investigations described above, it will participate with Columbia/HCA in negotiating one or more compliance agreements setting forth each of their agreements to comply with applicable laws and regulations. See "Arrangements Relating to the Distribution--Distribution Agreement" for a more detailed discussion of such arrangement. If any of such indemnified matters were successfully asserted against Triad, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of Triad. Columbia/HCA will not indemnify Triad for losses relating to any acts, practices and omissions engaged in by Triad after the distribution date, whether or not Triad is indemnified for similar acts, practices and omissions occurring prior to the distribution date.

    Columbia/HCA believes that the ongoing governmental investigations and related media coverage may have had a negative effect on Columbia/HCA's results of operations, which included Triad for the periods prior to the distribution date which are presented herein. The extent to which Triad may or may not continue to be affected by the ongoing investigations of Columbia/HCA, the initiation of additional investigations, if any, and the related media coverage cannot be predicted. It is possible that these matters could have a material adverse effect on the business, financial condition, results of operations or prospects of Triad in future periods.

Professional Liability Risks Could Adversely Affect Results of Operations and Cash Flow

    As is typical in the health care industry, Triad is subject to claims and legal actions by patients and others in the ordinary course of business. Columbia/HCA and Triad have cooperated in the purchase of insurance coverage for professional and general liability risks for periods ending on or after the distribution date. Substantially all losses in periods prior to the distribution are insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA. See "Arrangements Relating to the Distribution--Insurance Allocation and Administration Agreement" for a more detailed discussion of such arrangement.

    Because substantially all liability for professional and general liability claims incurred is insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA, and Columbia/HCA maintains the related reserve, no reserve for professional and general liability risks is recorded on the balance sheets of Triad. While the professional and general liability insurance coverage maintained for the Triad business has been adequate to provide for liability claims in the past, and the insurance coverage to be obtained for future periods is expected to be adequate for future claims, there can be no assurance that such insurance will be adequate.

Liability of Triad if the Distribution is Taxable

    On March 30, 1999, Columbia/HCA received a ruling from the IRS concerning the United States Federal income tax consequences of the distribution. The tax ruling provides that, because the distribution qualifies under Section 355 of the Internal Revenue Code of 1986, the distribution generally will be tax-free to Columbia/HCA and to Columbia/HCA's stockholders, except for any cash received instead of fractional shares. The tax ruling is based upon the accuracy of representations made by Columbia/HCA as to numerous factual matters and as to the intention to take, or to refrain from taking, certain future actions. The inaccuracy of any of those factual representations or the failure to take the intended actions, or the taking of actions which were represented would not be taken, could cause the IRS to revoke all or part of the tax ruling retroactively.

    If the distribution were not to qualify for tax-free treatment under
Section 355 of the Code, then, in general, additional corporate tax (which would be substantial) would be payable by the consolidated group of which Columbia/HCA is the common parent. Under the consolidated return rules, each member of the consolidated group, including Triad, would be jointly and severally liable for such tax liability. If the distribution did not qualify for tax-free treatment under Section 355 of the Code, the resulting tax liability would have a material adverse effect on the business, financial position, results of operations or prospects of Columbia/HCA and, possibly, also of Triad.

    Columbia/HCA, Triad and LifePoint entered into a tax sharing and indemnification agreement, which allocates tax liabilities among Columbia/HCA, Triad and LifePoint and addresses certain other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation, and the tax treatment of the distribution. Generally, Columbia/HCA will be responsible for taxes that are allocable to periods prior to the distribution date, and each of Columbia/HCA, Triad and LifePoint will be responsible for its own tax liabilities, including its allocable share of taxes shown on any consolidated, combined or other tax return filed by Columbia/HCA, for periods after the distribution date. The tax sharing and indemnification agreement prohibits Triad and LifePoint from taking actions that could jeopardize the tax treatment of either the distribution or the restructuring that preceded the distribution, and requires Triad and LifePoint to indemnify each other and

Columbia/HCA for any taxes or other losses that result from any such actions.

Holding Company Structure Risks

    Holdings is a holding company and holds most of its assets at, and conducts most of its operations through, direct and indirect subsidiaries. As a holding company, the results of operations of Holdings will depend on the results of operations of its subsidiaries. Moreover, Holdings is dependent on dividends or other intercompany transfers of funds from such subsidiaries to meet its debt service and other obligations, including payment of principal and interest on the notes. The ability of Holdings' subsidiaries to pay dividends or make other payments or advances to Holdings will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing indebtedness of such subsidiaries.

    The claims of creditors of the subsidiaries of Holdings, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of creditors of Holdings, including the noteholders. As of June 30, 1999, on a pro forma basis after the elimination of the facilities to be divested or which Triad has divested, the aggregate amount of indebtedness and other obligations of Holdings' subsidiaries, including trade payables, would have been approximately $708.1 million, including the guarantees of the notes offered hereby.

Possible Lack of Year 2000 Compliance May Adversely Affect Triad

    Until May 2006, Triad will continue to obtain most of its computer applications and support from Columbia Information Systems, Inc., a wholly-owned subsidiary of Columbia/HCA, pursuant to a computer and data processing services agreement. Columbia Information Systems does not warrant that the software and hardware used by Columbia Information Systems in providing services to Triad will be Year 2000 ready, but Columbia Information Systems is currently making efforts in a professional, timely and workmanlike manner that it deems reasonable to address in a timely manner Year 2000 issues with respect to the software licensed to Triad under the computer and data processing services agreement. Columbia Information Systems and Triad also have taken steps to examine and remediate the software systems and applications of Triad not obtained from Columbia/HCA and the non-information technology systems, such as vendor products, medical equipment and other related equipment with embedded chips of Triad to ensure that they are Year 2000 ready. In connection with the distribution, Columbia/HCA's wholly owned subsidiary CHCA Management Services, L.P. and Triad entered into a Year 2000 professional services agreement, pursuant to which CHCA will continue its ongoing program to inspect medical equipment at Triad facilities for Year 2000 readiness. Under such agreement, Triad remains solely responsible for any lack of Year 2000 compliance. See "Arrangements Relating to the Distribution--Computer and Data Processing Services Agreement" and "--Other Agreements" for a more detailed discussion of such arrangements.

    Any malfunctions in such systems, applications or equipment could have a material adverse effect on the business, financial condition or results of operations of Triad. Triad is currently unable to reasonably estimate the ultimate cost to be incurred by it for the assessment, remediation, upgrade, replacement and testing of its impacted information and non-information technology systems. Triad is dependent upon Columbia/HCA for the Year 2000 readiness of a majority of its information technology systems. Triad is responsible for the Year 2000 readiness of its non-information technology systems. Triad is responsible for contingency planning in respect of Year 2000-related risks in both areas. Any failure by Triad or Columbia/HCA to adequately address such matters could have a material adverse effect on their businesses, financial conditions, results of operations and prospects of Triad.

    In addition, Triad has significant ongoing relationships with government agencies, third party payers, vendors, suppliers and others that may have computer systems with Year 2000 problems. The Health Care Financing Administration recently announced that, due to potential Year 2000 concerns, Medicare reimbursement updates for hospitals scheduled to take effect October 1, 1999 will be delayed until April 1, 2000, although reimbursement rates will be adjusted to replace revenues lost due to such delay. If the fiscal intermediaries and governmental agencies with which Triad transacts business, and which are responsible for payment to Triad under the Medicare and Medicaid programs, other payers, or suppliers and vendors experience problems in Year 2000 readiness, that could have a material adverse effect on the business, financial condition, results of operations and prospects of Triad. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Computer Issues" for a more detailed discussion of Triad's Year 2000 assessment.

You May Not Receive A Change in Control Payment

    In the event of a change in control, Holdings is required to make an offer for cash to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereof to the repurchase date. However, the new credit agreement prohibits the purchase of outstanding notes prior to repayment of the borrowings under the new credit agreement and any exercise by the holders of the notes of their right to require Holdings to repurchase the notes may cause an event of default under the new credit agreement. In addition, Holdings may not have the financial resources necessary to repurchase the notes upon a change in control. See "Description of the Notes--Certain Covenants--Purchase of Notes Upon a Change in Control" for a more detailed description of the change in control provision.

You May Not be Able to Sell Your Notes

    There is no existing trading market for the exchange notes and no such market may develop. The absence of such market adversely affects the liquidity of an investment in the notes. If a market for the exchange notes does develop, future trading prices will depend on many factors, including among other things, prevailing interest rates and the market for similar securities, general economic conditions and the financial condition and performance of, and prospects for, Triad. Triad does not intend to apply for listing of the exchange notes on any securities exchange or for quotation through any over-the-counter market.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

    The old notes were originally sold in a private offering by Healthtrust on May 11, 1999 to Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC, Chase Securities Inc., Salomon Smith Barney Inc. and SG Cowen Securities Corporation, as initial purchasers and then assumed by Triad and then in turn by Holdings. In connection with the private offering of the notes, our company, the guarantors and the initial purchasers entered into a registration rights agreement in which we and the guarantors agreed to:

   (1) use our reasonable best efforts to file a registration statement for the exchange notes within 90 days after the issue date of the old notes;

   (2) use our reasonable best efforts to cause the registration statement to become effective within 180 days after the issue date of the old notes; and

   (3) promptly upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes, and to hold such exchange offer open for at least 30 days after the date notice of the exchange offer is mailed to holders.

    The exchange notes will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act, except as described below. We have agreed in the registration rights agreement to use our reasonable best efforts to complete the exchange offer and issue the exchange notes within 30 business days after the registration statement is declared effective. This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement.

    For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such old notes by book-entry transfer through DTC.

    Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the exchange notes, including the related guarantees, would in general be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act. However any purchaser of old notes who is either an "affiliate" of our company within the meaning of Rule 405 of the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

   (1) will not be able to tender its old notes in the exchange offer,

   (2) will not be able to rely on the interpretations of the staff of the Commission, and

   (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

    Each holder that wishes to exchange its old notes for exchange notes will be required to represent in a letter of transmittal that:

 . any exchange notes received by it will be acquired in the ordinary course of its business,

 . it has no arrangement or understanding with any person to participate in a distribution of the exchange notes in violation of the Securities Act,

 .  it is not an affiliate of our company,

 . if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in a distribution of the exchange notes, and

 . if such holder is a broker-dealer (a "Participating Broker-Dealer) that will receive exchange notes for its own account in exchange for old notes that are acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes.

    The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to resales of the exchange notes with the prospectus contained in the registration statement. Each of our company and the guarantors have agreed in the registration rights agreement that it will make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. We will keep the registration statement effective for a period of 180 days after the exchange offer has been completed in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions.

    However, the Commission has recently proposed that its interpretations referred to above be repealed. We cannot predict whether the Commission will act on this proposal prior to the completion of this exchange offer. If those interpretations are repealed prior to completion of this exchange offer, holders of old notes will not be able to receive exchange notes pursuant to an exchange offer. Rather, as described below, we and the guarantors will be required to register the notes pursuant to a shelf registration statement in connection with resales by holders of the notes. Holders of notes will be required to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such resales.

    If,

   (1) prior to completion of the exchange offer, existing Commission interpretations are changed such that the exchange notes would not in general be freely transferable under the Securities Act,

   (2) the exchange offer is not completed within 220 days following the issue date of the old notes,

   (3) any holder of notes notifies our company prior to the 20th day following completion of the exchange offer that:

    (a) due to a change in law or policy such holder is not eligible to participate in the exchange offer;

    (b) due to a change in law or policy such holder may not resell the exchange notes acquired by it in the exchange offer to the public without a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder;

    (c) such holder is a broker-dealer and owns notes acquired directly from us or an affiliate of our company; or

   (4) the holders of a majority of the notes may not resell the exchange notes they acquired in the exchange offer without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, then, in each case, our company and the guarantors will, instead of, or in the case of clause (3) above, in addition to, completing the exchange offer, file and use our reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the notes for resale by holders (the "Resale Registration") to become effective and to remain effective until the earlier of two years following the effective date of the shelf registration statement or such time as all securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

    Our company and the guarantors will, in the event of a Resale Registration,

   (1) provide to the holders of the applicable notes copies of the prospectus that is a part of the shelf registration statement filed in connection with the Resale Registration,

   (2) notify each such holder when the shelf registration statement for the applicable notes has become effective, and

   (3) take certain other actions as are required to permit unrestricted resales of the notes.

    A holder that sells its notes pursuant to the Resale Registration

   (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser,

   (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and

   (3) will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification obligations.

    The old notes provide, among other things, that if

   (1) our company and the guarantors have not filed any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

   (2) any of such registration statements is not declared effective on or prior to the date specified for such effectiveness;

   (3) the exchange offer is not consummated within 30 business days after the effective date of the exchange offer registration statement; or

   (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective, except as specifically permitted therein, without being succeeded by an additional registration which was filed and declared effective (any such event referred to in clauses (1)-(4), a "Registration Default"), then, from the date that a Registration Default or Defaults occurs through, but excluding the date when all Registration Defaults are cured, the interest rate on the applicable notes will
   (1) increase by .25% for the first 90-day period or portion thereof immediately following the occurrence of such Registration Default or Defaults, and

   (2) thereafter increase by an additional .25% at the beginning of each subsequent 90-day period, or portion thereof, while a Registration Default or Defaults is continuing.

The additional interest on any affected old notes may not exceed 1.0% in the aggregate. Following the cure of all Registration Defaults, the interest rate on the notes will revert to the original rate. Additional interest will not accrue and be payable as set forth above during any period when a shelf registration statement is permitted to be suspended under the registration rights agreement.

    Following the consummation of the exchange offer, holders of old notes who were eligible to participate in the exchange offer but who did not tender their old notes will not have any further registration rights, and the old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected.

    The above summary highlights the material provisions of the registration rights agreement, but does not restate that agreement in its entirety. We urge you to review all of the provisions of the registration rights agreement, because it, and not this summary description, defines your rights as holders to exchange your old notes for registered notes. A copy of the registration rights agreement has previously been filed with the Commission by Triad, and the registration rights agreement is incorporated by reference to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

    This prospectus and the accompanying letter of transmittal contain the terms and conditions for the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes which are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes in the exchange offer in denominations of $1,000 and integral multiples thereof.

    The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that

   (1) the offering of the exchange notes has been registered under the Securities Act,

   (2) the exchange notes will not be subject to transfer restrictions or registration rights, and

   (3) certain provisions relating to an increase in the stated interest rate on the old notes provided for under certain circumstances will be eliminated.

    The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

    As of the date of this prospectus, $325,000,000 aggregate principal amount of the old notes is outstanding. In connection with the issuance of the old notes, arrangements were made for the old notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

    This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the old notes as of the close of business on October 26, 1999. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. However, our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under "--Conditions to the Exchange Offer" below.

    We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.

    If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted old notes will be returned, at our cost, to the tendering holder thereof as promptly as practicable after the expiration date.

    Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses" for more detailed information regarding the expenses of the exchange offer.

    By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "--Procedures for Tendering" below.

Expiration Date; Extensions; Amendments

 . The term "expiration date" shall mean 5:00 p.m., New York City time, on December 1, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

 . We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

 . We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions set forth herein under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, if such conditions are permitted to be waived by our company.

 . We will give oral or written notice of any such extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and we will extend the exchange offer to the extent required by law.

 . Without limiting the manner in which we may choose to make public announcements of any extension, amendment, termination or non-acceptance of the exchange offer, and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

    Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange therefor or, if no interest has been paid on the old notes, from the issue date of the old notes. Interest on the exchange notes will be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2000.

Procedures for Tendering

What to submit and how

    Each holder of old notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein. Each holder shall then mail or otherwise deliver such letter of transmittal, or such facsimile, together with the old notes to be exchanged and any other required documentation, to Citibank, N.A., as exchange agent, at the address set forth below under "--Exchange Agent" on or prior to the expiration date. A holder may also effect a tender of old notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the letter of transmittal, each holder will represent to our company that, among other things,

   (1) the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder,

   (2) that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such exchange notes, and

   (3) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's procedure for such transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

    Only a holder may tender its old notes in the exchange offer. To tender in the exchange offer, a holder must:

   (1) complete, sign and date the letter of transmittal or a facsimile thereof,

   (2) have the signatures thereof guaranteed if required by the letter of transmittal, and

   (3) unless such tender is being effected pursuant to the procedure for book-entry transfer, mail or otherwise deliver such letter of transmittal or such facsimile, together with the old notes and other required documents, to the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date.

    The tender by a holder will constitute an agreement between such holder, our company and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal. If less than all of the old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

    The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration date. No letter of transmittal or old notes should be sent to Triad. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for holders, in each case as set forth herein and in the letter of transmittal.

    Any beneficial owner whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Required representations in letter of transmittal

    The letter of transmittal will include representations to our company that, among other things,

   (1) the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder,

   (2) neither the holder nor any such other person is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution of such exchange notes,

   (3) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company, and

   (4) if the tendering holder is a broker or dealer as defined in the Exchange Act, then

    (a) it acquired the old notes for its own account as a result of market-making activities or other trading activities, and

    (b) it has not entered into any arrangement or understanding with our company or any "affiliate" of our company within the meaning of Rule 405 under the Securities Act to distribute the exchange notes to be received in the exchange offer.

    In the case of a broker-dealer that receives exchange notes for its own account in exchange for old notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgement that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received pursuant to the exchange offer; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

How to sign your letter of transmittal and other documents

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the old notes tendered pursuant thereto are tendered

   (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the letter of transmittal, or

   (2) for the account of an Eligible Institution.

    If the letter of transmittal is signed by a person other than the registered holder of old notes, such old notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

Important rules concerning the exchange offer

    You should note that:

 . All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding.

 . We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in our judgment or the judgment of our counsel, would be unlawful.

 . We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our company's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine.

 . Although we intend to notify holders of defects or irregularities with respect to any tender of old notes, neither our company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification.

 . Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

    The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at the DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in the DTC's system may make book-entry delivery of old notes by causing the DTC to transfer such old notes into the exchange agent's account with respect to the old notes in accordance with DTC's Automated Tender Offer Program procedures for such transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant that is tendering old notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant.

    Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or you must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

    If you are a registered holder of old notes and you wish to tender such old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

   (1) the tender is made through an Eligible Institution;

   (2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery

    (a) stating the name and address of the holder, the certificate number or numbers of such holder's old notes and the principal amount of such old notes tendered,

    (b) stating that the tender is being made thereby, and

    (c) guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the old notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

   (3) such properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered old notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

    Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the expiration date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

 . specify the name of the person having deposited the old notes to be withdrawn (the "Depositor"),

 . identify the old notes to be withdrawn, including the certificate number or number and principal amount of such old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited,

 . be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the old notes to register the transfer of such old notes into the name of the Depositor withdrawing the tender, and

 . specify the name in which any such old notes are to be registered, if different from that of the Depositor.

    Please note that all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions to the Exchange Offer

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such old notes if, in our company's judgment, any of the following conditions has occurred or exists or has not been satisfied:

   (1) that the exchange offer, or the making of any exchange by a holder, violates any applicable interpretation of the staff of the Commission,

   (2) that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer, or

   (3) that there has been proposed, adopted or enacted any law, statute, rule or regulation that, in the sole judgment of our company, might materially impair our ability to proceed with the exchange offer.

    If we determine that we may terminate the exchange offer for any of the reasons set forth above, we may

   (1) refuse to accept any old notes and return any old notes that have been tendered to the holders thereof,

   (2) extend the exchange offer and retain all old notes tendered prior to the expiration date of the exchange offer, subject to the rights of such holders of tendered old notes to withdraw their tendered old notes, or

   (3) waive such termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

    The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights shall not be deemed to be a waiver by us of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

    Citibank, N.A., the trustee under the indenture, has been appointed as exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of directions of our company. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

    By Courier:

    Citibank, N.A.
    Corporate Trust Window
    111 Wall Street, 5th Floor
    New York, New York 10043

    By Mail:

    Citibank, N.A.
    Corporate Trust Window
    111 Wall Street, 5th Floor
    New York, New York 10043

    By Hand Delivery:

    Citibank, N.A.
    Corporate Trust Window
    111 Wall Street, 5th Floor
    New York, New York 10043

    Facsimile for Eligible Institutions:

    (212) 505-2248
    Attention: Customer Service

    To Confirm by Telephone:

    (808) 270-0808

    Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

    We will pay all expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of our company and our affiliates in person, by telegraph, telephone or telecopier.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer.

    We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs, will be paid by our company.

    We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if the transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

Accounting Treatment

    The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us as a result of the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes.

Consequences of Failure to Exchange

    As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of the old notes who do not tender their old notes in the exchange offer will continue to hold such old notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the indenture and the registration rights agreement, except for any such rights under registration rights agreement that by their terms terminate or cease to have further effect as a result of making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the Indenture. Accordingly, such old notes may be resold only:

   (1) to our company,

   (2) pursuant to a registration statement which has been declared effective under the Securities Act,

   (3) in the United States to qualified institutional buyers within the meaning of Rule 144A in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A,

   (4) in the United States to Institutional Accredited Investors, as defined in Rule 502(a)(1), (2), (3) or (7) promulgated under the Securities Act, in transactions exempt from the registration requirements of the Securities Act,

   (5) outside the United States in transactions complying with the provisions of Regulation S under the Securities Act, or

   (6) pursuant to any other available exemption from the registration requirements under the Securities Act.

To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes could be adversely affected.

                                USE OF PROCEEDS

    The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.


                                 CAPITALIZATION

    The following table sets forth the capitalization of Triad as of June 30, 1999, and as adjusted to reflect the elimination of facilities divested or to be divested or which Triad has ceased to operate. This table should be read together with the Unaudited Pro Forma Condensed Consolidated Financial Information and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the Consolidated Financial Statements of Triad and the related notes appearing elsewhere in this prospectus.

                                                             As of June 30,
                                                                  1999
                                                            ------------------
                                                                         As
                                                             Actual   Adjusted
                                                            --------  --------
                                                                (Dollars
                                                              in millions)
Long term debt, including amounts due in one year:
 New credit agreement......................................   $335.0     335.0
 Notes offered hereby......................................    325.0     325.0
 Other long-term debt......................................      8.8       6.8
                                                            --------  --------
  Total long-term debt.....................................    668.8     666.8
Stockholders' equity:
 Common stock, par value $0.01 per share; 90.0 million
  shares
  authorized; 33.9 million shares issued and outstanding...      0.3       0.3
 Additional paid-in capital................................    607.8     607.8
 Unearned ESOP compensation................................    (34.0)    (34.0)
 Retained deficit..........................................     (3.5)    (32.7)
                                                            --------  --------
  Total stockholders' equity...............................    570.6     541.4
                                                            --------  --------
  Total capitalization..................................... $1,239.4  $1,208.2
                                                            ========  ========

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical financial data of Triad for each of the years in the five year period ended December 31, 1998 and for the six months ended June 30, 1998 and 1999. The table should be read together with the Consolidated Financial Statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The selected financial data at December 31, 1994, 1995 and 1996 and June 30, 1998 and 1999 and for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1998 and 1999 is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of such information. Such adjustments are of a recurring nature.

    Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999.

                                                                              Six Months Ended
                                    Years Ended December 31,                      June 30,
                          --------------------------------------------------  ------------------
                            1994        1995      1996      1997      1998      1998      1999
                          --------    --------  --------  --------  --------  --------  --------
                             (Dollars in millions, except per share
                                            amounts)
Summary of Operations:
Revenues................  $1,290.5    $1,558.9  $1,600.5  $1,609.3  $1,588.7  $  813.8  $  707.7
Salaries and benefits...     541.4       636.8     628.1     666.8     700.5     352.4     303.5
Supplies................     180.2       217.7     221.9     232.8     241.6     123.0     102.6
Other operating
 expenses...............     273.5       321.0     351.7     385.9     362.6     181.4     161.0
Provision for doubtful
 accounts...............      89.2        98.2     106.5     138.5     138.4      72.6      67.6
Depreciation and
 amortization...........      68.0        84.3      94.5     102.9     109.6      52.8      54.3
Interest expense
 allocated from
 Columbia/HCA...........      28.7        34.6      49.9      58.4      66.8      32.3      22.5
Interest expense........       2.0         2.0       2.1       2.1       2.1       1.1       9.6
ESOP expense............       --          --        --        --        --        --        0.5
Management fees
 allocated from
 Columbia/HCA...........      17.4        21.0      20.7      25.4      29.3      15.0       8.9
Impairment of long-lived
 assets.................       --          --        --       13.7      55.1       --       33.9
                          --------    --------  --------  --------  --------  --------  --------
                           1,200.4     1,415.6   1,475.4   1,626.5   1,706.0     830.6     764.4
                          --------    --------  --------  --------  --------  --------  --------
Income (loss) from
 continuing operations
 before minority
 interests, equity in
 earnings and income
 taxes..................      90.1       143.3     125.1     (17.2)   (117.3)    (16.8)    (56.7)
Minority interests in
 earnings of
 consolidated entities..      (0.6)       (1.4)    (10.8)    (11.5)    (11.0)     (6.5)     (4.7)
Equity in earnings
 (loss) of non-
 consolidating
 entities...............       --          --        2.2       2.5       3.4       2.5      (1.5)
                          --------    --------  --------  --------  --------  --------  --------
Income (loss) from
 continuing operations
 before income taxes....      89.5       141.9     116.5     (26.2)   (124.9)    (20.8)    (62.9)
Income tax (provision)
 benefit................     (35.5)      (57.0)    (48.2)      7.2      39.4       6.2      17.5
                          --------    --------  --------  --------  --------  --------  --------
Income (loss) from
 continuing
 operations(a)..........  $   54.0    $   84.9  $   68.3  $  (19.0) $  (85.5) $  (14.6) $  (45.4)
                          ========    ========  ========  ========  ========  ========  ========
Net income (loss)(a)....  $   55.5    $   87.2  $   74.7  $  (19.8) $  (87.1) $  (14.6) $  (45.4)
                          ========    ========  ========  ========  ========  ========  ========
Basic earnings (loss)
 per share:
Income (loss) from
 continuing
 operations(a)..........  $   1.80    $   2.83  $   2.28  $  (0.63) $  (2.85) $  (0.49) $  (1.51)
Net income (loss)(a)....  $   1.85    $   2.91  $   2.49  $  (0.66) $  (2.90) $  (0.49) $  (1.51)
Shares used in computing
 basic earnings (loss)
 per share (in
 millions)..............      29.9        29.9      29.9      29.9      29.9      30.1      30.1
Diluted earnings (loss)
 per share:
  Income (loss) from
   continuing
   operations(a)........  $   1.78    $   2.79  $   2.26  $  (0.63) $  (2.85) $ (0.49)  $  (1.51)
  Net income (loss)(a)..  $   1.83    $   2.87  $   2.47  $  (0.66) $  (2.90) $ (0.49)  $  (1.51)
  Shares used in
   computing diluted
   earnings (loss) per
   share (in millions)..      30.3        30.3      30.2      29.9      29.9      30.1      30.1
Financial Position:
Assets..................  $1,169.4    $1,351.8  $1,426.3  $1,410.5  $1,371.3  $1,364.4  $1,495.5
Long-term debt,
 including amounts due
 within one year........      32.3        29.0      17.1      15.4      14.4      14.9     668.8
Intercompany balances
 payable to
 Columbia/HCA...........     331.3       392.6     521.7     525.0     613.7     550.6       --
Working capital.........     127.9       156.3     156.5     150.3     184.9     158.8     141.8
Capital expenditures....     203.4(m)    115.0      94.4     120.1     114.9      47.3      66.0
Other Operating Data:
EBITDA(b)...............  $  206.2    $  285.2  $  294.5  $  187.8  $  149.0  $   86.9  $   71.5
Number of hospitals at
 end of period(c).......        38          39        39        39        39        39        38
Number of licensed beds
 at end of period(d)....     5,660       5,926     5,872     5,859     5,909     5,907     4,974
Weighted average
 licensed beds(e).......     5,325       5,900     5,882     5,860     5,877     5,907     5,058
Number of available beds
 at end of period(f)....     5,048       5,344     5,052     5,230     5,199     5,192     4,452
Admissions(g)...........   147,923     170,392   171,265   172,926   169,590    87,268    79,194
Adjusted admissions(h)..   211,382     257,292   266,660   275,125   276,771   139,752   128,285
Average length of stay
 (days)(i)..............       5.2         5.2       5.0       4.9       4.9       5.0       4.6
Average daily
 census(j)..............     2,111       2,405     2,338     2,326     2,260     2,400     2,039
Occupancy rate(k).......        42%         45%       46%       44%       43%       46%       46%
Ratio of earnings to
 fixed charges(l).......       3.3x        4.0x      3.0x      --        --        --        --

--------
(a) Includes charges related to impairment of long-lived assets of $55.1 million ($32.9 million after-tax) and $13.7 million ($8.2 million after-tax) for the years ended December 31, 1998 and 1997, respectively, and $33.9 million ($25.2 million after-tax) for the six months ended June 30, 1999.

(b) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests in earnings of consolidated entities and income taxes. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the combined financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(c) Number of hospitals includes two facilities which are leased to a third party and two hospitals not consolidated for financial reporting purposes for 1999. This table does not include any operating statistics for these facilities.

(d) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(e) Represents the average number of licensed beds, weighted based on periods owned.

(f) Available beds are those beds a facility actually has in use.

(g) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to Triad's hospitals and is used by management and certain investors as a general measure of inpatient volume.

(h) Equivalent admissions is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(i) Represents the average number of days admitted patients stay in Triad's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.

(j) Represents the average number of patients in Triad's hospital beds each day.

(k) Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms. The declining occupancy rate is primarily attributed to the trend toward more services, that were previously performed in an inpatient setting, being performed on an outpatient basis and the decline in average length of stay per admission.

(l) The ratio of earnings to fixed charges was computed by dividing (i) income from continuing operations before fixed charges, minority interests and income taxes by (ii) fixed charges, which consist of interest charges (interest expense plus interest charged to construction) and the portion of rent expense which is deemed to be equivalent to interest expense. Triad's earnings were insufficient to cover fixed charges for the years ended December 31, 1997 and 1998 by $15.1 million and $115.6 million, respectively and for the six months ended June 30, 1998 and 1999 by $15.2 million and $60.1 million, respectively.

(m) Includes the acquisition of seven hospitals from EPIC Healthcare Group, Inc. in May 1994.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Triad are based on the historical consolidated financial statements, which reflect periods during which the businesses that comprise Triad did not operate as a separate, independent company and certain estimates, assumptions and allocations were made in preparing such financial statements. Therefore such historical consolidated financial statements do not necessarily reflect the consolidated results of operations or financial position that would have existed had Triad been a separate, independent company for the entire periods presented.

    The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 reflects the results of Triad's operations as if the distribution and the divestitures of facilities that Triad has divested or intends to divest during the next twelve months had occurred at the beginning of 1998 and the beginning of 1999, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that such divestitures had occurred on June 30, 1999.

    The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements and the related notes of Triad included elsewhere in this prospectus. The pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to reflect the results of operations or financial position of Triad or the results of operations or financial position that would have occurred had Triad been operated as a separate, independent company for the entire periods presented, nor is it indicative of Triad's future results.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                          Year Ended December 31, 1998

                (Dollars in millions, except per share amounts)

                                                        Pro Forma      Pro
                                            Historical Adjustments    Forma
                                            ---------- -----------   --------
Revenues...................................  $1,588.7    $(326.6)(a) $1,078.2
                                                          (183.9)(b)
Salaries and benefits......................     700.5     (168.0)(a)    442.7
                                                           (91.3)(b)
                                                             5.9 (e)
                                                            (4.4)(f)
Supplies...................................     241.6      (47.6)(a)    157.0
                                                           (37.4)(b)
                                                             0.4 (e)
Other operating expenses...................     362.6      (85.1)(a)    249.1
                                                           (38.1)(b)
                                                             9.7 (e)
Provision for doubtful accounts............     138.4      (31.3)(a)     96.4
                                                           (10.7)(b)
Depreciation and amortization..............     109.6      (27.5)(a)     82.1
ESOP expense...............................       --         4.4 (f)      4.4
Interest expense allocated from
 Columbia/HCA..............................      66.8      (28.9)(a)      --
                                                            (3.2)(b)
                                                          (34.7) (c)
Management fees allocated from
 Columbia/HCA..............................      29.3       (5.8)(a)      --
                                                            (3.3)(b)
                                                           (20.2)(e)
Interest expense...........................       2.1       67.5 (c)     69.6
Impairment of long-lived assets............      55.1      (47.7)(a)      --
                                                            (7.4)(b)
                                             --------    -------     --------
                                              1,706.0     (604.7)     1,101.3
                                             --------    -------     --------
Loss from continuing operations before
 minority interests and income tax
 benefit...................................    (117.3)      94.2        (23.1)
Minority interests in earnings of
 consolidated entities.....................     (11.0)       0.7 (a)    (10.1)
                                                             0.2 (b)
Equity in earnings of non-consolidating
 entities..................................       3.4        --           3.4
                                             --------    -------     --------
Loss from continuing operations before
 income taxes..............................    (124.9)      95.1 (b)    (29.8)
Income tax benefit.........................      39.4      (30.6)(d)      8.8
                                             --------    -------     --------
Loss from continuing operations............  $  (85.5)   $  64.5     $  (21.0)
                                             ========    =======     ========
Basic and diluted loss per share (f).......  $  (2.86)               $  (0.70)
Shares (in millions) used in computing
 basic and diluted loss per share (f)......      29.9                    29.9

     The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

           Unaudited Pro Forma Consolidated Statements of Operations

                     For the Six Months Ended June 30, 1999

              (Dollars in millions, except for per share amounts)

                                                            Pro Forma     Pro
                                                Historical Adjustments   Forma
                                                ---------- -----------   ------
Revenues......................................    $707.7     $(140.2)(a) $571.9
                                                                 4.4 (b)
Salaries and benefits.........................     303.5       (71.9)(a)  231.1
                                                                (0.2)(b)
                                                                (1.7)(f)
                                                                 1.4 (e)
Supplies......................................     102.6       (19.1)(a)   83.5
                                                                (0.1)(b)
                                                                 0.1 (e)
Other operating expenses......................     161.0       (36.5)(a)  123.0
                                                                (3.5)(b)
                                                                 2.0 (e)
Provision for doubtful accounts...............      67.6       (15.7)(a)   47.3
                                                                (4.6)(b)
Depreciation and amortization.................      54.3       (12.7)(a)   41.6
Interest expense allocated from Columbia/HCA..      22.5        (9.4)(a)    --
                                                               (13.1)(c)
Interest expense..............................       9.6        24.4 (c)   34.0
ESOP expense..................................       0.5         1.7 (f)    2.2
Interest expense allocated from Columbia/HCA..      18.5        (9.4)(a)    --
                                                                (9.1)(c)
Interest expense..............................      13.6        20.4 (c)   34.0
Management fees allocated from Columbia/HCA...       8.9        (3.8)(a)    --
                                                                (5.1)(e)
Impairment of long-lived assets...............      33.9       (33.9)(a)    --
                                                  ------     -------     ------
                                                   764.4      (201.7)     562.7
                                                  ------     -------     ------
Income (loss) from continuing operations
 before minority interests, equity in
 earnings, and income tax benefit.............     (56.7)       65.9        9.2
Minority interests in earnings of consolidated
 entities.....................................      (4.7)       (0.2)(a)   (4.8)
                                                                 0.1 (b)
Equity in loss of non-consolidating entities..      (1.5)        --        (1.5)
                                                  ------     -------     ------
Income (loss) from continuing operations
 before income taxes..........................     (62.9)       65.8        2.9
Income tax benefit............................      17.5       (20.0)(d)   (2.5)
                                                  ------     -------     ------
Income (loss) from continuing operations......    $(45.4)    $  45.8     $  0.4
                                                  ======     =======     ======
Basic and diluted earnings (loss) per share
 (f)..........................................    $(1.51)                $ 0.01
Shares (in millions) used in computing basic
 and diluted earnings (loss) per share (f)....      30.1                   30.1

     The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                 June 30, 1999

                (Dollars in millions, except per share amounts)

                                                           Pro Forma      Pro
                                               Historical Adjustments    Forma
                                               ---------- -----------   --------
                   ASSETS
                   ------
Current assets:
  Cash and cash equivalents..................   $   55.6    $139.1 (a)  $  194.3
                                                              (0.4)(b)
  Accounts receivable, net...................      182.5     (44.3)(a)     139.0
                                                               0.8 (b)
  Inventories................................       39.4      (8.8)(a)      30.6
  Income taxes...............................       43.2                    43.2
  Other......................................       56.8      (4.4)(a)      50.7
                                                              (1.7)(b)
                                                --------    ------      --------
                                                   377.5      80.3         457.8
Property and equipment, at cost..............    1,485.7    (343.6)(a)   1,142.1
Accumulated depreciation.....................     (711.4)    226.4 (a)    (485.0)
                                                --------    ------      --------
                                                   774.3    (117.2)        657.1
Intangible assets, net.......................      244.4      (7.6)(a)     215.8
                                                             (21.0)(b)
Investment in equity of affiliates...........       79.7                    79.7
Other........................................       19.6      (1.0)(a)      17.2
                                                              (1.4)(b)
                                                --------    ------      --------
                                                $1,495.5    $(67.9)     $1,427.6
                                                ========    ======      ========
           LIABILITIES AND EQUITY
           ----------------------
Current liabilities:
  Accounts payable...........................   $   51.1    $(10.1)(a)  $   41.3
                                                               0.3(b)
  Current portion of long-term debt..........       93.4      (0.2)(a)      93.2
  Accrued salaries...........................       33.7      (6.8)(a)      26.9
  Other current liabilities..................       57.5     (10.0)(a)      42.6
                                                              (4.9)(b)
                                                --------    ------      --------
Total current liabilities....................      235.7     (31.7)        204.0
Long-term debt...............................      575.4      (1.8)(a)     573.6
Deferred taxes and other liabilities.........       61.7      (0.7)(a)      60.8
                                                              (0.2)(b)
Minority interests in equity of consolidated
 entities....................................       52.1      (2.9)(a)      47.8
                                                              (1.4)(b)
                                                --------    ------      --------
Total liabilities............................      924.9     (38.7)        886.2
Stockholders equity:
Preferred stock, par value $0.01 per share;
 10.0 million shares authorized; no shares
 issued......................................        --                      --
Common stock, par value $0.01 per share;
 90.0 million shares authorized, 33.9 million
 shares issued and outstanding...............        0.3                     0.3
Additional paid-in capital...................      607.8                   607.8
Unearned ESOP compensation...................      (34.0)                  (34.0)
Retained deficit.............................       (3.5)    (11.7)(a)     (32.7)
                                                             (17.5)(b)
                                                --------    ------      --------
Total stockholders' equity...................      570.6     (29.2)        541.4
                                                --------    ------      --------
                                                $1,495.5    $(67.9)     $1,427.6
                                                ========    ======      ========

     The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1--Basis of Presentation
    The pro forma condensed consolidated financial statements reflect the combination of historical financial information of the facilities to be part of Triad and the pro forma adjustments described in Note 2.

Note 2--Pro Forma Adjustments
    (a) To reflect the following completed divestiture and cessation of operations and planned divestitures in 1999:

      (1) elimination of the assets, liabilities, the six months ended June 30, 1999 and the year ended December 31, 1998 results of operations of two acute care hospitals which were sold during the six months ended June 30, 1999 (the proceeds of such sale were received by Columbia/HCA);
      (2) elimination of the assets, liabilities and the six months ended June 30, 1999 and the year ended December 31, 1998 results of operations of four acute care hospitals and one psychiatric hospital for which management believes dispositions over the next 12 months are probable; and
      (3) elimination of the assets, liabilities and the six months ended June 30, 1999 and the year ended December 31, 1998 results of operations of four acute care hospitals which were sold subsequent to June 30, 1999.
      (4) To record the estimated cash proceeds and gain (loss) on sale of the five facilities to be divested and the cash proceeds and gain (loss) on sale of the four facilities that were divested subsequent to June 30, 1999.

    (b) To reflect the long term lease payment of $16.0 million per year and elimination of operating assets and liabilities and the six months ended June 30, 1999 and the year ended December 31, 1998 results of operations of two acute care hospitals and three ambulatory surgery centers in Kansas City, Missouri in January 1999.

    (c) To adjust interest expense to an annual amount of $69.6 million for the periods prior to the distribution in the six months ended June 30, 1999 and $69.6 million for the year ended December 31, 1998. The interest expense adjustment is based on the elimination of all intercompany amounts payable by Triad to Columbia/HCA prior to the Spin-off ($613.7 million at December 31, 1998) and the assumption of certain indebtedness from Columbia/HCA in the aggregate amount of $673.8 million at an average interest rate of 9.83% and approximately $1.5 million in amortization of the estimated loan issuance costs.

    (d) To adjust income tax expense for the estimated impact of the pro forma adjustments.

    (e) To adjust to the estimated, incremental general and administrative costs of an estimated annual rate of $22.4 million in the periods prior to the distribution in the six months ended June 30, 1999 and the year ended December 31, 1998 (in addition to $7.6 million in the six months ended of June 30, 1999 and $6.4 in 1998 in costs already included in the historical combined statement of operations) that would have been incurred if Triad had managed comparable general and administrative functions and to eliminate the management fee allocated from Columbia/HCA.

    (f) To adjust historical retirement plan expense recorded as a component of salaries and wages and record the estimated Triad Hospitals, Inc. Retirement Savings Plan (the "ESOP") expense. The ESOP was established in connection with the distribution and the ESOP purchased 3.0 million newly issued shares of Triad common stock. The ESOP shares will be released from a suspense account and allocated to Triad participating employees over a 10 year period. The noncash ESOP expense is recognized as the shares are committed to be released and allocated to the participants and will be based upon the fair value of the shares released.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read together with the historical financial statements and the related notes of Triad included elsewhere in this prospectus and the information set forth under "Selected Historical Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the related notes.

Overview

    Triad owns and operates the health care service business which comprised the Pacific Group of Columbia/HCA until the distribution by Columbia/HCA to its shareholders of all of the shares of outstanding common stock of Triad. The distribution, which occurred on May 11, 1999, marked the beginning of Triad's operations as an independent, publicly-traded company. As such, the historical financial statements of Triad may not be indicative of Triad's future performance, nor do they necessarily reflect what the financial position and results of operations of Triad would have been if it had operated as a separate, stand-alone entity during the entire periods covered. See "Risk Factors--No Operating History as an Independent Company; Net Losses."

    As of January 1, 1999 Triad owned or operated 39 hospitals, including two facilities Triad is leasing from others and an investment in one hospital that is accounted for using the equity method, 19 free-standing ambulatory surgery centers, including two investments in ambulatory surgery centers that are accounted for using the equity method, and related health care entities located in eleven western, southwestern and southcentral states. During the six months ended June 30, 1999, Triad sold two hospitals, the proceeds of which were retained by Columbia/HCA, and ceased operations of one hospital. Triad also completed a swap of one of its hospitals, Doctors Hospital of Laredo, for a hospital located in Victoria, Texas on June 1, 1999. On January 1, 1999, Triad transferred two acute care hospitals and three ambulatory surgery centers located in the Kansas City, Missouri area to an unaffiliated third party pursuant to a long-term lease which provides for payment to Triad of rental amounts approximating $16.0 million per year. Also, in May 1999, Triad opened one hospital, which is accounted for using the equity method. In September 1999, Triad sold five of its acute care hospitals and one of its ambulatory surgery centers.

Forward-Looking Statements

    This "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains disclosures which are "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on the current plans and expectations of Triad and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and the future financial condition and results of Triad. These factors include, but are not limited to,

 .  the highly competitive nature of the health care business,

 . the efforts of insurers, health care providers and others to contain health care costs,

 . possible changes in the Medicare and Medicaid programs that may further limit reimbursements to health care providers and insurers,

 . changes in Federal, state or local regulation affecting the health care industry,

 .  the possible enactment of Federal or state health care reform,

 . the ability to attract and retain qualified management and personnel, including physicians,

 .  the departure of key executive officers from Triad,

 . claims and legal actions relating to professional liabilities and other matters,

 .  fluctuations in the market value of Triad common stock,

 .  changes in accounting practices,

 .  changes in general economic conditions,

 .  future divestitures which may result in additional charges,

 . the ability to enter into managed care provider arrangements on acceptable terms,


 . the complexity of integrated computer systems and the success and expense of the remediation efforts of Columbia/HCA, Triad and relevant third parties in achieving Year 2000 readiness, and

 .  the availability and terms of capital to fund the expansion of Triad,

 .  changes in business strategy on development plans,

 .  timeliness of reimbursement payments received under government programs,

 .  other risk factors described herein.

    As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Triad. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Results of Operations

Revenue/Volume Trends

    During the year ended December 31, 1998 and the six months ended June 30, 1999, Triad experienced declines in revenue and volumes in relation to comparable periods in prior years. Management believes four primary factors have contributed to the declines in revenue during the year ended December 31, 1998:

  (1) the impact of reductions in Medicare payments mandated by the Balanced Budget Act,
  (2) the continuing trend toward the conversion of more services to an outpatient basis,
  (3) the impact of the government investigations, and
  (4) the impact of factors relating to the distribution.

    In addition, during the six months ended June 30, 1999, three additional factors from the four stated above contributed to the declines in revenue:

  (1) the announced divestitures of hospitals in certain markets;
  (2) the disposition of two acute care hospitals and cessation of operations of one acute care hospital; and
  (3) the transfer pursuant to a long-term lease to an unaffiliated third party of two acute care hospitals and three ambulatory surgery centers.

    In the healthcare industry, operations are subject to certain seasonal fluctuations, including decreases in patient utilization during holiday periods and increases in patient utilization during the cold weather months.

    Triad's revenues continue to be affected by an increasing proportion of revenue being derived from fixed payment, higher discount sources, including Medicare, Medicaid and managed care plans. In addition, insurance companies, government programs, other than Medicare, and employers purchasing health care services for their employees are also negotiating discounted amounts that they will pay health care providers rather than paying standard prices. Triad expects patient volumes from Medicare and Medicaid to continue to increase due to the general aging of the population and expansion of state Medicaid programs. However, under the Balanced Budget Act, Triad's reimbursement from the Medicare and Medicaid programs was reduced in 1999 and 1998 and will be further reduced as some reductions in reimbursement levels are phased in over the next two years. The Balanced Budget Act has accelerated a shift, by certain Medicare beneficiaries, from traditional Medicare coverage to medical coverage that is provided under managed care plans. Triad generally receives lower payments per patient under managed care plans than under traditional indemnity insurance plans. With an increasing proportion of services being reimbursed based upon fixed payment amounts, where the payment is based upon the diagnosis, regardless of the cost incurred or level of service provided, revenues, earnings and cash flows are being significantly reduced. Net patient revenues related to Medicare and Medicaid patients were 41.2% and 42.8% of total net patient revenues for the six months ended June 30, 1999 and 1998, respectively, and 42.2% and 42.7% for the years ended December 31, 1998 and 1997, respectively. Net patient revenues related to managed care plan patients were 31.7% and 25.2% of total net patient revenues for the six months ended June 30, 1999 and 1998, respectively and 26.7% and 23.2% for the years ended December 31, 1998 and 1997, respectively. Net patient revenues from capitation arrangements, or prepaid health service agreements, are less than 1% of net patient revenues in each period presented. See "Reimbursement."

    Management of Triad has focused on streamlining its portfolio of facilities to eliminate those with poor financial performance, weak competitive market positions or locations in certain urban markets. As a result, management determined that eleven of the facilities--10 general, acute care hospitals and one psychiatric hospital--which were part of the Columbia/HCA Pacific Group as of January 1, 1999, did not meet Triad's strategic plan and decided to divest these facilities. During the first six months of 1999, Columbia/HCA and Triad sold two hospitals and ceased operations of one hospital, which had net revenues of $9.8 million and $22.0 million and losses before impairment charges and income tax benefit of $7.8 million and $8.2 million for the six months ended June 30, 1999 and 1998, respectively and net revenues of $29.1 million and $34.2 million and losses before impairment charges and income tax benefit of $12.4 million and $8.9 million for the years ended December 31, 1998 and 1997, respectively. Of the remaining eight facilities, four facilities, including the facility where operations were ceased, were sold in September 1999 and the sale of the other five facilities is expected to be completed over the next twelve months. For the six months ended June 30, 1999 and 1998, the eleven facilities divested or to be divested contributed net revenues of $140.0 million and $183.6 million and losses before impairment charges and income tax benefit of $28.3 million and $30.9 million, respectively and net revenues of $334.6 million and $379.8 million and losses before impairment charges and income tax benefit of $69.8 million and $52.8 million for the years ended December 31, 1998 and 1997, respectively.


    On January 1, 1999, Triad transferred two acute care hospitals and three ambulatory surgery centers located in the Kansas City, Missouri area to an unaffiliated third party pursuant to a long-term lease which provides for payment to Triad of rental amounts approximating $16.0 million per year. For the six months ended June 30, 1999 and 1998, these leased facilities contributed net revenues, exclusive of the $8.0 million lease payments, of $(4.4) million and $100.2 million and income (loss) before impairment charges and income tax benefit of $(12.4) million and $7.9 million, respectively. For the years ending December 31, 1998 and 1997, these leased facilities contributed net revenues of $199.7 million and $190.4 million and income (losses) before impairment changes and income tax benefit of $4.4 million and $(5.3) million, respectively. These leased hospitals, along with the facilities divested and to be divested, accounted for a majority of the decrease in revenue and volume for Triad.

    Triad's revenues also continue to be affected by the trend toward certain services being performed more frequently on an outpatient basis. Growth in outpatient services is expected to continue in the health care industry as procedures performed on an inpatient basis are converted to outpatient procedures through continuing advances in pharmaceutical and medical technologies. The redirection of certain procedures to an outpatient basis is also influenced by pressures from payers to perform certain procedures as outpatient care rather than inpatient care. Net outpatient revenues grew to 47.6% for the six months ended June 30, 1999 from 47.2% for the comparable period in 1998 and 48.6% of net patient revenues for the year ended December 31, 1998 from 46.6% during the prior year.

    Management believes that the impact of the ongoing governmental investigations of certain Columbia/HCA business practices and the related media coverage may have created uncertainties with physicians, patients and payers in certain markets. Such governmental investigation is described under "Government Regulation and Other Factors--Governmental Investigation of Columbia/HCA and Related Litigation."

    Management also believes that Columbia/HCA's restructuring of operations, including the distribution of Triad and LifePoint and the announced divestitures of several facilities, have created similar uncertainties with physicians, patients and payers. In addition, management believes that Triad's revenues and volume growth have been affected by the focus of management and resources on Triad's planned divestiture program during 1998. Management also believes that the financial results of Triad have been impacted by Columbia/HCA's strategy which has been developed on a system-wide basis and has generally focused on larger facilities and markets.

    Reductions in the rate of increase in Medicare and Medicaid reimbursement, increasing percentages of the patient volume being related to patients participating in managed care plans and continuing trends toward more services being performed on an outpatient basis are expected to present ongoing challenges. The challenges presented by these trends are magnified by Triad's inability to control these trends and the associated risks. To maintain and improve its operating margins in future periods, Triad must increase patient volumes while controlling the costs of providing services. If Triad is not able to achieve reductions in the cost of providing services through operational efficiencies, and the trend toward declining reimbursements and payments continues, results of operations and cash flows will deteriorate.

    Management believes that the proper response to these challenges includes the delivery of a broad range of quality health care services to physicians and patients with operating decisions being made by the local management teams and local physicians.

    In connection with the distribution, Columbia/HCA agreed to indemnify Triad for any payments which it is required to make in respect of Medicare, Medicaid and Blue Cross cost reports relating to periods ending on or prior to the date of the distribution, and Triad agreed to indemnify Columbia/HCA for and pay to Columbia/HCA any payments received by it relating to such cost reports relating to periods ending on or prior to the date of the distribution. Triad will be responsible for the filing of these cost reports and any terminating cost reports. Triad has recorded a receivable from Columbia/HCA relating to the indemnification of $37.5 million as of June 30, 1999.

Operating Results Summary

    Following are comparative summaries of results from continuing operations for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999. Dollars are in millions, except per share amounts and ratios.

                                             Years Ended December 31,
                          -----------------------------------------------------------------
                                  1996                  1997                  1998
                          --------------------- --------------------- ---------------------
                           Amount    Percentage  Amount    Percentage  Amount    Percentage
                          ---------  ---------- ---------  ---------- ---------  ----------
Revenues................  $ 1,600.5    100.0    $ 1,609.3    100.0    $ 1,588.7    100.0
Salaries and benefits...      628.1     39.2        666.8     41.4        700.5     44.1
Supplies................      221.9     13.9        232.8     14.5        241.6     15.2
Other operating
 expenses...............      351.7     22.0        385.9     24.0        362.6     22.8
Provision for doubtful
 accounts...............      106.5      6.7        138.5      8.6        138.4      8.7
Depreciation and
 amortization...........       94.5      5.9        102.9      6.3        109.6      7.0
Interest expense
 allocated from
 Columbia/HCA...........       49.9      3.1         58.4      3.6         66.8      4.2
Interest expense........        2.1      0.1          2.1      0.2          2.1      0.1
Management fees
 allocated from
 Columbia/HCA...........       20.7      1.3         25.4      1.6         29.3      1.8
Impairment of long-lived
 assets.................        --       --          13.7      0.9         55.1      3.5
                          ---------    -----    ---------    -----    ---------    -----
                            1,475.4     92.2      1,626.5    101.1      1,706.0    107.4
                          ---------    -----    ---------    -----    ---------    -----
Income (loss) from
 continuing operations
 before minority
 interests, equity in
 earnings and income
 taxes (benefit)........      125.1      7.8        (17.2)    (1.1)      (117.3)    (7.4)
Minority interests in
 earnings of
 consolidated entities..      (10.8)    (0.7)       (11.5)    (0.7)       (11.0)    (0.7)
Equity in earnings of
 non-consolidating
 entities...............        2.2      0.2          2.5      0.2          3.4      0.2
                          ---------    -----    ---------    -----    ---------    -----
Income (loss) from
 continuing operations
 before income taxes
 (benefit)..............      116.5      7.3        (26.2)    (1.6)      (124.9)    (7.9)
Income tax (provision)
 benefit................      (48.2)    (3.0)         7.2      0.4         39.4      2.5
                          ---------    -----    ---------    -----    ---------    -----
Income (loss) from
 continuing operations..  $    68.3      4.3    $   (19.0)    (1.2)   $   (85.5)    (5.4)
                          =========    =====    =========    =====    =========    =====
Income (loss) per common
 share from continuing
 operations.............     $ 2.26               $ (0.63)              $ (2.85)
EBITDA (a)..............      294.5                 187.8                 149.0
Number of hospitals at
 end of period..........         39                    39                    39
Licensed beds at end of
 period (b).............      5,872                 5,859                 5,909
Available beds at end of
 period (c).............      5,052                 5,230                 5,199
Admissions (d)..........    171,265               172,926               165,590
Adjusted admissions
 (e)....................    266,660               275,125               276,771
Patient days (f)........    852,698               848,921               824,925
Adjusted patient days
 (g)....................  1,373,054             1,358,274             1,344,628
Average length of stay
 (h)....................        5.0                   4.9                   4.9
Average daily census
 (i)....................      2,338                 2,326                 2,260
Occupancy rate (j)......       46.3%                 44.4%                 43.4%
Net patient revenue per
 adjusted patient day...      1,136                 1,161                 1,154
Gross inpatient
 revenue................    1,847.7               2,058.0               2,060.2
Gross outpatient
 revenue................    1,127.6               1,243.2               1,302.2
Gross outpatient revenue
 percentage.............       37.9%                 37.7%                 38.7%
Net inpatient revenue...      855.0                 841.8                 797.6
Net outpatient revenue..      704.4                 734.6                 753.5
Net outpatient revenue
 percentage.............       45.2%                 46.6%                 48.6%

                                             Six Months Ended June 30,
                                      -----------------------------------------
                                             1998                 1999
                                      -------------------- --------------------
                                       Amount   Percentage  Amount   Percentage
                                      --------  ---------- --------  ----------
Revenues............................  $  813.8    100.0    $  707.7    100.0
Salaries and benefits...............     352.4     43.3       303.5     42.9
Supplies............................     123.0     15.1       102.6     14.5
Other operating expenses............     181.4     22.3       161.0     22.7
Provision for doubtful accounts.....      72.6      8.9        67.6      9.5
Depreciation and amortization.......      52.8      6.5        54.3      7.7
Interest expense allocated from
 Columbia/HCA.......................      32.3      4.0        22.5      3.2
Interest expense....................       1.1      0.1         9.6      1.3
ESOP expense........................       --       --          0.5      0.1
Management fees allocated from
 Columbia/HCA.......................      15.0      1.8         8.9      1.3
Impairment of long-lived assets.....       --       --         33.9      4.8
                                      --------    -----    --------    -----
                                         830.6    102.0       764.4    108.0
                                      --------    -----    --------    -----
Loss from continuing operations
 before minority interests, equity
 in earnings and income tax
 benefit............................     (16.8)     2.0       (56.7)    (8.0)
Minority interests in earnings of
 consolidated entities..............      (6.5)    (0.8)       (4.7)    (0.7)
Equity in earnings (loss) of non-
 consolidating entities.............       2.5      0.3        (1.5)    (0.2)
                                      --------    -----    --------    -----
Loss from continuing operations
 before income tax benefit..........     (20.8)    (2.5)      (62.9)    (8.9)
Income tax benefit..................       6.2      0.8        17.5      2.5
                                      --------    -----    --------    -----
Loss from continuing operations.....  $  (14.6)    (1.7)   $  (45.4)    (6.4)
                                      ========    =====    ========    =====
Loss per common share from
 continuing operations..............  $  (0.49)            $  (1.51)
EBITDA (a)..........................  $   86.9             $   71.5
Number of hospitals at end of period
 (b)................................        39                   38
Licensed beds at end of period (c)..     5,907                4,974
Available beds at end of period
 (d)................................     5,192                4,452
Admissions (e)......................    87,268               79,194
Adjusted admissions (f).............   139,752              128,285
Patient days (g)....................   432,017              366,933
Adjusted patient days (h)...........   691,836              594,390
Emergency room visits...............   294,571              286,329
Average length of stay (i)..........       5.0                  4.6
Average daily census (j)............     2,400                2,039
Occupancy rate (k)..................      46.2%                45.8%
Net patient revenue per adjusted
 patient day........................     1,176                1,154
Gross inpatient revenue.............  $1,071.1             $  961.4
Gross outpatient revenue............  $  644.2             $  595.9
Gross outpatient revenue
 percentage.........................      37.6%                38.3%
Net inpatient revenue...............  $  419.6             $  359.6
Net outpatient revenue..............  $  374.7             $  326.3
Net outpatient revenue percentage...      47.2%                47.6%

--------
(a) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests in earnings of consolidated entities and income tax benefit. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the combined financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.
(b) Number of hospitals include two facilities which are leased to a third party and two hospitals not consolidated for financial reporting purposes for 1999. This table does not include any operating statistics for these facilities.
(c) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.
(d) Available beds are those beds a facility actually has in use.
(e) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to the Company's facilities and is used by management and certain investors as a general measure of inpatient volume.
(f) Adjusted admissions is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(g) Represents the total number of days each patient stays in the Company's hospitals.
(h) Adjusted patient days is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted patient days are computed by multiplying patient days (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted patient days computation "equates" outpatient revenue to the volume measure (patient days) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(i) Represents the average number of days an admitted patient stays in the Company's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.
(j) Represents the average number of patients in the Company's hospital beds each day.
(k) Represents the percentage of hospital available beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms. The declining occupancy rate is primarily attributed to the trend toward more services, that were previously performed in an inpatient setting, being performed on an outpatient basis and the decline in average length of stay per admission.

Six Months Ended June 30, 1999 and 1998

    Losses from continuing operations before income tax benefit increased to $62.9 million in the six months ended June 30, 1999 from $20.8 million in the six months ended June 30, 1998. The increase in pretax loss was primarily attributable to impairment charges of $33.9 million recorded in the first quarter of 1999 due to the management reassessment of the facilities that would not be part of the Company's core markets. Other increases in pretax loss were attributable to reduction of pretax income relating to the leased facilities in the Kansas City, Missouri area of $22.2 million in the six months ended June 30, 1999 compared to the six months ended June 30, 1998, $1.8 million of favorable cost report settlements in 1998 and $4.0 million reduction in equity in earnings of non-consolidating entities due to the start up of operations of a hospital that opened in May 1999. These were partially offset by $8.0 million of lease income from the leased facilities, a $3.5 million reduction in interest expense and corporate overhead compared to the allocation of interest expense and management fees from Columbia/HCA and $10.0 million improvement in the operations of facilities that will remain after the planned divestiture.

    Revenues decreased 13.0% to $707.7 million in the six months ended June 30, 1999 compared to $813.8 million in the six months ended June 30, 1998. Inpatient admissions decreased 9.2% and adjusted admissions, adjusted to reflect combined inpatient and outpatient volume, decreased 8.2% in the six months ended June 30, 1999 compared to the six months ended June 30, 1998. Revenues, admissions and adjusted admissions declined primarily as a result of the facilities that were leased in January 1999. In the six months ended June 30, 1998, these facilities had revenues of $100.2 million, admissions of 9,255 and adjusted admissions of 14,682. Other factors contributing to the reduction of revenues include a $12.2 million reduction relating to the sale of two hospitals and cessation of operations of one hospital in the six months ended June 30, 1999 compared to the six months ended June 30, 1998 and $1.8 million of favorable cost report settlements in 1998. These were partially offset by $8.0 million of lease income from the leased facilities in the six months ended June 30, 1999 and improvement in the operations of facilities that will remain after the planned divestitures.

    Revenues have been decreasing over the past several years due to several factors. These factors include:

  .decreases in Medicare rates of reimbursement mandated by the Balanced Budget Act which became effective October 1, 1997; such rates lowered revenues by approximately $6.0 million compared to $2.8 million during the six months ended June 30, 1999 and 1998, respectively, and

  .continued increases in discounts from the growing number of managed care payers; managed care as a percent of net revenues increased to 31.7% compared to 25.1% during the six months ended June 30, 1999 and 1998, respectively.

    Salaries and benefits, as a percentage of revenues, decreased to 42.9% in the six months ended June 30, 1999 from 43.3% in the six months ended June 30, 1998. The decrease was primarily attributable to the leased facilities, which had a higher percentage of salaries and benefits to net revenue. This decrease was partially offset by $2.0 million in bonuses, relating to pre-distribution activities, that were incurred in 1999.

    Supply costs decreased as a percentage of revenues to 14.5% in the first quarter of 1999 from 15.1% in the first quarter of 1998 due to the leased facilities having a higher percentage of supply costs to net revenue.

    Other operating expenses, primarily consisting of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance and non-income taxes, as a percentage of revenues, increased to 22.87% in the six months ended June 30, 1999 from 22.3% in the six months ended June 30, 1998 due primarily to the collection fees relating to collection efforts on the remaining accounts receivable of the leased facilities in 1999.

    Provision for doubtful accounts, as a percentage of revenues, increased to 9.5% in the six months ended June 30, 1999 from 8.9% in the six months ended June 30, 1998 due to $3.6 million of certain write offs and adjustments relating to the leased facilities in the first quarter of 1999 and a $2.0 million adjustment that was made at one facility in the first quarter of 1999 to reflect deterioration in accounts receivable. Additionally, the uncertain status of the held for sale facilities contributed to the increase.

    Depreciation and amortization increased as a percentage of revenues to 7.7% in the six months ended June 30, 199 from 6.5% in the six months ended June 30, 1998, primarily due to the increased capital expenditures and to the decrease in net revenues.

    Interest expense allocated from Columbia/HCA which was represented by interest incurred on the net intercompany balance with Columbia/HCA, decreased to $22.5 million in the six months ended June 30, 1999 compared to $32.3 million in the six months ended June 30, 1998 due to the distribution which eliminated the intercompany balances.

    Interest expense, which includes $0.6 million of interest income, increased to $9.6 million in the six months ended June 30, 1999 from $1.1 million in the six months ended June 30, 1998 due to the assumption of an additional $665.0 million in debt from Columbia/HCA in the distribution.

    Management fees allocated from Columbia/HCA decreased to $8.9 million from $15.0 million during the six months ended June 30, 1999 compared to the six months ended June 30, 1998, due to the distribution from Columbia/HCA.

    Impairments on long-lived assets were $33.9 million during the six months ended June 30, 1999 due to the management reassessment of certain facilities that would not be part of the core markets that Triad would go forward with after the distribution. Management determined that the potential sales prices of these facilities would not cover the book value of the facilities and a write down would be necessary.

    Minority interests, which are primarily related to one ambulatory surgery center joint venture in Arizona, decreased slightly as a percentage of revenues to 0.7% in the six months ended June 30, 1999 from 0.8% in the six months ended June 30, 1998.

Years Ended December 31, 1998 and 1997

    The loss from continuing operations before income tax benefit increased to $124.9 million in 1998 from a loss from continuing operations before income tax benefit of $26.2 million in 1997. The increase in pretax loss was due to several factors. Among these were impairment charges of $55.1 million in 1998 compared to $13.7 million in 1997 due to management's reassessment of facilities that would not be part of Triad's core markets. Also, the increase pretax loss was attributable to increased losses of $17.0 million on the facilities that management has determined do not meet Triad's strategic plan. Other factors that contributed to the increase was the inability to adjust expenses in line with decreases in volumes. The level of management's attention being devoted to the governmental investigations, reactions by certain physicians and patients to the related negative media coverage and management changes at several levels and locations throughout Triad have contributed to Triad's inability to implement changes to reduce operating expenses in response to the volume and revenue growth rate declines.

    Revenues decreased by 1.3% to $1,588.7 million in 1998 compared to $1,609.3 million in 1997. Inpatient admissions decreased 1.9% from a year ago and equivalent admissions, adjusted to reflect combined inpatient and outpatient volume increased 0.6%. The decrease in revenues and the small 0.6% increase in equivalent admissions resulted in a 1.9% decline in revenue per equivalent admission.

    The decline in revenue per equivalent admission was due to several factors, including:

 .  decreases in Medicare reimbursement rates mandated by the Balanced Budget
   Act which became effective October 1,

   1997, which reimbursement rates lowered 1998 revenues by approximately $17.0 million,

 . continued increases in discounts from the growing number of managed care payers; managed care as a percentage of total admissions increased to 32% in 1998 compared to 29% during 1997, and

 .  the announced divestitures of hospitals in certain markets.

    Salaries and benefits, as a percentage of revenues, increased to 44.1% in 1998 from 41.4% in 1997. The increase was due to a 4.4% increase in salaries and benefits per equivalent admission and Triad's inability to adjust staffing levels to mitigate the declining revenue per equivalent admission. Man-hours per equivalent admission increased 1.1% compared to last year.

    Supply costs increased as a percentage of revenues to 15.2% in 1998 from 14.5% in 1997 due to the 1.9% decline in net revenue per equivalent admission, while the cost of supplies per equivalent admission increased 3.2%.

    Other operating expenses, which includes contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance, marketing and non-income taxes, decreased as a percentage of revenues to 22.6% in 1998 from 23.8% in 1997. The decrease was due to small decreases in several of these expense categories as a percentage of revenues, including lower marketing costs being incurred due to the cancellation of a national branding campaign.

    Provision for doubtful accounts, as a percentage of revenues, increased to 8.7% in 1998 from 8.6% in 1997. The increase was due to internal factors such as information system conversions, including patient accounting systems, at certain facilities and external factors such as payer mix shifts to managed care plans, which resulted in increased amounts of patient co-payments and deductibles and increases in claim audits and remittance denials from certain payers. Management is not able to quantify the effects of each of these factors, but the shift in payer mix is expected to continue and the provisions for doubtful accounts is likely to remain at higher levels than in past years, 1996 and prior.

    Depreciation and amortization increased as a percentage of revenues to 7.0% in 1998 from 6.3% in 1997. The increase was primarily due to the 1.3% decline in revenues on a same-facility basis and increased capital expenditures related to ancillary services such as outpatient services and information systems.

    Interest expense, which is primarily represented by interest incurred on the net intercompany balance with Columbia/HCA, increased to $68.9 million in 1998 compared to $60.5 million in 1997, primarily as a result of an increase in the average balance of the advances from Columbia/HCA during 1998 compared to the same period in 1997. This was due, in part, to a $76.4 million decline in cash flows from operations.

    During 1998, Triad, as part of its strategic business plan, decided to divest certain of its facilities. The divestitures are expected to be completed in 1999 through sales, leases, joint ventures or closures. The carrying value for these facilities expected to be sold was reduced to fair value, based upon estimated selling values, resulting in a pre-tax impairment charge of $55.1 million. See Note 5 of the Notes to Combined Financial Statements included elsewhere herein for more detailed information on such divestitures.

    Management fees allocated by Columbia/HCA were $29.3 million in 1998 and $25.4 million in 1997. These amounts represent allocations, using revenues as the allocation basis, of the corporate general and administrative expenses of Columbia/HCA. Management estimates that if they managed comparable general and administrative functions for Triad as a separate, independent entity, the costs incurred would be approximately $22.4 million, based upon their 1999 projections.

    Minority interests were 0.7% as a percentage of revenues in both 1998 and 1997.

    Triad incurred a $1.6 million net loss from operations of its discontinued home health businesses in 1998 compared to net income of $4.9 million during the prior year period. The loss is primarily due to revenue reductions related to Medicare rates of reimbursement for home health visits under the Balanced Budget Act and a decline in home health visits.

Years Ended December 31, 1997 and 1996

    Income (loss) from continuing operations before income taxes (benefit) declined to a loss of $26.2 million in 1997 from income of $116.5 million in 1996. The facilities that Triad divested or plans to divest contributed to the decline in profitability by incurring losses from continuing operations before income tax benefit of approximately $52.8 million and income from continuing operations before income taxes of approximately $0.7 million for the years ended December 31, 1997 and 1996, respectively. Another factor contributing to the decline in income (loss) from continuing operations was Triad's inability to adjust expenses in line with the decreases experienced in revenue and reimbursement trends. Management's attention to the governmental investigations, reactions by certain physicians and patients to the related negative media coverage and management changes at several levels and locations throughout Triad contributed to Triad's inability to implement changes to reduce operating expenses in response to the revenue and reimbursement rate declines.

    Revenues increased 0.6% to $1,609.3 million in 1997 compared to $1,600.5 million in 1996. Inpatient admissions increased 1.0% and equivalent admissions, adjusted to reflect combined inpatient and outpatient volume, increased 3.2%. On a same facility basis, revenues increased 0.6%, admissions increased 1.7% and equivalent admissions increased 3.9% from 1996. The lower growth rate in both reported and same facility revenues, compared to the increases in equivalent admissions, resulted in declines in revenue per equivalent admission of 2.5% on a reported basis and 3.1% on a same facility basis. As previously discussed, the increase in outpatient volume, reflected by the increases in equivalent admissions, is primarily a result of the continuing trend of certain services, previously provided in an inpatient setting, being converted to an outpatient setting.

    The decline in revenue per equivalent admission was due to several factors, including:

 .  decreases in Medicare reimbursement rates mandated by the Balanced Budget
   Act which became effective October 1, 1997, which reimbursement rates lowered fourth quarter 1997 revenues by approximately $5.0 million;

 . continued increases in discounts from the growing number of managed care payers; managed care as a percentage of total admissions increased to 29% in 1997 compared to 25% during 1996; and

 . delays experienced in obtaining Medicare cost report settlements; cost report filings and settlements results netted to zero in 1997 compared to favorable revenue adjustments of $32.4 million in 1996.

    Salaries and benefits, as a percentage of revenues, increased to 41.4% in 1997 from 39.2% in 1996. The decline in revenues per equivalent admission was a primary factor in the increase. A 2.9% increase in salaries and benefits per equivalent admission resulted from the combined effect of decreasing man-hours per equivalent admission of 1.8, while labor cost per man-hour increased 4.3% and revenue per equivalent admission declined 2.5%.

    Supply costs increased as a percentage of revenues to 14.5% in 1997 from 13.9% in 1996 due to a decline in net revenue per equivalent admission while the cost of supplies per equivalent admission increased 1.7%.

    Other operating expenses, which includes professional fees, contract services, repairs and maintenance, rent, utilities, insurance, marketing and non-income taxes, increased as a percentage of revenues to 23.8% in 1997 from 21.8% in 1996. The increase was due to small increases in several of these expense categories as a percentage of revenues.

    Provision for doubtful accounts, as a percentage of revenues, increased to 8.6% in 1997 from 6.7% in 1996 due to internal factors such as continued computer information system conversions, including patient accounting systems, at various facilities and external factors such as payer mix shifts to managed care plans, resulting in increased amounts of patient co-payments and deductibles, and payer remittance slowdowns. The information system conversions hampered the business office billing functions and collection efforts in those facilities as some resources are directed to installing and converting systems and building new data files, rather than devoting full effort to billing and collecting receivables.

    Depreciation and amortization increased as a percentage of revenues to 6.3% in 1997 from 5.9% in 1996, primarily due to the slowdown in revenue growth.

    Interest expense increased to $60.5 million in 1997 compared to $52.0 million in 1996, primarily as a result of an increase in the average balance of the advances from Columbia/HCA during 1997 compared to 1996. Net cash provided by operating activities declined by $65.0 million in 1997 compared to 1996.

    During the fourth quarter of 1997 Triad determined that the recorded values of certain long-lived assets related to certain surgery centers and physician practices were not deemed fully recoverable based upon the operating results trends and projected future cash flows. The recorded value for these surgery centers and physician practices was reduced to estimated fair value resulting in a pre-tax impairment charge of $13.7 million.

    Minority interests were 0.7% as a percentage of revenues both in 1997 and 1996.

    Triad earned $4.9 million net income from operations of its discontinued home health business in 1997 compared to net income of $6.4 million during 1996. The majority of the decline in income from operations of the discontinued home health businesses was due to revenue reductions related to Medicare rates of reimbursement for home health visits under the Balanced Budget Act. During 1997, Triad recorded a $2.9 million charge, net of tax benefits, on the expected divestiture of the home health businesses.

Pro Forma Operating Results Summary

    The following is a summary of pro forma results from continuing operations for the six months ended June 30, 1999 and 1998.
Dollars are in millions, except per share amounts and ratios. The pro forma operating results from continuing operations reflect the following adjustments at the beginning of each period:

   (1) To reflect the following completed divestiture and cessation of operations and planned divestitures in 1999:

    (a) elimination of the first six months of 1999 and 1998 results of operations of two acute care hospitals which were sold during the first six months of 1999, the proceeds of which sales were retained by Columbia/HCA;

    (b) elimination of the first six months of 1999 and 1998 results of operations of four acute care hospitals and one psychiatric hospital for which Triad's management believes dispositions over the next twelve months are probable; and

    (c) elimination of the first six months of 1999 and 1998 results of operations of four acute care hospitals which were sold subsequent to June 30, 1999.

   (2) To reflect the long term lease payment of $16.0 million per year and elimination of operations in the first six months of 1999 and 1998 of two acute care hospitals and three ambulatory surgery centers in the Kansas City, Missouri area in January 1999 as though such lease had commenced at the beginning of each period.

   (3) To adjust to the estimated, incremental general and administrative costs of an annual amount of $22.4 million for the periods prior to the distribution in 1999 and the first six months of 1998, in addition to $7.6 million in the first six months of 1999 and $3.7 million in the first six months of 1998 in costs already included in the consolidated statement of operations, that would have been incurred if Triad had managed comparable general and administrative functions and to eliminate the management fee allocated from Columbia/HCA.

   (4) To adjust historical retirement plan expenses recorded as a component of salaries and wages and record the estimated annual Triad Hospitals, Inc. Retirement Savings Plan (the "ESOP") expense. Triad's ESOP was established on June 10, 1999 and the ESOP purchased 3.0 million newly issued shares of Triad's common stock. The ESOP shares will be released from a suspense account and allocated to Triad's participating employees over a 10-year period. The non-cash ESOP expense will be recognized as the shares are committed to be released and allocated to the participants and will be based upon the fair value of the shares released.

   (5) To adjust interest expense to an annual amount of $69.6 million for the periods prior to the distribution in 1999 and the first six months of 1998. The interest expense adjustment is based on the elimination of all intercompany amounts payable to Columbia/HCA and the assumption of certain indebtedness from Columbia/HCA in the aggregate amount of approximately $673.8 million at an assumed average interest rate of 9.83% and approximately $1.5 million in amortization of the estimated loan issuance costs.

   (6) To adjust provision for income taxes for the estimated impact of the pro forma adjustments.

   (7) Pro forma income (loss) per share was computed using the weighted average shares outstanding for the six months ended June 30, 1999.

Pro Forma Operating Results Summary

                                          For the six months ended June 30,
                                       -----------------------------------------
                                              1998                 1999
                                       -------------------- --------------------
                                        Amount   Percentage  Amount   Percentage
                                       --------  ---------- --------  ----------
Revenues.............................  $  542.8    100.0    $  571.9    100.0
Salaries and benefits................     217.8     40.1       231.1     40.4
Supplies.............................      76.7     14.1        83.5     14.6
Other operating expenses.............     123.0     22.7       123.0     21.5
Provision for doubtful accounts......      48.9      9.0        47.3      8.3
Depreciation and amortization........      39.5      7.3        41.6      7.3
Interest expense.....................      34.8      6.4        34.0      6.0
ESOP expense.........................       2.2      0.4         2.2      0.4
                                       --------    -----    --------    -----
                                          542.9    100.0       562.7     98.4
                                       --------    -----    --------    -----
Income from continuing operations
 before minority interests, equity in
 earnings, and income taxes..........      (0.1)     --          9.2      1.6
Minority interests in earnings of
 consolidated entities...............      (5.7)    (1.1)       (4.8)    (0.8)
Equity in earnings (loss) of
 unconsolidated subsidiaries.........       2.4      0.5        (1.5)    (0.3)
                                       --------    -----    --------    -----
Income (loss) from continuing
 operations before income taxes......      (3.4)    (0.6)        2.9      0.5
Income tax (provision) benefit.......       0.1      --         (2.5)    (0.4)
                                       --------    -----    --------    -----
Income (loss) from continuing
 operations..........................  $   (3.3)    (0.6)   $    0.4      0.1
                                       ========    =====    ========    =====
Income (loss) per common share from
 continuing operations...............  $  (0.11)            $   0.01
Pro forma EBITDA (a).................  $   78.9             $   85.5
Number of hospitals at end of
 period (b)..........................        28                   29
Licensed beds at end of period (c)...     3,506                3,522
Available beds at end of period (d)..     3,059                3,196
Admissions (e).......................    57,800               61,446
Adjusted admissions (f)..............    97,551              103,859
Patient days (g).....................   272,173              278,273
Adjusted patient days (h)............   459,357              470,350
Emergency room visits................   208,296              225,209
Average length of stay (i)...........       4.7                  4.5
Average daily census (j).............     1,512                1,546
Occupancy rate (k)...................      49.4%                48.4%
Net patient revenue per adjusted
 patient day.........................     1,181                1,177
Gross inpatient revenue..............  $  634.5             $  706.8
Gross outpatient revenue.............  $  436.4             $  487.9
Gross outpatient revenue percentage..      40.8%                40.8%
Net inpatient revenue................  $  243.9             $  266.7
Net outpatient revenue...............  $  275.2             $  287.1
Net outpatient revenue percentage....      53.0%                51.8%

--------
(a) Pro forma EBITDA is EBITDA, as defined previously, adjusted (1) as if the spin-off and the divestitures of certain facilities that Triad intends to divest or cease to operate during 1999 had occurred at the beginning of 1998, (2) as if the long term lease of the Kansas City facilities in January 1999 had occurred at the beginning of each period, (3) to exclude non-cash ESOP expense and (4) to include Triad's management's estimated corporate overhead costs of $22.4 million on an annual basis that are recorded in the Pro Forma Operating Results Summary to replace the management fees allocated by Columbia/HCA. Pro forma EBITDA is commonly used as an analytical indicator of leverage capacity and debt service ability. Pro forma EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from pro forma EBITDA are significant components in understanding and assessing financial performance. Pro forma EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the combined financial statements as an indicator of financial performance or liquidity. Because pro forma EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, pro forma EBITDA as presented may not be comparable to other similarity titled measures of the companies.

(b) Number of hospitals include two facilities which are leased to a third party and two hospitals not consolidated for financial reporting purposes for each period. This table does not include any operating statistics for these facilities.

(c) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(d)  Available beds are those beds a facility actually has in use.

(e) Represents the total number of patients admitted to Triad's facilities or in the facility for a period in excess of 23 hours and is used by management and certain investors as a general measure of inpatient volume.

(f) Adjusted admissions is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(g) Represents the total number of days each patient stays in Triad's hospitals.

(h) Adjusted patient days is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted patient days are computed by multiplying patient days (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted patient days computation "equates" outpatient revenue to the volume measure (patient days) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(i) Represents the average number of days an admitted patient stays in Triad's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.

(j) Represents the average number of patients in Triad's hospital beds each day.

(k) Represents the percentage of hospital available beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms. The declining occupancy rate is primarily attributed to the trend toward more services, that were previously performed in an inpatient setting, being performed on an outpatient basis and the decline in average length of stay per admission.

Pro Forma Comparisons of the Six Months Ended June 30, 1999 and 1998

    The following discussion compares the results of the six months ended June 30, 1999 on a pro forma basis to the results of the six months ended June 30, 1998 on a pro forma basis, in each case giving effect to the assumptions set forth above the summary table of pro forma results from continuing operations for the six months ended June 30, 1999 and June 30, 1998.

    On a pro forma basis, income from continuing operations before income taxes increased to $2.9 million in the six months ended June 30, 1999 from a loss from continuing operations before income taxes of $3.4 million in the six months ended June 30, 1998. The pro forma increase was primarily due to the improved operations of the facilities that will remain after the planned divestitures. This was partially offset by start-up of operations at one facility, that is accounted for using the equity method, which opened in May 1999 and $1.8 million of favorable cost report settlements in the six months ended June 30, 1998.

    On a pro forma basis, revenues increased 5.4% to $571.9 million in the six months ended June 30, 1999 compared to $542.8 million in the six months ended June 30, 1998. Inpatient admissions increased 6.3% and adjusted admissions increased 6.5% in the six months ended June 30, 1999 compared to the six months ended June 30, 1998 on a pro forma basis. The increase in revenues, on a pro forma basis, was due primarily to increased focus by management on the markets that met Triad's strategic plan as Triad progressed toward and completed the distribution. That increased management attention decreased the uncertainty in the affected markets as to the eventual disposition of the facilities. The increase was partially offset by $1.8 million of favorable cost report settlements in the six months ended June 30, 1998.

    On a pro forma basis, salaries and benefits, as a percentage of net revenue, increased to 40.4% in the six months ended June 30, 1999 from 40.1% in the six months ended June 30, 1998 due to $2.0 million bonuses, relating to pre-distribution activities, that were incurred during the six months ended June 30, 1999.

    On a pro forma basis, supplies, as a percentage of net revenue, increased to 14.6% compared to 14.1% in the six months ended June 30, 1999 and 1998, respectively. The increase was due to increase in the purchases of higher cost items due to higher acute care patients and increases in prices.

    On a pro forma basis, provision for doubtful accounts, as a percentage of net revenue, decreased to 8.3% in the six months ended June 30, 1999 from 9.0% in the six months ended June 30, 1998 due to increased focus by management on the core facilities that will remain with Triad after the planned divestitures.

    On a pro forma basis, other operating expenses, as a percentage of net revenue, decreased to 21.5% from 22.7% for the six months ended June 30, 1999 and 1998, respectively. This was primarily due to Triad reducing the use of outside contract services.

    On a pro forma basis, depreciation and amortization, interest expense and minority interests in earnings of consolidated entities remained relatively unchanged for the six months ended June 30, 1999 compared to June 30, 1998.

Liquidity and Capital Resources

    Prior to the distribution Triad relied upon Columbia/HCA for liquidity and sources of capital to supplement any needs not met by operations. As an independent publicly-traded company, Triad now has direct access to the capital markets and the ability to enter into its own borrowing arrangements. At June 30, 1999, Triad had working capital of $141.8 million.

    Cash provided by continuing operating activities was $62.6 million in the six months ended June 30, 1999 compared to $11.4 million in the six months ended June 30, 1998. The increase was due to an increase in accounts payable and other current liabilities, decrease in inventories and other assets and a smaller increase in accounts receivable in 1999 than 1998.

    Cash used in investing activities increased to $102.1 million in the six months ended June 30, 1999 from $36.5 million in the six months ended June 30, 1998. This was due to an increase of construction projects in the six months ended June 30, 1999 compared to the six months ended June 30, 1998 and investments in a new hospital, which is not consolidated for financial reporting purposes, which opened in May 1999. Triad expects to expend approximately $120 million ($90 million for expansion) in capital expenditures from the date of the distribution through the end of 1999, of which $7.4 million has been spent, and approximately $90 million ($50 million for expansion) in 2000.

    Cash provided by financing activities was $95.1 million in the six months ended June 30, 1999 compared to $25.1 million in the six months ended June 30, 1998. This was due primarily to changes in the intercompany balances with Columbia/HCA.

    In connection with the distribution, all intercompany accounts payable by Triad to Columbia/HCA were eliminated, and Holdings ultimately assumed $673.8 million of debt obligations from Columbia/HCA.

The debt consisted originally of:

 . a $75.0 million asset sale bridge loan bearing interest at LIBOR plus 3.25% per annum due May 11, 2000,

 . a $65.0 million Tranche A loan bearing interest at LIBOR plus 3.25% with principal amounts due beginning in 1999 through 2004,

 . a $200.0 million Tranche B loan bearing interest at LIBOR plus 4.00% with principal amounts due beginning in 1999 through 2005, and

 .  the $325.0 million of notes due in 2009.

    Triad also assumed various indebtedness of Columbia/HCA related to specific hospitals in an aggregate amount of approximately $8.8 million with interest rates averaging 5.7% maturing over five years. Triad also assumed a $125.0 million revolving line of credit bearing interest at LIBOR plus 3.25% due in 2004. No amounts were outstanding under the revolving credit facility as of July 31, 1999. Triad made a $5.0 million principal payment on the asset sale bridge loan in June 1999. In September 1999, Triad repaid the entire balance of the asset sale bridge loan.

    Triad's bank debt is secured by a pledge of substantially all of its assets. The bank debt agreements require that Triad comply with various financial ratios and tests, including a minimum net worth test, a total funded debt to EBITDA ratio, a senior funded debt to EBITDA ratio, and a minimum fixed charge coverage ratio, all as defined in the bank debt agreements. The bank debt agreements and the indenture relating to the notes also contain covenants that, among other things, limit the ability of Triad to incur additional indebtedness, pay dividends on, redeem or purchase its capital stock, make investments and capital expenditures, engage in transactions with affiliates, create certain liens, sell assets, and consolidate, merge or transfer assets.

    As previously discussed, based upon a review of all facilities and trends in each market, management of Triad has determined that 10 acute care hospitals and one psychiatric hospital are not compatible with Triad's strategic plans. Of the facilities to be divested, two acute care hospitals were sold during the six months ended June 30, 1999, the proceeds of which were retained by Columbia/HCA, and the operations of one acute care hospital were ceased. Triad is required to use future sales proceeds on the remaining facilities to retire certain outstanding indebtedness.

    In January 1999, Triad entered into a fifteen year lease with an unaffiliated party for the operations of two acute care hospitals and three ambulatory surgery centers located in the Kansas City, Missouri area. The lease payments are approximately $16.0 million per year. In January 2001, the lessee has an option to purchase the facilities for approximately $130.0 million. As of June 30, 1999, these facilities assets had a carrying value of $86.5 million.

    On June 1, 1999 Triad completed a swap of its facility in Laredo, Texas for a facility in Victoria, Texas and $4.4 million in cash. Management expects that this transaction will reduce pre-tax earnings for the remainder of the fiscal year by approximately $3.0 million. No gain or loss was recorded during the second quarter of 1999 relating to the swap. The Company is currently finalizing an appraisal of the Victoria, Texas hospital and expects the appraisal to be completed during the third quarter. Any gain or loss as a result of final appraisal will be recognized during the third quarter, although the gain or loss should be minimal.

    Triad sold its joint venture facility in Amarillo, Texas, which was not part of the facilities that are identified elsewhere in this prospectus as held for sale, for $27.9 million on September 1, 1999. Triad's share of the proceeds were $22.8 million less approximately $1.0 million of franchise tax incurred on the sale. As of June 30, 1999, the carrying value of this facility was $8.5 million. For the six months ended June 30, 1999, this facility had net revenues of $5.0 million, and pre-tax income of $0.3 million. For the six months ended June 30, 1998, net revenues were $5.5 million, and pre-tax income was $1.0 million.

    On September 3, 1999, Triad sold two acute care hospitals in Anaheim, California and Huntington Beach, California for $35.0 million plus working capital, which was $5.7 million at June 30, 1999. The carrying value of these facilities was $32.9 million at June 30, 1999. For the six months ended June 30, 1999, these facilities had net revenues of $50.1 million and $51.8 million, respectively. Pre-tax loss for these facilities was $3.1 million and $7.1 million for the six months ended June 30, 1999 and 1998, respectively.

    Triad sold acute care hospitals in Beaumont, Texas and Silsbee, Texas on September 30, 1999 for approximately $13.6 million. The carrying value of these facilities was $14.3 million at June 30, 1999. For the six months ended June 30, 1999 and 1998 these facilities had net revenues of $26.5 million and $29.1 million respectively and pre-tax loss of $8.1 million and $6.7 million, respectively.

    Triad has entered into a definitive purchase agreement to sell a majority of the assets of its acute care hospital in Phoenix, Arizona for approximately $30.0 million. The sale of these assets should be completed during the fourth quarter. The carrying value of these assets was $30.3 million at June 30, 1999. For the six months ended June 30, 1999 and 1998, this facility had net revenues of $24.4 million and $42.7 million, respectively and pre-tax loss of $7.2 million and $5.2 million, respectively.

    In connection with the distribution, Triad established an ESOP, which purchased from Triad at fair market value 3.0 million shares of Triad common stock. The ESOP financed the purchase primarily by issuing a promissory note to Triad, which will be amortized in equal installments over 10 years beginning December 31, 1999. ESOP expense will be recognized based on the number of shares to be released based on loan repayments during each year multiplied by the average share price during that year. ESOP shares outstanding for the earnings per share calculation will be the average number of shares to be released.

    Although Triad's indebtedness will be more substantial than was historically the case for its predecessor entities, management expects that operations and working capital facilities will provide sufficient liquidity for the remainder of fiscal 1999 and for the next several years.

Contingencies

    Columbia/HCA is currently the subject of several Federal investigations into certain of its business practices, as well as governmental investigations by various states. Management understands that Columbia/HCA is cooperating in these investigations and that Columbia/HCA believes, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, management understands that Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future.

    According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and Champus costs reports for years 1992 and 1993 and a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted of all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee.

    Management believes that the ongoing governmental investigations and related media coverage may have had a negative effect on Columbia/HCA's results of operations, which includes Triad for the periods prior to the distribution date which are presented herein. The extent to which Triad may or may not continue to be affected after the distribution by the ongoing investigations of Columbia/HCA, the initiation of additional investigations, if any, and the related media coverage cannot be predicted.

    Pursuant to the distribution agreement entered into by and among Columbia/HCA, Triad and LifePoint in connection with the distribution, Columbia/HCA has agreed to indemnify Triad in respect of any losses which it may incur arising from the governmental investigations described above and from stockholder actions and other legal proceedings related to the governmental investigations which are currently pending against Columbia/HCA.

    Columbia/HCA has also agreed to indemnify Triad in respect of any losses which it may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and related to the proceedings described above. Columbia/HCA has also agreed that, in the event that any hospital owned by Triad is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to Triad in an amount, if positive, equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. Triad has agreed that, in connection with the pending governmental investigations described above, it will participate with Columbia/HCA in negotiating one or more compliance agreements setting forth each of their agreements to comply with applicable laws and regulations. See "Arrangements Relating to the Distribution--Distribution Agreement" for a more detailed description of such indemnification obligations. If any of such indemnified matters were successfully asserted against Triad, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of Triad. Columbia/HCA will not indemnify Triad for losses relating to any acts, practices and omissions engaged in by Triad after the distribution date, whether or not Triad is indemnified for similar acts, practices and omissions occurring prior to the distribution date. See Note 3 and Note 11 of the Notes to Combined Financial Statements of Triad included elsewhere herein for a more detailed description of such liabilities.

    Triad is subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians' staff privileges. In certain of these actions the claimants may seek punitive damages against Triad, which are usually not covered by insurance. It is management's opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on Triad's results of operations or financial position.

Impact of Year 2000 Computer Issues

Background and General Information

    The Year 2000 issues facing Triad are the result of two potential malfunctions that could have an impact on Columbia/HCA's and Triad's systems and equipment, including Columbia/HCA's systems and equipment which

Triad relies upon. The first issue arises due to computers being programmed to use two rather than four digits to define the applicable year. The second issue arises in embedded chips, where microchips and microcontrollers have been designed using two rather than four digits to define the applicable year. Certain of Columbia/HCA's computer programs, as well as Triad's building infrastructure components such as alarm systems and HVAC systems, and medical devices that are date sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. If uncorrected, these issues could result in computer system and program failures or equipment and medical device malfunctions that could result in a disruption of business operations or that could affect patient diagnosis and treatment.

    In connection with the distribution, Triad and Columbia/HCA entered into a computer and data processing services agreement, pursuant to which Triad obtains most of its information technology and information technology infrastructure systems from Columbia Information Systems. Columbia Information Systems does not warrant that the software and hardware used by Columbia Information Systems in providing services to Triad will be Year 2000 ready but Columbia Information Systems is currently making efforts in a professional, timely, and workmanlike manner that it deems reasonable to address Year 2000 issues with respect to the software licensed to Triad under the computer and data processing services agreement. In connection with its participation in Columbia/HCA's Year 2000 project, Triad has made and will continue to make certain expenditures related to software systems and applications not obtained from Columbia Information Systems and non-information technology systems such as vendor products, medical equipment and other related equipment with embedded chips, to ensure that they are Year 2000 ready. For more information on Triad's information technology systems, see "Arrangements Relating to the Distribution--Computer and Data Processing Services Agreement" and "-- Transitional Services Agreement."

    Pursuant to the computer and data processing services agreement, Triad relies on Columbia Information Systems to provide most of its computer support and information technology services. Columbia/HCA and Triad are also continuing an ongoing program to inspect medical equipment at Triad facilities for Year 2000 readiness. Triad is dependent upon Columbia/HCA for the Year 2000 readiness of a majority of its information technology systems. Triad is responsible for the Year 2000 readiness of its non-information technology systems. Triad is responsible for contingency planning in respect of Year 2000-related risks in both areas. Any failure by Columbia/HCA to adequately address such matters could have a material adverse effect on the business, financial condition and/or results of operations or prospects of Triad.

    Columbia/HCA is utilizing both internal and external resources to manage and implement its Year 2000 program. With the assistance of external resources, Columbia/HCA and Triad have undertaken development of contingency plans in the event that their Year 2000 efforts, or the Year 2000 efforts of third parties upon which Columbia/HCA and Triad rely, are not accurately or timely completed. Columbia/HCA has developed a contingency planning methodology and Triad will implement contingency plans throughout 1999.

Information Technology Systems

    With respect to the information technology systems portions of Columbia/HCA's Year 2000 project, which address the inventory, assessment, remediation, testing and implementation of internally developed software, Columbia/HCA has identified various software applications that are being addressed on separate time lines. Columbia/HCA has begun remediating these software applications and is testing the software applications where remediation has been completed. Columbia/HCA has also completed the assessment of mission critical third party software--software which is essential for day to day operations--and has developed testing and implementation plans with separate time lines. Columbia/HCA has completed and placed into production 99% of software applications and anticipates completing, in all material respects, remediation, testing and implementation for internally developed and mission critical third party software. Remediation testing and implementation of various software applications will be complete in the fourth quarter of 1999. These exceptions to the information technology systems goals should not have a material effect on Columbia/HCA's readiness, and accordingly Triad's. Columbia/HCA's efforts with respect to the information technology infrastructure portion of Columbia/HCA's Year 2000 project are currently on schedule in all material respects for Triad's facilities.

    With respect to the information technology infrastructure portion of Columbia/HCA's Year 2000 project, Columbia/HCA has undertaken a program to inventory, assess and correct, replace or otherwise address impacted vendor supplied products--hardware, systems software, business software, and telecommunication equipment. Columbia/HCA has implemented a program to contact vendors, analyze information provided, and remediate, replace or otherwise address information technology products that pose a material Year 2000 impact. Columbia/HCA anticipates completion, in all material respects, of the information technology infrastructure portion of its program by September 30, 1999, revised from an expected completion date of June 30, 1999. With respect to such revised date, the information technology infrastructure portion of Columbia/HCA's Year 2000 project is currently on schedule in all material respects for Triad's facilities.

    Columbia/HCA presently believes that with modifications to existing software or the installation of upgraded software under the information technology infrastructure portion, the Year 2000 will not pose material operational problems for its computer systems. However, if such modifications or upgrades are not accomplished in a timely manner, Year 2000-related failures may present a material adverse impact on the operations of Triad.

Non-Information Technology Systems and Equipment

    With respect to the non-information technology infrastructure portion of Columbia/HCA's Year 2000 project, Columbia/HCA and Triad have undertaken a program to inventory, assess and correct, replace or otherwise address impacted vendor products, medical equipment and other related equipment with embedded chips. Columbia/HCA and Triad have implemented a program to contact vendors, analyze information provided, and remediate, replace or otherwise address devices or equipment that could have a material Year 2000 impact. Columbia/HCA and Triad anticipate completion, in all material respects, of the non-information technology infrastructure portion of the program by a revised date of September 30, 1999, from the previously anticipated date of June 30, 1999. With respect to such revised date, the non-information technology infrastructure portion of Columbia/HCA's Year 2000 project is currently on schedule in all material respects.

    Columbia/HCA and Triad are prioritizing its non-information technology infrastructure efforts by focusing on equipment and medical devices that will have a direct impact on patient care and health. Columbia/HCA and Triad are directing substantial efforts to repair, replace, upgrade or otherwise address this equipment and these medical devices in order to minimize risk to patient safety and health. Columbia/HCA and Triad are relying on information that is being provided to it by equipment and medical device manufacturers regarding the Year 2000 readiness of their products. While Columbia/HCA and Triad are attempting to evaluate information provided by its previous and current vendors, there can be no assurance that in all instances accurate information is being provided. Columbia/HCA and Triad also cannot in all instances guarantee that the repair, replacement or upgrade of all non-information technology infrastructure systems will occur on a timely basis or that such repairs, replacements or upgrades will avoid all Year 2000 problems.

Third Party Payers and Intermediaries, and Suppliers

    Columbia/HCA has initiated communications with Triad's major third party payers and intermediaries, including government payers and intermediaries. Triad relies on these entities for accurate and timely reimbursement of claims, often through the use of electronic data interfaces. Columbia/HCA has not received assurances that these interfaces will be converted in a timely manner. Testing with payers and intermediaries was not completed by June 30, 1999 because the payers and intermediaries were not ready to test with Columbia/HCA's systems. These tests will continue through the end of the year. Failure of these third party systems could have a material adverse effect on Triad's cash flow or results of operations.

    Columbia/HCA and Triad have initiated communications with Triad's mission critical suppliers and vendors--those suppliers and vendors whose products and services are essential for day-to-day operations--to verify their ability to continue to deliver goods and services through the Year 2000. Columbia/HCA and Triad have not received assurances from all mission critical suppliers and vendors that they will be able to continue to deliver goods and services through the Year 2000, but Columbia/HCA and Triad are continuing its efforts to obtain such assurances. The failure of these third parties could have a material impact on operations and/or the ability of Triad to provide health care services.

    With the assistance of external resources, Columbia/HCA and Triad have undertaken the development of contingency plans in the event that its Year 2000 efforts, or the Year 2000 efforts of third parties upon which Columbia/HCA and Triad rely, are not accurately or timely completed. Columbia/HCA has developed a contingency planning methodology and along with Triad will implement contingency plans throughout 1999.

Year 2000 Risks

    While Columbia/HCA and Triad are developing contingency plans to address possible failure scenarios, Triad recognizes that there are "worst-case" scenarios which may develop and are largely outside its or Columbia/HCA's control. Triad recognizes the risks associated with extended infrastructure, such as power, water and telecommunications, failure, the interruption of insurance and government program payments to the organization and the failure of equipment or software that could impact patient safety or health despite the assurances of third parties. Columbia/HCA and Triad are addressing these and other failure scenarios in its contingency planning effort and is engaging third parties in discussions regarding how to manage common failure scenarios, but neither Columbia/HCA nor Triad can currently estimate the likelihood or the potential cost of such failures. Currently, Triad does not believe that any reasonably likely worst case scenario will have a material impact on its revenues or operations. Those reasonably likely worst case scenarios include continued expenditures for remediation, continued expenditures for replacement or upgrade of equipment, continued efforts regarding contingency planning, increased staffing for the periods immediately preceding and after January 1, 2000, and possible payment delays from Triad's payers.

Costs and Expenses

    The Year 2000 project costs incurred by Columbia/HCA will have an impact on the computer and data processing services agreement with Triad. Triad is not currently able to reasonably estimate the ultimate cost to be incurred by it for the assessment, remediation, upgrade, replacement and testing of its impacted non-information technology systems. The majority of the costs, except the cost of new equipment, related to the Year 2000 project will be expensed as incurred and are expected to be funded through operating cash flows.

    The estimated completion dates for the Year 2000 modifications are based on Columbia/HCA's management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantees that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area and the ability to locate and correct all relevant computer codes and all medical equipment.

Effects of Inflation and Changing Prices

    Various federal, state and local laws have been enacted that, in certain cases, limit Triad's ability to increase prices. Revenues for acute care hospital services rendered to Medicare patients are established under the federal government's prospective payment system. Total Medicare revenues approximated 34.6% in 1998, 35.4% in 1997 and 36.5% in 1996.

    Management believes that hospital industry operating margins have been, and may continue to be, under significant pressure because of deterioration in inpatient volumes, changes in payer mix and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. Management expects that the average rate of increase in Medicare prospective payments will continue to decline slightly in 1999. In addition, as a result of increasing regulatory and competitive pressures, Triad's ability to maintain operating margins through price increases to non-Medicare patients is limited.

Health Care Reform

    In recent years, an increasing number of legislative proposals have been introduced or proposed to Congress and in some state legislatures that would significantly affect the services provided by and reimbursement to health care providers in Triad's markets. The cost of certain proposals would be funded in significant part by reduction in payments by government programs, including Medicare and Medicaid, to health care providers, similar to the reductions incurred as part of the Balanced Budget Act as previously discussed. While Triad is unable to predict whether any proposals for health care reform will be adopted, there can be no assurance that proposals adverse to the business of Triad will not be adopted.

                                    BUSINESS
General

    Triad provides health care services through its hospitals and ambulatory surgery centers located in small cities and selected high growth urban markets in the Southern, Western and Southcentral United States. Triad owns and operates the health care services business that comprised the Pacific Group of Columbia/HCA prior to the distribution.

    As of June 30, 1999, Triad's facilities included 37 general, acute care hospitals, one psychiatric hospital, and 17 ambulatory surgery centers, excluding two surgery centers that are not consolidated for accounting purposes, located in the states of Alabama, Arizona, Arkansas, California, Kansas, Louisiana, Missouri, New Mexico, Oklahoma, Oregon and Texas. Two hospitals included among these facilities are operated through 50/50 joint ventures that are not consolidated for financial reporting purposes.

    Triad's management has focused on streamlining Triad's portfolio of facilities to eliminate those with poor financial performance, weak competitive market positions or locations in certain urban markets. As a result of this initiative, Triad has decided to divest certain of its facilities. Since December 31, 1998, Triad has sold seven of the general, acute care hospitals and one ambulatory surgery center that it operated as of such date, and has transferred under long term leases two of such hospitals and three of such surgery centers to an unaffiliated third party. Triad currently intends to sell an additional four of its general, acute care hospitals, its one psychiatric hospital, and certain of the ambulatory surgery centers that it operated as of June 30, 1999, for one of which Triad has entered into a definitive purchase agreement with an anticipated sale date in the fourth quarter. In addition to these divestitures, Triad opened a new hospital in May 1999 that is operated through a 50/50 joint venture that is not consolidated for financial reporting purposes. Triad also completed a swap of one of its hospitals, Doctors Hospital of Laredo, for a hospital located in Victoria, Texas on June 1, 1999. Triad also sold one hospital in Amarillo, Texas on September 1, 1999 that was not part of the facilities referenced above. Following the divestitures, Triad expects its facilities to include 28 hospitals, including the two hospitals operated through joint ventures and two hospitals leased to and operated by an unaffiliated third party, as well as 14 ambulatory surgery centers.

  For the year ended December 31, 1998, Triad generated $1,588.7 million in revenues and $149.0 million in EBITDA. For the six months ended June 30, 1999 Triad generated $707.7 million in revenue and $71.5 million in EBITDA.

  For the year ended December 31, 1998, on a pro forma basis to reflect the distribution and related transactions and the elimination of facilities divested and to be divested or which Triad has ceased to operate, excluding the Amarillo facility, Triad generated $1,078.2 million in revenues and $136.4 million in EBITDA. For the six months ended June 30, 1999, on such a pro forma basis, Triad generated $571.9 million in revenues and $85.5 million in EBITDA.

    In addition to providing capital resources, Triad makes available a variety of management services to its health care facilities. These services include ethics and compliance programs, national supply and equipment purchasing and leasing contracts, accounting, financial and clinical systems, governmental reimbursement assistance, information systems, legal support, personnel management and internal audit, access to regional managed care networks, and resource management. Some of these services initially will be provided through transitional arrangements made with Columbia/HCA. Triad also will participate and have an equity interest, along with Columbia/HCA and LifePoint, in a group purchasing organization which makes certain national supply and equipment contracts available to Triad's facilities. See "Arrangements Relating to the Distribution" for a more detailed discussion of these arrangements.

Triad's Markets

    Most of Triad's facilities are located in two distinct types of markets in the Southern, Western and Southcentral United States. After the cessation of operations and completion of the planned divestitures, three-quarters of the Triad hospitals will be located in small cities, generally with populations less than 150,000 residents and located more than 60 miles from a major urban center. Triad's hospitals are usually either the only hospital or one of two or three hospitals. The remainder of Triad's 28 hospitals will be located in five larger urban areas. The urban areas where Triad operates are typically characterized by a high rate of population growth, such as Phoenix and Tucson, Arizona. Approximately half of Triad's facilities are located in the states of Arizona and Texas.

Small Cities

    Triad believes that the small cities of the Southern, Western and Southcentral United States are attractive to health care service providers as a result of favorable demographic and economic trends. Twenty-five of the 36 general, acute care hospitals that Triad operated as of June 30, 1999 were located in these markets. Of these hospitals, 12 hospitals were located in communities where they were the sole hospital and 13 hospitals were located in communities where they were one of only two or three hospitals. After completion of Triad's planned divestitures and the cessation of operations described above, 20 of Triad's 28 remaining general, acute care hospitals will be located in small cities. Of these hospitals, nine will be located in communities where they currently are the sole hospital and 11 hospitals will be located in communities where they currently are one of only two or three hospitals.

    While Triad's hospitals located in these small cities are more likely to face direct competition than facilities located in smaller non-urban markets, that competition usually is limited to a single competitor in the relevant market. Triad believes that the smaller populations and relative dominance of the one or two acute care hospitals in these markets also limit the entry of alternate non-hospital providers, such as outpatient surgery centers or rehabilitation or diagnostic imaging centers, as well as managed care plans.

Larger Urban Markets

    Eleven of the 36 general, acute care hospitals that Triad operated as of June 30, 1999 were located in larger urban markets of the Southern, Western and Southcentral United States, and after completion of the planned divestitures and closure described above, eight of Triad's 28 remaining general, acute care hospitals will be located in such urban markets.

    In addition to the direct competition Triad faces from other health care providers in its markets, there are higher levels of managed care penetration in the larger urban markets or, in other words, a higher relative proportion of the market population enrolled in managed care programs such as HMOs and PPOs.

Business Strategy

    Triad's primary objectives are to provide quality health care services and to enhance its financial performance by increasing utilization of its facilities and improving operating efficiencies, using the following strategies:

 .  Build on Position in Small Cities and High Population Growth Urban Markets.
   Triad believes that as a result of its efforts to strengthen its base of assets, it is well positioned to build upon its portfolio of facilities in the Southern, Western and Southcentral United States. Triad believes that, unlike rural markets which have small populations, Triad's small city markets can support increased specialty services which produce relatively higher revenues than other health care services. In addition, in Triad's small city markets managed care penetration is generally lower than in urban areas and, therefore, Triad believes that it will be in a better position to negotiate more favorable managed care contracts in these markets. Triad also intends to strengthen its competitive position in the fast growing larger urban areas of the Southwest where it currently operates.

 . Recruit Physicians. Triad plans to actively recruit additional primary care physicians. Triad believes that primary care physicians are frequently the first contact point for a patient and that each hospital must establish strong physician relationships in its community in order to enhance patient care and fulfill the needs of the growing population in Triad's markets.

 . Enhance Specialty Services, Outpatient Services and Emergency Rooms. Triad believes that many of its markets are large enough to support additional specialty services, such as women's centers, orthopedic facilities, oncology centers and neurology care, and intends to selectively increase these services in order to reduce patient outmigration to urban hospitals. To support this expansion of specialty services, Triad plans to actively recruit additional specialists to its facilities. Recognizing that the shift from inpatient to outpatient care recently experienced by the health care industry is likely to continue, Triad intends to continue to enhance the access to and the convenience of its outpatient service capabilities by improving its free-standing ambulatory surgery centers, restructuring its hospital facilities and surgery capacity to better accommodate outpatient treatment, and improving its emergency room facilities.

 .  Improve Operating Efficiencies through Enhanced Cost Management and Resource
   Control. Triad has initiated several measures to improve the financial performance of its facilities through greater control of operating expenses. Triad has focused on reducing salaries, wages and benefits, the largest component of operating expense, at the facility level. Triad also has instituted a financial training program for its hospital managers to teach effective management of hospital revenues and expenses. Triad plans to improve resource management through cooperative initiatives with physicians to eliminate unnecessary tests and procedures.

 . Develop Strong Relationships with Physicians. Triad believes recruiting and retaining motivated physicians is vitally important to its long term success. Triad believes a model for effective health care service delivery can be developed cooperatively with physicians and the hospitals which will result in improved quality of care. In each of its markets, Triad is establishing a Physician Leadership Group made up of leading area physicians who will work with corporate and hospital management to establish local priorities. Corporate objectives will be addressed by a national Physician Leadership Group comprised of representatives of local Physician Leadership Groups and members of Triad management. In an effort to further improve communication with its physicians, Triad has appointed a senior manager who is an experienced physician to oversee physician relations.

 .  Grow Through Existing Hospital Expansion, New Hospital and Ambulatory
   Surgery Center Construction and Selective Acquisitions. Triad intends to identify expansion opportunities in areas where management perceives that demand is not being adequately met due to rapid population growth or insufficient existing health care services. Triad plans to selectively expand its existing hospitals by adding clinical facilities or medical office buildings. Triad plans to construct new hospitals and also may seek to make acquisitions in select markets. Triad has recently built a new facility in South Tulsa, Oklahoma through a joint venture with Hillcrest Healthcare Systems. The facility opened in May 1999 and is 50% owned by Triad. Triad believes that potential acquisition opportunities may arise when other health care providers choose to divest facilities or when independent hospitals believe that they can benefit from becoming part of a larger hospital company. Currently, Triad does not have specific plans for additional new facilities or acquisitions.

Operations

    Triad's general, acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. These hospitals also generally provide outpatient and ancillary health care services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Outpatient services also are provided by ambulatory surgery centers operated by Triad. In addition, certain of Triad's general, acute care hospitals have a limited number of licensed psychiatric beds.

    Each of Triad's hospitals is governed by a board of trustees, which includes members of the hospital's medical staff. The board of trustees establishes policies concerning the medical, professional and ethical practices, monitors such practices, and is responsible for ensuring that these practices conform to established standards. Triad maintains quality assurance programs to support and monitor quality of care standards and to meet accreditation and regulatory requirements. Patient care evaluations and other quality of care assessment activities are monitored on a continuing basis.

Services and Utilization

    Hospital revenues depend upon inpatient occupancy levels, the volume of outpatient procedures and the charges or negotiated payment rates for such services. Charges and reimbursement rates for inpatient routine services vary significantly depending on the type of service, such as medical/surgical, intensive care or psychiatric, and the geographic location of the hospital.

    Triad believes that important factors relating to the overall utilization of a hospital include the quality and market position of the hospital and the number, quality and specialties of physicians providing patient care within the facility. Generally, Triad believes that the ability of a hospital to meet the health care needs of its community is determined by its breadth of services, level of technology, emphasis on quality of care and convenience for patients and physicians. Other factors which impact utilization include the growth in local population, local economic conditions, market penetration of managed care programs and the availability of reimbursement programs such as Medicare and Medicaid. Utilization across the industry also is being affected by improved treatment protocols as a result of advances in medical technology and pharmacology.

    The following table sets forth certain operating statistics for hospitals owned by Triad for each of the past five years ended December 31, and for the six months ended June 30, 1999.
Medical/surgical hospital operations are subject to certain seasonal fluctuations, including decreases in patient utilization during holiday periods and increases in patient utilization during the cold weather months.

                                                                      Six Months
                                                                        Ended
                                Years Ended December 31,               June 30,
                         -------------------------------------------  ----------
                          1994     1995     1996     1997     1998       1999
                         -------  -------  -------  -------  -------  ----------
Number of hospitals at
 end of period(a).......      38       39       39       39       39        38
Number of licensed beds
 at end of period(b)....   5,660    5,926    5,872    5,859    5,909     4,974
Weighted average
 licensed beds(c).......   5,325    5,900    5,882    5,860    5,877     5,058
Admissions(d)........... 147,923  170,392  171,265  172,926  169,590    79,194
Equivalent
 admissions(e).......... 211,382  257,292  266,660  275,125  276,771   128,285
Average length of stay
 (days)(f)..............     5.2      5.2      5.0      4.9      4.9       4.6
Average daily
 census(g)..............   2,111    2,405    2,338    2,326    2,260     2,039
Occupancy rate(h).......      40%      41%      40%      40%      39%       46%

--------
(a) Number of hospitals includes two facilities which are leased to a third party and two hospitals not consolidated for financial reporting purposes for 1999. This table does not include any operating statistics for these facilities.
(b) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.
(c) Represents the average number of licensed beds weighted based on periods owned.
(d) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to Triad's hospitals and is used by management and certain investors as a general measure of inpatient volume.
(e) Equivalent admissions is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(f) Represents the average number of days admitted patients stay in Triad's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.
(g) Represents the average number of patients in Triad's hospital beds each day.
(h) Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms. The declining occupancy rate is primarily attributed to the trend toward more services, that were previously performed in an inpatient setting, being performed on an outpatient basis and the decline in average length of stay per admission.

    Triad's hospitals have experienced significant shifts from inpatient to outpatient care as well as decreases in average lengths of inpatient stay, primarily as a result of improvements in technology and clinical practices and hospital payment changes by Medicare, insurance carriers and self-insured employers. These hospital payment changes generally encourage the utilization of outpatient, rather than inpatient, services whenever possible, and shortened lengths of stay for inpatient care. Triad has responded to the outpatient trend by enhancing its hospitals' outpatient service capabilities, including:

    (1) dedicating resources to its freestanding ambulatory surgery centers at or near certain of its hospital facilities,

    (2) reconfiguring certain hospitals to more effectively accommodate outpatient treatment by, among other things, providing more convenient registration procedures and separate entrances, and

    (3) restructuring existing surgical capacity to allow a greater number and range of procedures to be performed on an outpatient basis.

    Triad's facilities will continue to emphasize those outpatient services that can be provided on a quality, cost-effective basis and that the company believes will experience increased demand.

Sources of Revenue

    Triad receives payment for patient services from the Federal government primarily under the Medicare program, state governments under their respective Medicaid programs, HMOs, PPOs and other private insurers as well as directly from patients. The approximate percentages of net patient revenues from continuing operations of Triad's facilities from such sources during the periods specified below were as follows:


                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
Medicare..........................................     36.5%     36.5%     35.6%
Medicaid..........................................      6.9       6.2       6.6
Other sources.....................................     56.6      57.3      57.8
                                                   --------  --------  --------
Total.............................................    100.0%    100.0%    100.0%
                                                   ========  ========  ========

    Medicare is a Federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, some disabled persons and persons with end-stage renal disease. Medicaid is a Federal-state program administered by the states which provides hospital benefits to qualifying individuals who are unable to afford care. All of Triad's hospitals are certified as providers of Medicare and Medicaid services. Amounts received under the Medicare and Medicaid programs are generally significantly less than the hospital's customary charges for the services provided.

    To attract additional volume, most of Triad's hospitals offer discounts from established charges to certain large group purchasers of health care services, including private insurance companies, employers, HMOs, PPOs and other managed care plans. These discount programs limit Triad's ability to increase charges in response to increasing costs. See "--Competition."

    In addition to government programs, Triad is reimbursed by private payers including HMOs, PPOs, private insurance companies, employers and individual private payers. Patients are generally not responsible for any difference between customary hospital charges and amounts reimbursed for such services under Medicare, Medicaid, some private insurance plans, HMOs or PPOs, but are responsible for services not covered by such plans, exclusions, deductibles or co-insurance features of their coverage. The amount of such exclusions, deductibles and co-insurance has generally been increasing each year. Collection of amounts due from individuals is typically more difficult than from governmental or business payers. For more information on the reimbursement programs on which Triad's revenues are dependent, see "Reimbursement."

Competition

    The competition among hospitals and other health care providers has intensified in recent years as hospital occupancy rates have declined. Triad's strategies are designed, and management believes that its hospitals are positioned, to be competitive under these changing circumstances.

    Twelve of the general, acute care hospitals operated by Triad as of June 30, 1999, including one of the hospitals operated through a joint venture, were located in geographic areas where they were the only hospital in the community. These hospitals generally face less competition in their immediate patient service areas than would be expected in larger communities, and there is usually a lower level of managed care penetration in these areas than there would be in larger urban markets. While these Triad hospitals are generally the primary provider of hospital services in their respective communities, they face competition from larger tertiary care centers. Although these competitive hospitals may be as far as 30 to 50 miles away, patients may migrate to, may be referred by local physicians to, or may be lured by incentives from managed care plans to travel to, such distant hospitals.

    Ten of the general, acute care hospitals operated by Triad as of June 30, 1999 were located in geographic areas where they competed with only one other hospital. The remaining 14 general, acute care hospitals were located in geographic areas where they competed with more than one other hospital. Additionally, in the past several years, the number of freestanding outpatient surgery and diagnostic centers in the geographic areas in which Triad operates has increased significantly. As a result, Triad's hospitals operate in an increasingly competitive environment. The rates charged by Triad's hospitals are intended to be competitive with those charged by other local hospitals for similar services. In some cases, competing hospitals are more established than Triad's hospitals. Certain of these competing facilities, particularly in Triad's urban markets, offer services, including extensive medical research and medical education programs, which are not offered by Triad's facilities. In addition, in certain of the urban markets where Triad operates, there are large teaching hospitals which provide highly specialized facilities, equipment and services which may not be available at Triad's hospitals. Also, some of the hospitals that compete with Triad's facilities are owned by tax-supported governmental agencies or by not-for-profit entities supported by endowments and charitable contributions which can finance capital expenditures on a tax-exempt basis.

    One of the most significant factors in the competitive position of a hospital is the number and quality of physicians affiliated with the hospital. Although physicians may at any time terminate their affiliation with a hospital operated by Triad, Triad's hospitals seek to retain physicians of varied specialties on the hospitals' medical staffs and to attract other qualified physicians. Triad believes that physicians refer patients to a hospital primarily on the basis of the quality of services it renders to patients and physicians, the quality of other physicians on the medical staff, the location of the hospital and the quality of the hospital's facilities, equipment and employees. Accordingly, Triad strives to maintain high ethical and professional standards and quality facilities, equipment, employees and services for physicians and their patients.

    Another major factor in the competitive position of a hospital is management's ability to negotiate service contracts with purchasers of group health care services. HMOs and PPOs attempt to direct and control the use of hospital services through managed care programs and to obtain discounts from hospitals' established charges. In addition, employers and traditional health insurers are increasingly interested in containing costs through negotiations with hospitals for managed care programs and discounts from established charges. Generally, hospitals compete for service contracts with group health care service purchasers on the basis of price, market reputation, geographic location, quality and range of services, quality of the medical staff and convenience. The importance of obtaining contracts with managed care organizations varies from market to market depending on the market strength of such organizations.

    State CON laws, which place limitations on a hospital's ability to expand hospital services and add new equipment, may also have the effect of restricting competition. Alabama is the only state where Triad operates that has CON laws affecting acute care services. The application process for approval of covered services, facilities, changes in operations and capital expenditures in Alabama is highly competitive. In those states which have no CON laws or which set relatively high thresholds before expenditures become reviewable by state authorities, competition in the form of new services, facilities and capital spending is more prevalent. Triad has not experienced, and does not expect to experience, any material adverse effects from state CON requirements or from the imposition, elimination or relaxation of such requirements. See "Government Regulation and Other Factors."

    Triad, and the health care industry as a whole, face the challenge of continuing to provide quality patient care while dealing with rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and government payers. As both private and government payers reduce the scope of what may be reimbursed and reduce reimbursement levels for what is covered, Federal and state efforts to reform the health care system may further impact reimbursement rates. Changes in medical technology, existing and future legislation, regulations and interpretations and competitive contracting for provider services by private and government payers may require changes in Triad's facilities, equipment, personnel, rates and/or services in the future.

    The hospital industry and Triad's hospitals continue to have significant unused capacity. Inpatient utilization, average lengths of stay and average occupancy rates continue to be negatively affected by payer-required pre-admission authorization, utilization review and payer pressure to maximize outpatient and alternative health care delivery services for less acutely ill patients. Admissions constraints, payer pressures and increased competition are expected to continue. Triad endeavors to meet these challenges by expanding many of its facilities to include outpatient centers, offering discounts to private payer groups, upgrading facilities and equipment and offering new programs and services.

Properties

    The following table lists the hospitals owned, except as otherwise indicated, by Triad as of June 30, 1999. Triad has sold or currently intends to sell certain of the general, acute care hospitals and its psychiatric hospital.

Facility Name                             City             State Licensed Beds
-------------                             ----             ----- -------------
Crestwood Medical Center................. Huntsville        AL        120
Medical Center of South Arkansas(1)...... El Dorado         AR        360
Paradise Valley Hospital................. Phoenix           AZ        159
El Dorado Hospital....................... Tucson            AZ        166
Northwest Hospital....................... Tucson            AZ        174
San Leandro Hospital..................... San Leandro       CA        122
Mission Bay Memorial Hospital............ San Diego         CA        128
Overland Park Regional Medical
 Center(2)............................... Overland Park     KS        --
Women & Children's Hospital.............. Lake Charles      LA         80
Independence Regional Health Center(2)... Independence      MO        --
Medical Center of Carlsbad............... Carlsbad          NM        116
Lea Regional Hospital.................... Hobbs             NM        250
Claremore Regional Hospital.............. Claremore         OK         89
Southcrest Hospital(1)................... Tulsa             OK        119
Willamette Valley Medical Center......... McMinnville       OR         80
Douglas Medical Center................... Roseburg          OR        118
Alice Regional Hospital.................. Alice             TX        131
Brownwood Regional Medical Center(3)..... Brownwood         TX        218
College Station Medical Center........... College Station   TX        119
Navarro Regional Hospital................ Corsicana         TX        168
Longview Regional Hospital............... Longview          TX        164
Woodland Heights Medical Center.......... Lufkin            TX        137
Medical Center of Pampa.................. Pampa             TX        107
San Angelo Community Medical Center...... San Angelo        TX        165
Community Medical Center of Sherman...... Sherman           TX        160
DeTar Hospital........................... Victoria          TX        217
Victoria Regional Medical Center......... Victoria          TX        156
Gulf Coast Medical Center................ Wharton           TX        161
Panhandle Surgical Hospital(4)........... Amarillo          TX         21
Held for Sale:
DeQueen Regional Medical Center.......... DeQueen           AR        122
Medical Park Hospital.................... Hope              AR         91
Phoenix Regional Medical Center(8)....... Phoenix           AZ        290
West Anaheim Medical Center(5)........... Anaheim           CA        219
Huntington Beach Hospital(5)............. Huntington Beach  CA        134
Research Psychiatric Center(6)........... Kansas City       MO        100
Beaumont Medical and Surgical
 Hospital(7)............................. Beaumont          TX        366
Silsbee Doctors Hospital(7).............. Silsbee           TX        --
Medical Center at Terrell(3)............. Terrell           TX        130

--------
(1) Triad holds a fifty percent equity interest in a non-consolidated joint venture which owns and operates this facility.
(2) Triad continues to own the assets related to these hospitals, but has transferred the exclusive rights to use and control the hospitals' operations to a separate, independent entity pursuant to a long-term lease agreement effective as of January 1, 1999.
(3) Triad currently leases each of these hospitals pursuant to long-term leases which provide that it has the exclusive right to use and control the hospital operations.
(4) Triad sold this facility on September 1, 1999.
(5) Triad sold this facility on September 3, 1999.
(6) Triad holds a sixty percent equity interest in a consolidated joint venture which owns and operates the Research Psychiatric Center.
(7)Triad sold this facility on September 30, 1999.
(8)Triad has signed a definitive agreement to sell this facility.

    In addition to the hospitals listed in the table above, as of June 30, 1999, Triad operated 17 ambulatory surgery centers, including three surgery centers that are operated by an unaffiliated third party pursuant to a long-term lease and excluding two surgery centers that are not consolidated for financial reporting purposes, certain of which Triad currently intends to sell. Medical office buildings also are operated in conjunction with its hospitals. These office buildings are primarily occupied by physicians who practice at Triad's hospitals.

    Triad's headquarters are located in approximately 45,000 square feet of space in one office building in Dallas, Texas. After the distribution date, Triad is sub-leasing this space from Columbia/HCA. See "Arrangements Relating to the Distribution--Lease Agreements" for a more detailed description of such arrangement.

    Triad's headquarters, hospitals and other facilities are suitable for their respective uses and are, in general, adequate for Triad's present needs.

Employees and Medical Staff

    At June 30, 1999, Triad had approximately 17,400 employees, including approximately 5,000 part-time employees. Employees at one hospital are currently represented by a labor union. Triad considers its employee relations to be good. While Triad's non-union hospitals experience union organizational activity from time to time, Triad does not expect such efforts to materially affect its future operations. Triad's hospitals, like most hospitals, have experienced labor costs rising faster than the general inflation rate. There can be no assurance as to future availability and cost of qualified medical personnel.

    Triad's hospitals are staffed by licensed physicians who have been admitted to the medical staff of individual hospitals. With certain exceptions, physicians generally are not employees of Triad's hospitals. However, some physicians provide services in Triad's hospitals under contracts, which generally describe a term of service, provide and establish the duties and obligations of such physicians, require the maintenance of certain performance criteria and fix compensation for such services. Any licensed physician may apply to be admitted to the medical staff of any of Triad's hospitals, but admission to the staff must be approved by the hospital's medical staff and the appropriate governing board of the hospital in accordance with established credentialing criteria. Members of the medical staffs of Triad's hospitals located in areas where there are other hospitals often also serve on the medical staffs of other hospitals and may terminate their affiliation with a hospital at any time.

Triad's Regulatory Compliance Program

    It is Triad's policy that its business be conducted with integrity and in compliance with the law. Triad is developing a corporate-wide compliance program, which will focus on all areas of regulatory compliance, including physician recruitment, reimbursement and cost reporting practices and laboratory operations.

    This regulatory compliance program is intended to assure that high standards of conduct are maintained in the operation of Triad's business and to help assure that policies and procedures are implemented so that employees act in full compliance with all applicable laws, regulations and company policies. Under the regulatory compliance program, Triad will provide initial and periodic legal compliance and ethics training to every employee, review various areas of Triad's operations, and develop and implement policies and procedures designed to foster compliance with the law. Triad will regularly monitor its ongoing compliance efforts. The program also will include a mechanism for employees to report, without fear of retaliation, any suspected legal or ethical violations to their supervisors or designated compliance officers in Triad's hospitals.

Legal Proceedings

    Triad is, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, breach of management contracts or for wrongful restriction of or

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interference with physician's staff privileges. In certain of these actions, plaintiffs request punitive or other damages that may not be covered by insurance. Triad is currently not a party to any such proceeding which, in management's opinion, would have a material adverse effect on Triad's business, financial condition or results of operations.

Where You Can Get More Information

    Triad is required to comply with the reporting requirements of the Exchange Act and must file annual, quarterly and other reports with the Commission. Triad is also subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to their respective stockholders in connection with their annual meetings of stockholders.

    Holdings has filed with the Commission a registration statement under the Securities Act covering the notes to be issued in the exchange offer. As permitted by the Commission rules, this prospectus omits certain information included in the registration statement. For further information pertaining to the notes, we refer you to the registration statement, including its exhibits. Any statements made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. You may read and copy any of the information we file with the Commission at the Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., at 7 World Trade Center, 13th. Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of filed documents by mail from the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public on the Commission's web site at http://www.sec.gov.

  Following the exchange offer, Holdings will be required to file annual, quarterly and special reports, proxy statements and other information with the Commission. Our obligation to file periodic reports with the Commission will be suspended if the notes issued in the exchange offer are held of record by fewer than 300 holders as of the beginning of any year. However, to the extent permitted, the indenture governing the notes requires us to file with the Commission financial and other information for public availability. In addition, the indenture governing the notes requires us to deliver to you copies of all reports that we file with the Commission without any cost to you. We will also furnish such other reports as we may determine or as the law requires.

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                                 REIMBURSEMENT

    Medicare. Under the Medicare program, acute care hospitals receive reimbursement under a prospective payment system ("PPS") for inpatient hospital services. Psychiatric, long-term care, rehabilitation, specially designated children's hospitals and certain designated cancer research hospitals, as well as psychiatric or rehabilitation units that are distinct parts of a hospital and meet Health Care Financing Administration criteria for exemption, are currently exempt from PPS and are reimbursed on a cost-based system, subject to certain cost limits known as TEFRA limits.

    Under the PPS, fixed payment amounts per inpatient discharge are established based on the patient's assigned diagnosis related group ("DRG"). DRGs classify treatments for illnesses according to the estimated intensity of hospital resources necessary to furnish care for each principal diagnosis. DRG rates have been established for each hospital participating in the Medicare program and are based upon a statistically normal distribution of severity. When treatments for certain patients fall well outside the normal distribution, providers receive additional payments. DRG payments do not consider a specific hospital's costs, but are adjusted for area wage differentials. The majority of capital costs for acute care facilities are reimbursed on a prospective payment system based on DRG weights times a federal rate adjusted for a geographic rate.

    DRG rates are updated and re-calibrated annually and have been affected by several recent Federal enactments. The index used to adjust the DRG rates, known as the "market basket index," gives consideration to the inflation experienced by hospitals and entities outside of the health care industry in purchasing goods and services. However, for several years the percentage increases to the DRG rates have been lower than the percentage increases in the costs of goods and services purchased by hospitals. The DRG rates are adjusted each Federal fiscal year, which begins on October 1. The historical DRG rate increases were 1.1%, 1.5% and 2.0% for Federal fiscal years 1995, 1996 and 1997, respectively. For Federal fiscal year 1998, there was no increase. The budgeted updates for Federal fiscal years 1999 through 2002 are market basket index minus 1.9%, 1.8%, 1.1% and 1.1%, respectively. Triad anticipates that future legislation may decrease the future rate of increase for DRG payments, but is not able to predict the amount of the reduction.

    Outpatient services provided at general, acute care hospitals typically are reimbursed by Medicare at the lower of customary charges or approximately 82% of actual cost, subject to additional limits on the reimbursement of certain outpatient services. The Balanced Budget Act, enacted August 5, 1997, contains provisions that affect outpatient hospital services, including a requirement that HCFA adopt a prospective payment system for outpatient hospital services to begin January 1, 1999. However, implementation of the PPS will be delayed because of Year 2000 systems concerns. The outpatient PPS will be implemented as soon as possible after January 1, 2000. At such time as the PPS is implemented, the rates will be based on the rates that would have been in effect January 1, 1999, updated by the rate of increase in the hospital market basket minus one percentage point. Triad is not able to predict the effect, if any, that the new payment system will have on its financial results. After the fee schedule is established for this new system, the fee schedule is to be updated by the market basket minus 1.0% for each of Federal fiscal years 2000 through 2002. Similarly, effective January 1, 1999, therapy services rendered by hospitals to outpatients and inpatients not reimbursed under Medicare, Part A are reimbursed according to the Medicare physician fee schedule.

    The Balanced Budget Act mandates a prospective payment system for skilled nursing facility services for Medicare cost reporting periods commencing after June 30, 1998, hospital outpatient services beginning January 1, 1999, home health services for Medicare cost reporting periods beginning after September 30, 1999, and inpatient rehabilitation hospital services for Medicare cost reporting

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periods beginning after September 30, 2000. Prior to the commencement of the prospective payment systems, payment constraints will be applied to PPS-exempt hospitals and units for Medicare cost reporting periods beginning on or after October 1, 1997. For the year ended December 31, 1998, Triad had 126 units and 2 hospitals that were reimbursed under this methodology.

    Payments to PPS-exempt hospitals and units, such as inpatient psychiatric, rehabilitation and long-term hospital services, are based upon reasonable cost, subject to a cost per discharge target. These limits are updated annually by a market basket index. For Federal fiscal year 1995, 1996 and 1997, the market basket index rate of increase was 3.7%, 3.4%, and 2.5% respectively. For Federal fiscal year 1998, there was no increase. For Federal fiscal year 1999, the market basket index is projected to be 2.4%. The update for cost reporting periods from October 1, 1998 to September 30, 1999 is the market basket index less a percentage point between 0% and 2.4% depending on the hospital's or unit's costs in relation to the ceiling. Furthermore, limits have been established for the cost per discharge target at the 75th percentile for each category of PPS-exempt hospitals and hospital units, such as psychiatric, rehabilitation and long-term hospitals. For Federal fiscal year 1998, these limits were $10,534, $19,104, and $37,688 per discharge, respectively. For Federal fiscal year 1999, these limits are $10,787, $19,562 and $38,593 per discharge, respectively. In addition, the cost per discharge for new hospitals/hospital units cannot exceed 110% of the national median target rate for hospitals in the same category. For Federal fiscal year 1998, these amounts were $8,517, $16,738, and $18,947 per discharge for psychiatric, rehabilitation and long-term hospital services, respectively. For Federal fiscal year 1999, these amounts are $8,686, $17,077 and $22,010 per discharge, respectively.

    Skilled nursing facilities have historically been reimbursed by Medicare on the basis of actual costs, subject to certain limits. The Balanced Budget Act requires the establishment of a prospective payment system for Medicare skilled nursing facilities under which facilities will be paid a Federal per diem rate for virtually all covered services. The new payment system will be phased in over three cost reporting periods, starting with cost reporting periods beginning on or after July 1, 1998. The law also institutes consolidated billing for skilled nursing facility services, under which payments for most non-physician Part B services for beneficiaries no longer eligible for Part A skilled nursing facility care will be made to the facility, regardless of whether the item or service was furnished by the facility, by others under arrangement, or under any other contracting or consulting arrangement. Consolidated billing is being implemented on a transition basis. As of December 31, 1998, 27 of Triad's hospitals operated skilled nursing facilities.

    Currently, physicians are paid by Medicare according to the physician fee schedule. However, physicians working in rural health clinics, such as those maintained by Triad, are reimbursed for their professional and administrative services through the rural health clinic subject to per visit limits unless the rural health clinic is based at a rural hospital with less than 50 beds. There are 20 rural health clinics affiliated with Triad hospitals.

    Medicare has special payment provisions for "sole community hospitals." A sole community hospital is generally the only hospital in at least a 35-mile radius. Six of Triad's facilities qualify as sole community hospitals under Medicare regulations. Special payment provisions related to sole community hospitals include a higher reimbursement rate, which is based on a blend of hospital-specific costs and the national reimbursement rate, and a 90% payment "floor" for capital costs which guarantees the sole community hospital capital reimbursement equal to 90% of capital cost. In addition, the CHAMPUS program has special payment provisions for hospitals recognized as sole community hospitals for Medicare purposes.

    Medicaid. Most state Medicaid payments are made under a prospective payment system or under programs which negotiate payment

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levels with individual hospitals. Medicaid reimbursement is often less than a hospital's cost of services. Medicaid is currently funded jointly by the state and the Federal governments. The Federal government and many states are currently considering significant reductions in the level of Medicaid funding while at the same time expanding Medicaid benefits, which could adversely affect future levels of Medicaid reimbursement received by the hospitals of Triad.

    On November 27, 1991, Congress enacted the Medicaid Voluntary Contribution and Provider-Specific Tax Amendments of 1991, which limit the amount of voluntary contributions and provider-specific taxes that can be used by states to fund Medicaid and require the use of broad-based taxes for such funding. As a result of enactment of these amendments, certain states in which Triad operates have adopted broad-based provider taxes to fund their Medicaid programs. The impact of these new taxes upon Triad has not been materially adverse. However, Triad cannot predict whether any additional broad-based provider taxes will be adopted by the states in which it operates and, accordingly, it is not able to assess the effect of such additional taxes on its results of operations or financial position.

    Annual Cost Reports. All hospitals participating in the Medicare program, whether paid on a reasonable cost basis or under PPS, are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries. Review of previously submitted annual cost reports and the cost report preparation process are areas included in the ongoing government investigations of Columbia/HCA. It is too early to predict the outcome of these investigations, but if Triad, or any of its facilities, were found to be in violation of Federal or state laws relating to Medicare, Medicaid or similar programs, they could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Any such sanctions could have a material adverse effect on the financial position and results of operations of Triad. Columbia/HCA has agreed to indemnify Triad in respect of losses arising from such government investigations. See "Arrangements Relating to the Distribution--Distribution Agreement" and "Government Regulation and Other Factors--Governmental Investigation of Columbia/HCA and Related Litigation" for more information regarding such arrangement.

    Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to Triad under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. Providers also have rights of appeal, and it is common to contest issues raised in audits of prior years' reports. Pursuant to the terms of the distribution agreement, Triad will be responsible for the Medicare, Medicaid and Blue Cross cost reports, and associated receivables and payables, for its facilities for all periods ending after the distribution date. Columbia/HCA has agreed to indemnify Triad with respect to the Medicare, Medicaid and Blue Cross cost reports for the Triad facilities relating to periods ending on or prior to the distribution date. See "Arrangements Relating to the Distribution--Distribution Agreement."

    Managed Care. Pressures to control the cost of health care have resulted in increases to the percentage of admissions and net revenues attributable to managed care payers. The percentage of Triad's admissions attributable to managed care payers increased from 28.7% for the year ended December 31, 1997 to 32.2% for the year ended December 31, 1998 and the percentage of Triad's net revenues attributable to managed care payers increased from 23.2% for the year ended December 31, 1997 to 26.7% for the year ended December 31, 1998. Triad expects that the trend toward increasing percentages related to managed care payers will continue in the future. Triad generally receives lower payments from managed care payers than from traditional commercial/indemnity insurers; however, as part of its business strategy, Triad

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intends to take steps to improve its managed care position. See "Business--
Business Strategy" for a more detailed discussion of such strategy.

    Commercial Insurance. Triad hospitals provide services to some individuals covered by private health care insurance. Private insurance carriers make direct payments to such hospitals or, in some cases, reimburse their policy holders, based upon the particular hospital's established charges and the particular coverage provided in the insurance policy.

    Commercial insurers are continuing efforts to limit the payments for hospital services by adopting discounted payment mechanisms, including prospective payment or DRG based payment systems, for more inpatient and outpatient services. To the extent that such efforts are successful and reduce the insurers' reimbursement to hospitals and the costs of providing services to their beneficiaries, such reduced levels of reimbursement may have a negative impact on the operating results of the hospitals of Triad.

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                    GOVERNMENT REGULATION AND OTHER FACTORS

    Licensure, Certification and Accreditation. Health care facility construction and operation is subject to Federal, state and local regulations relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection laws. Facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. All of the health care facilities of Triad are properly licensed under appropriate state laws. All of the hospitals affiliated with Triad are certified under the Medicare and Medicaid programs and all but one such hospital are accredited by the Joint Commission on Accreditation of Healthcare Organizations, the effect of which is to permit the facilities to participate in the Medicare and Medicaid programs. Certain of Triad's psychiatric facilities do not participate in these programs. Should any facility lose its accreditation by this Joint Commission, or otherwise lose its certification under the Medicare program, the facility would be unable to receive reimbursement from the Medicare and Medicaid programs. The facilities of Triad are in substantial compliance with current applicable Federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, it may be necessary for Triad to effect changes in their facilities, equipment, personnel and services.

    Certificates of Need. The construction of new facilities, the acquisition of existing facilities, and the addition of new beds or services may be subject to review by state regulatory agencies under a CON program. Triad operates one hospital in a state (Alabama) that requires CON approval to expand acute care hospital services. Such laws generally require appropriate state agency determination of public need and approval prior to the addition of beds or services or certain other capital expenditures. Failure to obtain necessary state approval can result in the inability to expand facilities, add services, complete an acquisition or change ownership. Further, violation may result in the imposition of civil sanctions or the revocation of a facility's license.

    State Rate Review. The state of Arizona adopted legislation mandating rate or budget review for hospitals. In the aggregate, state rate or budget review and indigent tax provisions have not materially adversely affected the results of operations of Triad. Triad is not able to predict whether any additional state rate or budget review or indigent tax provisions will be adopted and, accordingly, is not able to assess the effect thereof on its results of operations or financial condition.

    Utilization Review. Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards, are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients must be reviewed by peer review organizations, which review the appropriateness of Medicare and Medicaid patient admissions and discharges, the quality of care provided, the validity of DRG classifications and the appropriateness of cases of extraordinary length of stay or cost. Peer review organizations may deny payment for services provided, may assess fines and also have the authority to recommend to HHS that a provider which is in substantial noncompliance with the standards of the peer review organization be excluded from participation in the Medicare program. Utilization review is also a requirement of most non-governmental managed care organizations.

    Medicare Regulations and Fraud and Abuse. Participation in the Medicare program is heavily regulated by Federal statute and regulation. If a hospital provider fails substantially to comply with the numerous conditions of participation in the Medicare program or performs certain prohibited acts, such hospital's participation in the Medicare

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program may be terminated or civil or criminal penalties may be imposed upon it under certain provisions of the Social Security Act. Prohibited acts include:

 . making false claims to Medicare, including claims for services not rendered, misrepresenting actual services rendered in order to obtain higher reimbursement or cost report fraud;


 .  making claims for items or services that are "medically unnecessary";

 . routinely waiving co-payments or deductibles to induce patients to order items or services from a specific provider;

 . contracting with individuals that they know or should know have been excluded from participation in a federal healthcare program;

 . offering, paying or receiving any remuneration (including kickbacks, bribes or rebates) in return for referrals or purchasing items or services reimbursable under a federal health program;

 . failing to stabilize any individual who comes to a hospital's emergency room with an "emergency medical condition," within the scope of services available by the facility; and

 . transferring any stabilized patient to another health care facility before the other facility has agreed to the transfer of the patient, if the other facility does not have sufficient room and staff to treat the patient, without the patient's emergency department medical records, or without appropriate life support equipment.

    The provisions of the Anti-Kickback Statute prohibit providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration in return for either making a referral for a service or item covered by a federal healthcare program or ordering any covered service or item. Violations of this statute may be punished by a fine of up to $50,000 or imprisonment for each violation and damages up to three times the total amount of remuneration. In addition, the Medicare Patient and Program Protection Act of 1987, as amended by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Balanced Budget Act (as so amended, the "Protection Act") imposes penalties for a violation of these prohibitions, including exclusion from participation in federal healthcare programs such as Medicare and Medicaid.

    The Protection Act authorized the Office of the Inspector General ("OIG") to publish regulations outlining certain categories of activities that would be deemed not to violate the Anti-Kickback Statute. In 1991, the OIG published final safe harbor regulations implementing the Congressional intent expressed in the Protection Act. Currently there are safe harbors for certain physician investments, rental of space or equipment, personal services and management contracts, warranties, discounts, payments to employees, group purchasing organizations and waivers of deductibles. The preamble to the safe harbor regulations states that the failure of a particular business arrangement to comply with the regulations does not determine whether the arrangement violates the Anti-Kickback Statute because the regulations do not make conduct illegal. Any conduct that could be construed to be illegal after the promulgation of this rule would have been illegal prior to the publication of the regulations. Additional safe harbors have been proposed, including a safe harbor for physician investments in entities located in rural areas as well as freestanding ambulatory surgery centers. Triad is not able to determine if or when such proposed safe harbors will be enacted, and if enacted whether it will be able to meet the requirements for protection.

    HIPAA, which became effective on January 1, 1997, amends, among other things, Title XI (42 U.S.C. (S) 1301 et seq.) to broaden the scope of certain fraud and abuse laws to include all health care services, whether or not they are reimbursed under a Federal program, and creates new enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. Under HIPAA, health care fraud, now defined as knowingly

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and willfully executing or attempting to execute a "scheme or device" to defraud any health care benefit program, is made a Federal criminal offense. In addition, for the first time, Federal enforcement officials will have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed health care fraud, even if the investor, officer or employee had no knowledge of the fraud. HIPAA also establishes a new violation for the payment of inducements to Medicare or Medicaid beneficiaries in order to influence those beneficiaries to order or receive services from a particular provider or practitioner. The Balanced Budget Act also allows civil monetary penalties to be imposed on a provider contracting with individuals or entities that the provider knows or should know is excluded from a federal healthcare program.

    The OIG at HHS is responsible for identifying and eliminating fraud, abuse and waste in HHS programs and for promoting efficiency and economy in HHS departmental operations. The OIG carries out this mission through a nationwide program of audits, investigations and inspections. In order to provide guidance to health care providers, the OIG has from time to time issued "fraud alerts" which, although they do not have the force of law, identify features of transactions, which may indicate that the transaction could violate the Anti-Kickback Statute or other federal heathcare laws. The OIG has identified the following incentive arrangements as potential violations:

 . ""gainsharing'' or the practice of giving physicians a percentage share of any reduction in the hospital's costs for patient care attributable in part to the physician's efforts.

 . payment of any sort of incentive by the hospital each time a physician refers a patient to the hospital;

 . the use of free or significantly discounted office space or equipment (in facilities usually located close to the hospital);

 . provision of free or significantly discounted billing, nursing or other staff services;

 . free training for a physician's office staff in areas such as management techniques and laboratory techniques;

 . guarantees which provide that, if the physician's income fails to reach a predetermined level, the hospital will supplement the remainder up to a certain amount;

 . low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients (or some number of patients) to the hospital;

 .  payment of the costs of a physician's travel and expenses for conferences;

 . coverage on the hospital's group health insurance plans at an inappropriately low cost to the physician; or

 . payment for services (which may include consultations at the hospital) which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of services rendered.

    The OIG has encouraged persons having information about hospitals who offer the above types of incentives to physicians to report such information to the OIG.

    Section 1877 of the Social Security Act, commonly known as the "Stark Law", prohibits referrals of Medicare and Medicaid patients by physicians to entities with which the physician has a financial relationship and which provide certain "designated health services" which are reimbursable by Medicare or Medicaid. "Designated health services" include, among other things, clinical laboratory services, physical and occupational therapy services, radiology services, durable medical equipment, home health services, and inpatient and outpatient hospital services. Sanctions for violating the Stark Law include civil money penalties up to $15,000 per prohibited service provided, assessments equal to twice the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs. There are a number of exceptions to the self-referral prohibition, including an exception if the physician has an ownership interest in the entire hospital. In addition, a

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physician may have an ownership interest in and refer patients to an entity providing designated health services if the entity is located in a rural area. The requirements of the "rural provider" exception are;

    (1) the provider is located in an area that is not considered a metropolitan statistical area, and

    (2) at least 75 percent of the patients served by the facility reside in a rural area.

    Proposed regulations implementing the Stark Law, as amended, have not been implemented. Triad cannot predict the final form that such regulations will take or the effect that the Stark Law or the regulations promulgated thereunder will have on Triad.

    Triad provides financial incentives to recruit physicians into the communities served by its hospitals, including loans and minimum revenue guarantees. Although HHS has proposed a safe harbor for certain physician recruitment, no safe harbor for physician recruitment is currently in force. Additionally, physicians who are in a position to generate referrals hold investment interests in several of Triad's hospitals and surgery centers. The ownership structure of some of these facilities may not be protected by a safe harbor. Triad also enters into certain independent contractor agreements, employment agreements, leases and other agreements with physicians. Although Triad believes that its arrangements with physicians comply with current law, since some of these arrangements do not meet the requirements for safe harbor protection there can be no assurance that regulatory authorities who enforce such laws will not determine that such activities or other physician arrangements violate the Anti-Kickback Statute or other applicable laws. Such a determination could subject Triad to liabilities under the Social Security Act, including criminal penalties, civil monetary penalties and/or exclusion from participation in Medicare, Medicaid or other Federal health care programs, any of which could have a material adverse effect on the business, financial condition or results of operations of Triad.

    Evolving interpretations of current, or the adoption of new, Federal or state laws or regulations could affect many of the arrangements entered into by Triad's hospitals. There is increasing scrutiny by law enforcement authorities, HHS, OIG, the courts and Congress of arrangements between health care providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and opportunities. Investigators have also demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between health care providers and potential referral sources.

    The Social Security Act also imposes criminal and civil penalties for submitting false claims to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered, misrepresenting actual services rendered in order to obtain higher reimbursement and cost report fraud. Like the Anti-Kickback Statute, this statute is very broad. Careful and accurate coding of claims for reimbursement, including cost reports, must be performed to avoid liability under the false claims statutes.

    Many of the states in which Triad operates also have adopted, or are considering adopting, laws that prohibit payments to physicians in exchange for referrals similar to the Anti-Kickback Statute, some of which apply regardless of the source of payment for care. These statutes typically provide criminal and civil penalties as well as loss of licensure. Many states also have passed self-referral legislation similar to the Stark Law, prohibiting the referral of patients to entities with which the physician has a financial relationship regardless of the source of payment for care. Little precedent exists for the interpretation or enforcement of these state laws.

    Corporate Practice of Medicine. Some of the states in which Triad operates have laws that prohibit corporations and other entities from employing physicians or that prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers. In addition, some states restrict certain business relationships between physicians and pharmacies. Possible sanctions for violation of

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these restrictions include loss of a physician's license and civil and criminal penalties. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Although Triad exercises care to structure its arrangements with health care providers to comply with the relevant state law, and believes such arrangements comply with applicable laws in all material respects, there can be no assurance that governmental officials charged with responsibility for enforcing these laws will not assert that Triad, or certain transactions in which it is involved, is in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with the interpretations of Triad.

    Health Care Reform. Health care, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Proposals that have been considered include cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, patients' bills of rights and requirements that all businesses offer health insurance coverage to their employees. The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to health care providers such as hospitals. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the business, financial condition or results of operations of Triad.

    Conversion Legislation. Many states have enacted or are considering enacting laws affecting the conversion or sale of not-for-profit hospitals. These laws, in general, include provisions relating to attorney general approval, advance notification and community involvement. In addition, state attorneys general in states without specific conversion legislation may exercise authority over these transactions based upon existing law. In many states there has been an increased interest in the oversight of not-for-profit conversions. The adoption of conversion legislation and the increased review of not-for-profit hospital conversions may increase the cost and difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

    Revenue Ruling 98-15. During March 1998, the IRS issued guidance regarding the tax consequences of joint ventures between for-profit and not-for-profit hospitals. Triad has not determined the impact of the tax ruling on its existing joint ventures, or the development of future ventures, and is consulting with its joint venture partners and tax advisers to develop an appropriate course of action. The tax ruling could limit joint venture development with not-for-profit hospitals, require the restructuring of certain existing joint ventures with not-for-profits and influence the exercise of "put agreements"--agreements that require the purchase of the partner's interest in the joint venture--by certain existing joint venture partners.

    Environmental Matters. Triad is subject to various Federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Triad does not expect that it will be required to expend any material amounts in order to comply with these laws and regulations or that compliance will materially affect its capital expenditures, earnings or competitive position.

    Insurance. As is typical in the health care industry, Triad is subject to claims and legal actions by patients in the ordinary course of business. To cover these claims, Triad maintains professional malpractice liability insurance and general liability insurance in amounts which it believes to be sufficient for its operations, although some claims may exceed the scope of the coverage in effect. Triad also maintains umbrella coverage. At various times in the past, the cost of malpractice and other liability insurance has risen significantly. Therefore, there can be no assurance that such insurance will continue to be available at reasonable prices which will allow Triad to maintain adequate levels of coverage. Substantially all losses in periods prior to the distribution are insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA. Columbia/HCA has agreed to indemnify Triad in respect of claims covered by such insurance policies, and workers compensation claims arising prior to the distribution. See "Arrangements Relating to the Distribution--Distribution Agreement" and "--Insurance Allocation and Administration Agreement" for a more detailed discussion of such arrangements.

    Because substantially all liability for general and professional liability claims incurred is insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA, and Columbia/HCA maintains the related reserve, no reserve for general and professional liability risks is recorded on the balance sheets of Triad. Any losses incurred in excess of amounts maintained under such insurance will be funded from working capital. There can be no assurance that the cash flow of Triad will be adequate to provide for professional and general liability claims in the future.

    Governmental Investigation of Columbia/HCA and Related Litigation. In March 1997, various facilities of Columbia/HCA's El Paso, Texas operations were searched by Federal authorities pursuant to search warrants, and government agents removed various records and documents. In February 1998, an additional warrant was executed and a single computer was seized.

    In July 1997, various Columbia/HCA affiliated facilities and offices were searched pursuant to search warrants. During July, September and November 1997, Columbia/HCA also was served with subpoenas requesting records and documents related to laboratory billing and DRG coding in various states and home health operations in various jurisdictions, including, but not limited to, Florida. In January 1998, Columbia/HCA received a subpoena which requested records and documents relating to physician relationships.

    The United States District Court for the Middle District of Florida, in Fort Myers, issued an indictment against three employees of a subsidiary of Columbia/HCA in July 1997. The indictment relates to the alleged false characterization of interest payments on certain debt resulting in Medicare and CHAMPUS overpayments since 1986 to Columbia Fawcett Memorial Hospital, a Port Charlotte, Florida hospital that was acquired by Columbia/HCA in 1992. Columbia/HCA has been served with subpoenas for various records and documents. In July 1998, a fourth employee of a subsidiary of Columbia/HCA was indicted by a superseding indictment. According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and CHAMPUS cost reports for years 1992 and 1993 and a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted of all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee.

    Several hospital facilities affiliated with Columbia/HCA in various states have received individual Federal and/or state government inquiries, both informal and formal, requesting information related to reimbursement from government programs.

    Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the scope of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future.

    Columbia/HCA also is the subject of a formal order of investigation by the Commission. Columbia/HCA understands that the investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the Federal securities laws.

    Columbia/HCA is a defendant in several qui tam actions, or actions under state statutes which are brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act, 31 U.S.C. (S) 3729 et seq., for improper claims submitted to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims involving false claims presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. To the knowledge of Columbia/HCA, the government has intervened in five qui tam actions. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware.

    Since April 8, 1997, numerous Federal securities class action and derivative lawsuits have been brought against Columbia/HCA and a number of its current and former directors, officers and employees. On October 10, 1997, all of the securities class action claims were consolidated into a single-captioned case which seeks the certification of a class of persons or entities who acquired Columbia/HCA's common stock from April 9, 1994 to September 9, 1997. The lawsuit alleges, among other things, that the defendants committed violations of the Federal securities laws by materially inflating Columbia/HCA's revenues and earnings through a number of practices, including upcoding, maintaining reserve cost reports, disseminating false and misleading statements, cost shifting, illegal reimbursements, improper billing, unbundling and violating various Medicare laws. The lawsuit seeks compensatory damages, costs and expenses. On October 10, 1997, all of the derivative law claims were consolidated into a single-captioned case. The lawsuit alleges, among other things, derivative claims against the individual defendants that they intentionally or negligently breached their fiduciary duties to Columbia/HCA by authorizing, permitting or failing to prevent Columbia/HCA from engaging in various schemes to improperly increase revenue, upcoding, improper cost reporting, improper referrals, improper acquisition practices and overbilling. In addition, the lawsuit asserts a derivative claim against some of the individual defendants for breaching their fiduciary duties by engaging in insider trading. The lawsuit seeks restitution, damages, recoupment of fines or penalties paid by Columbia/HCA, restitution and pre-judgment interest against the alleged insider trading defendants, and costs and disbursements. In addition, the lawsuit seeks orders prohibiting Columbia/HCA from paying individual defendants employment benefits, terminating all improper business relationships with individual defendants, and requiring Columbia/HCA to implement effective corporate governance and internal control mechanisms designed to monitor compliance with Federal and state laws and ensure reports to the Board of material violations of law.

    Several derivative actions have been filed in state court by certain purported stockholders of Columbia/HCA against certain of Columbia/HCA's current and former officers and directors alleging breach of fiduciary duty and failure to take reasonable steps to ensure that Columbia/HCA did not engage in illegal practices which exposed Columbia/HCA to significant damages.

    A suit filed on November 7, 1997 against Columbia/HCA and certain members of the retirement committee alleges violations of the Employee Retirement Income Security Act of 1974. The suit alleges Columbia/HCA breached its fiduciary duty to participants in Columbia/HCA's stock bonus plan, fraudulently concealed information from the public and fraudulently inflated Columbia/HCA's stock price through billing fraud, over charges, inaccurate medical cost reports and illegal kickbacks for physician referrals.

    Columbia/HCA also is a defendant in a number of Federal and state court actions filed by patients and/or payers, alleging, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the lawsuits have been conditionally certified as class actions and others are purported class actions.

    It is too early to predict the effect or outcome of any of the ongoing investigations or qui tam, stockholder derivative and class action lawsuits, or whether any additional investigations or litigation will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, then Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam, stockholder derivative and class action lawsuits may be substantial and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such lawsuits. Any such sanctions or losses could have a material adverse effect on Columbia/HCA's financial position and results of operations.

    Pursuant to the distribution agreement entered into by and among Columbia/HCA, Triad and LifePoint in connection with the distribution, Columbia/HCA has agreed to indemnify Triad and LifePoint in respect of any losses which they may incur as a result of the proceedings described above. Columbia/HCA has also agreed to indemnify Triad and LifePoint in respect of any losses which they may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the proceedings described above. Columbia/HCA has also agreed that, in the event that any hospital owned by Triad or LifePoint is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to Triad or LifePoint, as the case may be, in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. Each of Triad and LifePoint has agreed that, in connection with the government investigations described above, it will participate with Columbia/HCA in negotiating one or more compliance agreements setting forth each of their agreements to comply with applicable laws and regulations. See "Arrangements Relating to the Distribution--Distribution Agreement" for a more detailed discussion of such arrangement. If any of such indemnified matters were successfully asserted against Triad, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of Triad. Additionally, Columbia/HCA will not indemnify Triad for losses relating to any acts, practices and omissions engaged in by Triad after the distribution date, whether or not Triad is indemnified for similar acts, practices and omissions occurring prior to the distribution date.

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

                                  MANAGEMENT

Directors and Executive Officers

    The following table sets forth information regarding the directors and executive officers of Triad.

 Name                       Age Position with Triad
 ----                       --- -------------------
 James D. Shelton..........  45 Chairman of the Board, President and Chief
                                Executive Officer; Director
 Michael J. Parsons........  43 Executive Vice President and Chief Operating
                                Officer; Director
 Burke W. Whitman..........  43 Executive Vice President, Chief Financial
                                Officer and Treasurer
 Donald P. Fay.............  55 Executive Vice President, Secretary and General
                                Counsel
 Christopher A. Holden.....  34 Senior Vice President
 Nicholas J. Marzocco......  44 Senior Vice President
 G. Wayne McAlister........  52 Senior Vice President
 W. Stephen Love...........  47 Senior Vice President of Finance, Controller
 William R. Huston.........  44 Senior Vice President of Finance
 Thomas G. Loeffler, Esq...  52 Director
 Thomas F. Frist III.......  31 Director
 Marvin Runyon.............  74 Director
 Uwe E. Reinhardt, Ph.D. ..  60 Director
 Dale V. Kesler............  60 Director
 Gale Sayers...............  56 Director

    The Triad certificate of incorporation provides that the Triad Board of Directors will be divided into three classes, with the classes to be as nearly equal in number as possible, and that, of the initial Triad directors following the distribution, one-third will continue to serve until the 2000 annual meeting of stockholders, one-third will continue to serve until the 2001 annual meeting of stockholders, and one-third will continue to serve until the 2002 annual meeting of stockholders. Of the initial directors, Mr. Kesler and Mr. Runyon will serve until the 2000 annual meeting of stockholders; Mr. Frist, Mr. Shelton and Mr. Sayers will serve until the 2001 annual meeting of stockholders; and Mr. Loeffler, Mr. Parsons and Dr. Reinhardt will serve until the 2002 annual meeting of stockholders. Starting with the 2000 annual meeting of stockholders, one class of directors will be elected each year for a three-year term.

    James D. Shelton is the Chairman of the Board, President and Chief Executive Officer and a Director of Triad since May 11, 1999. From January 1, 1998, through May 11, 1999, he served as the President of the Pacific Group of Columbia/HCA. Prior to that time, Mr. Shelton served as President of the Central Group of Columbia/HCA from June 1994 until January 1, 1998; Executive Vice President of the Central Division of National Medical Enterprises, Inc. (presently called Tenet Healthcare Corporation) from May 1993 to June 1994; and Senior Vice President of Operations of National Medical Enterprises, Inc. prior thereto.

    Michael J. Parsons is an Executive Vice President and Chief Operating Officer and a Director of Triad since May 11, 1999. From January 1, 1998, through May 11, 1999, he served as the Chief Operating Officer of the Pacific Group. Prior to that time, Mr. Parsons served as Chief Financial Officer of the Central Group of Columbia/HCA from July 1994 until January 1, 1998; and Chief Financial Officer of the Central Group of National Medical Enterprises, Inc. prior thereto.

    Burke W. Whitman is an Executive Vice President, Chief Financial Officer and Treasurer of Triad since May 11, 1999. From February 1, 1999, through May 11, 1999, he served as Chief Financial Officer of the Pacific Group of Columbia/HCA. From May 1994 until January 31, 1999, he served as President,

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

Chief Financial Officer, Director and Co-founder of Deerfield Health Corporation. Prior to such time, Mr. Whitman served as Vice President, Development and Finance of Almost Family, Inc., a wholly-owned subsidiary of Caretenders Health Corporation.

    Donald P. Fay is an Executive Vice President, Secretary and the General Counsel of Triad since May 11, 1999. From January 1, 1998, through May 11, 1999, he served as Senior Vice President of the Pacific Group of Columbia/HCA. Prior to that time, Mr. Fay served as Vice President--Legal of Columbia/HCA from February 1994 through December 1997, and Senior Counsel of Columbia/HCA prior thereto.

    Christopher A. Holden is a Senior Vice President of Triad since May 11, 1999. From January 1, 1998, through May 11, 1999, he served as President--West Division of the Pacific Group of Columbia/HCA. Prior to such time, Mr. Holden was President of the West Texas Division of the Central Group of Columbia/HCA from September 1997 until January 1, 1998; Vice President of Administration for the Central Group of Columbia/HCA from August 1994 until September 1997; and Assistant Vice President--Administration of the Central Group of National Medical Enterprises, Inc. prior thereto.

    Nicholas J. Marzocco is a Senior Vice President of Triad since May 11, 1999. From January 1, 1998, through May 11, 1999, he has served as President-- East Division of the Pacific Group of Columbia/HCA. Prior to that time, Mr. Marzocco served as Chief Operating Officer of the Louisiana Division of Columbia/HCA from September 1996 until January 1, 1998; and Chief Executive Officer of North Shore Regional Medical Center, a 310-bed hospital owned by National Medical Enterprises, Inc. and located in Slidell, Louisiana, prior thereto.

    G. Wayne McAlister is a Senior Vice President of Triad since May 11, 1999. From March 15, 1999, through May 11, 1999, he served as President--Central Division of the Pacific Group of Columbia/HCA. Prior to such time Mr. McAlister was an independent senior hospital management consultant from June 1997 until March 15, 1999; Regional Vice President of Paracelsus Healthcare Corporation from June 1995 until May 1997; Vice President, Operations, of Tenet Healthcare Corporation from August 1993 until May 1995; and President/Chief Operating Officer and Vice President of Operations of Healthcare International from February 1988 until November 1992.

  W. Stephen Love is a Senior Vice President of Finance and the Controller of Triad since May 11, 1999. From March 1, 1999, through May 11, 1999, he served as Senior Vice President of Finance/Controller of the Pacific Group of Columbia/HCA. Prior to that time he served as Senior Vice President/Corporate Chief Financial Officer-Operations of Charter Behavioral Health Systems, L.L.C. (formerly Charter Medical System) from December 1997 until March 1, 1999; Senior Vice President/Corporate Chief Financial Officer of Charter Behavioral Health Systems, L.L.C. from June 1997 until December 1997; and Vice President, Financial and Hospital Operations of Charter Medical System prior thereto.

  William R. Huston is a Senior Vice President of Finance of Triad since May 11, 1999. From January 1999, through May 11, 1999, he served as Senior Vice President of Finance of the Pacific Group of Columbia/HCA. Prior to that time he served as Division Chief Financial Officer of various divisions of the Central Group of Columbia/HCA from April 1995 to December 1998; and Division Chief Financial Officer of Tenet Healthcare Corporation prior thereto.

    Thomas G. Loeffler, Esq. has served as a Partner at the law firm of Arter & Hadden LLP since June 1993; he was an attorney and a consultant prior thereto. Mr. Loeffler served as a member of the U.S. Congress from 1979 to 1987. Mr. Loeffler is a Director of Billing Concepts Corp., Introgen Therapeutics, Inc. and the University of Texas Investment Management Company and is Vice Chairman of the Board of Regents of the University of Texas System. Mr. Loeffler became a Director of Triad on the distribution date.

    Thomas F. Frist III is the Co-founder of FS Partners, LLC, a private investment firm formed in 1994. Prior to such time, he was assistant to a principal at Rainwater, Inc., a private investment firm. Mr. Frist became a Director of Triad on the distribution date.

    Marvin Runyon served as the 70th Postmaster General of the United States from 1992 through 1998. Mr. Runyon was Chairman of the Board of the Tennessee Valley Authority from 1988 to 1992 and President and Chief Executive Officer of Nissan Motor Manufacturing Corporation U.S.A. prior thereto. Mr. Runyon is a Director of ProTeam.com and Stamps.com. Mr. Runyon became a Director of Triad on the distribution date.

    Uwe E. Reinhardt, Ph.D. is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University. Mr. Reinhardt is a Trustee of Duke University Health Center, H&Q Healthcare Investors and H&Q Life Sciences Investors, a Member of the Board of the Center for Healthcare Strategies, Inc. and a Member of the External Advisory Panel for Health, Nutrition and Population, The World Bank. Mr. Reinhardt became a Director of Triad on the distribution date.

    Dale V. Kesler served as a partner at Arthur Andersen LLP until April 1996 and as Managing Partner of Arthur Andersen's Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler is a director of CellStar Corporation, Elcor Corporation, American Homestar Corporation, New Millenium Homes, Resource Services, Inc. and Compass Banks--Dallas. Mr. Kesler became a Director of Triad on the distribution date.

    Gale Sayers is President and CEO of Sayers Computer Sources, a computer resale firm, that he co-founded in 1984. Mr. Sayers manages Sayers and Sayers Enterprises, a sport marketing and public relations firm. Mr. Sayers became a director of Triad on May 25, 1999.

Committees of the Board of Directors

    The Board of Directors has a number of standing committees, including an executive committee, an audit and compliance committee, and a compensation committee. The Board of Directors does not have a standing nominating committee, but rather acts as a committee of the whole to screen candidates to be nominated for election thereto by the stockholders or chosen to fill newly created directorships or vacancies on the Triad Board of Directors.

    The executive committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of Triad when the Board of Directors is not in session. All action taken by the executive committee is reported to and reviewed by the Board of Directors. The members of the executive committee are Mr. Loeffler, Mr. Kesler and Mr. Shelton, with Mr. Shelton serving as Chair.

    The audit and compliance committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of Triad and its subsidiaries, the arrangements for and the scope of the audits to be performed by them and the internal audit activities, accounting procedures and controls of Triad, and reviews the annual consolidated financial statements of Triad. The committee also monitors adherence to Triad's regulatory compliance program. The members of the audit and compliance committee are Dr. Reinhardt, Mr. Kesler and Mr. Runyon, with Mr. Runyon serving as Chair.

    The compensation committee of the Triad Board of Directors is responsible for approving compensation arrangements for executive management of Triad, reviewing compensation plans relating to officers, grants of options and other benefits under Triad's employee benefit plans and reviewing generally Triad's employee compensation policy. The members of the compensation committee are Mr. Sayers, Mr. Frist and Mr. Loeffler, with Mr. Loeffler serving as Chair.

Compensation of Directors

    The annual retainer for outside directors who are neither officers nor employees of Triad is $18,000 and the Board meeting fee is $1,500 per meeting. Committee members receive a fee of $500 per meeting payable only for attendance at committee meetings not held in conjunction with a meeting of the Board of Directors. Directors also are reimbursed for expenses incurred relating to attendance at meetings. Under the outside directors stock and incentive compensation plan, each non-employee director may elect to receive, in lieu of all or any portion, in multiples of 25%, of his annual retainer, deferred stock units, the payout of which, at the election of the director, may be deferred for two years or until the end of such director's term of office. The payment of deferred stock units will be made through the issuance of a stock certificate for a number of shares equal to the number of deferred stock units.

    The plan further provides that each non-employee director will receive a one-time grant of an option, as of a date to be selected by the Board, to acquire shares of Triad common stock, exercisable at the fair market value of Triad common stock on the date of grant, for a number of shares to be determined by the Board. Each person who is a non-employee director on the day of the annual meeting of Triad's stockholders will be granted on a date to be selected by the Board, an option to acquire shares of Triad common stock, exercisable at the fair market value of Triad common stock on the date of grant, for a number of shares to be determined by the Board. The one-time options and the annual options will each become exercisable as to one-quarter of the shares covered by the option on each of the first four anniversaries of the date of grant. Upon the occurrence of a change of control of Triad, each outstanding option shall become fully and immediately exercisable.

    The plan further provides that non-employee directors may receive discretionary option grants.

Executive Compensation

    The following table sets forth the compensation paid by Columbia/HCA to the chief executive officer of Triad and the four executive officers of Triad who were, based on such compensation, the most highly compensated Triad executive officers for the year ended December 31, 1998. All cash compensation was paid by Columbia/HCA and all stock compensation was in the form of Columbia/HCA common stock or options to purchase shares of Columbia/HCA common stock. The principal positions listed in the table are those that such persons currently hold with Triad.

                           Summary Compensation Table

                                Annual Compensation                Long-Term Compensation
                         ---------------------------------- ------------------------------------
                                                  Other     Restricted  Securities      All
                                                  Annual      Stock     Underlying     Other
  Name and Principal           Salary   Bonus  Compensation   Awards   Options/SARS Compensation
       Position          Year  ($)(2)  ($)(3)     ($)(4)      ($)(5)      (#)(6)       ($)(7)
  ------------------     ---- -------- ------- ------------ ---------- ------------ ------------
James D. Shelton (1)...  1998 $529,125 $   --    $   --      $124,490        --        $9,448
  Chairman, President
  and                    1997 $415,000 $41,500   $   --      $221,400    350,000       $7,629
  Chief Executive
  Officer                1996 $350,000 $35,000   $   --      $187,000     82,500       $7,214
Michael J. Parsons.....  1998 $309,375 $   --    $   --      $ 37,493        --        $7,561
  Executive Vice         1997 $225,000 $56,250   $   --      $ 75,000    135,000       $7,629
  President and Chief
  Operating Officer
Nicholas J. Marzocco...  1998 $271,688 $   --    $34,448     $ 51,745        --        $7,224
  Senior Vice President  1997 $207,000 $77,625   $31,158     $ 34,510     64,000       $7,004
Christopher A. Holden..  1998 $243,750 $   --    $26,594     $ 64,997        --        $7,399
  Senior Vice President  1997 $195,000 $42,840   $28,950     $    --      60,000       $6,373
Donald P. Fay..........  1998 $240,300 $   --    $   --      $    --       4,200       $8,348
  Executive Vice         1997 $178,000 $62,300   $   --      $    --      12,000       $8,438
  President, Secretary
  and General Counsel

---------
(1) Pursuant to Commission rules, includes information for 1996 because Mr. Shelton's compensation for that year was previously included in public disclosure by Columbia/HCA.
(2) 1998 salary amounts do not include the value of restricted stock awards granted in lieu of a portion of annual salary.
(3) Reflects bonus earned during the fiscal year. In some instances, all or a portion of the bonus was paid during the following fiscal year. Each of the executive officers identified in the table, except for Messrs. Holden and Fay, had the option to take all or part of their bonus in shares of Columbia/HCA restricted stock at a 25% discount from the fair market value at the time of grant, which is reflected in the Restricted Stock Awards column. Columbia/HCA's cash bonus program was discontinued in August 1997.
(4) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for any executive officer identified in the table. Other compensation consists principally of relocation expenses.
(5) 1998 amounts represent the average of the closing prices of Columbia/HCA shares issued pursuant to Columbia/HCA's amended and restated 1995 management stock purchase plan in lieu of a portion of annual salary on trading days during the deferral period. 1997 amounts represent the average of the closing price on the five trading days prior to the grant date of shares of Columbia/HCA shares granted pursuant to Columbia/HCA's amended and restated 1995 management stock purchase plan in lieu of all or a portion of a cash bonus. As of January 1, 1999, Messrs. Shelton, Parsons, Marzocco and Holden held an aggregate of 21,172, 6,971, 3,136 and 2,453 shares of restricted stock, respectively. Pursuant to Commission rules, after deducting the consideration paid therefor, the shares held by Messrs. Marzocco and Holden had a net pre-tax value of $12,933 and $11,965, respectively, and the shares held by Messrs. Shelton and Parsons were without value. Dividends will be payable on shares of restricted stock if and to the extent paid on Columbia/HCA's common stock generally, regardless of whether or not the shares are vested.
(6) Options to acquire shares of Columbia/HCA common stock. Columbia/HCA granted options at two separate times in 1997. The 1997 regular grant was issued in February 1997. A special grant was issued in November 1997 to help ensure the retention and motivation of key executives, including Messrs. Shelton, Parsons, Marzocco and Holden, at the time Columbia/HCA was reorganizing. On average, the size of the November 1997 grant is two times a competitive median long-term grant for a two-year period (1998-99).
(7) Consists of Columbia/HCA contributions to Columbia/HCA's savings and investment plan, money purchase plan and stock bonus plan.

                       Columbia/HCA Option Grants in 1998

    The following table sets forth information on grants of options to purchase shares of Columbia/HCA common stock made during 1998 to the persons named in the Summary Compensation Table. For a discussion of the treatment of such options and certain replacement grants of options to purchase shares of Triad common stock, see "Arrangements Relating to the Distribution --Benefits and Employment Matters Agreement--Treatment of Columbia/HCA Common Stock Options."

                     Option/SAR Grants in Last Fiscal Year

                                                                             Potential Realizable Value
                                        Percent of                            At Assumed Annual Rates
                           Number of      Total                                    of Stock Price
                          Securities   Options/SARs                         Appreciation for Securities
                          Underlying    Granted to  Exercise or                    Option Term(4)
                         SARS/Options  Employees in  Base Price  Expiration ----------------------------
   Name                  Granted(#)(1) Fiscal Year  ($/sh)(2)(3)    Date        5%($)         10%($)
   ----                  ------------- ------------ ------------ ---------- ------------- --------------
James D. Shelton........       --           --             --         --              --             --
Michael J. Parsons......       --           --             --         --              --             --
Nicholas J. Marzocco....       --           --             --         --              --             --
Christopher A. Holden...       --           --             --         --              --             --
Donald P. Fay...........     4,200         0.06%      $26.4688     3/5/08   $   69,913.56 $   177,174.69

---------
(1) Options to acquire Columbia/HCA common stock.
(2) The option exercise price may be paid in shares of Columbia/HCA common stock owned by the executive officer, in cash, or a combination thereof.
(3) The ten-year options become exercisable with respect to 25% of the shares covered thereby on the second, third, fourth and fifth anniversary dates following the date of grant. The exercise price was equal to the fair market value of the Columbia/HCA common stock on the date of the grant.
(4) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Columbia/HCA common stock over the term of the options. These amounts do not take into account provisions of the options relating to termination of the option following termination of employment, non-transferability or vesting over periods of up to five years.

   Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR
                                     Values

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised         In-the-Money
                              Options/SARs at Fiscal    Options/SARs at Fiscal
                                    Year-End(#)             Year-End($)(1)
                             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
James D. Shelton............   84,375       453,125        --           --
Michael J. Parsons..........   37,125       178,875        --           --
Nicholas J. Marzocco........    3,750        75,250        --           --
Christopher A. Holden.......    5,280        71,280        --           --
Donald P. Fay...............   27,750        39,450        --           --

---------
(1) The closing price for the Columbia/HCA common stock, as reported by the NYSE, on December 31, 1998 was $24.75. Value is calculated on the basis of the difference between the option exercise price and $24.75, multiplied by the number of shares of Columbia/HCA common stock underlying the option.

Benefits and Employment Matters Agreement

    In connection with the distribution, Columbia/HCA, LifePoint and Triad entered into the benefits and employment matters agreement, which allocates responsibilities for employee compensation, benefits, labor, benefit plan administration and certain other employment matters on and after the distribution date. Among other things, the benefits and employment matters agreement generally provides for grants to Triad employees of options to purchase shares of LifePoint common stock and Triad common stock in respect of vested options to purchase Columbia/HCA common stock, other than incentive stock options, and grants to purchase Triad stock in replacement of incentive stock options covering Columbia/HCA common stock. The benefits and employment matters agreement also provides for the establishment of certain of the benefit plans described in this section. See "Arrangements Relating to the Distribution--Benefits and Employment Matters Agreement" for a more detailed description of such arrangements.

The 1999 Long-Term Incentive Plan

    Reservation of Shares. Triad adopted the 1999 long-term incentive plan pursuant to which 5,350,000 shares of Triad common stock have been reserved for issuance. The shares of Triad common stock to be issued will be made available from authorized but unissued shares of Triad common stock or issued shares that have been reacquired by Triad. If any shares of Triad common stock that are the subject of an award are not issued and cease to be issuable for any reason, such shares will no longer be charged against the maximum share limitations and may again be made subject to awards. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting Triad or the Triad common stock, proportionate adjustments may be made to the number of shares available for grant, as well as the other maximum share limitations, under the long-term incentive plan, and the number of shares and prices under outstanding awards.

    Duration. The long-term incentive plan has a term of 10 years, subject to earlier termination or amendment by the Triad Board of Directors.

    Administration. The long-term incentive plan is administered by the compensation committee of the Board of Directors. Subject to the limitations set forth in the long-term incentive plan, the compensation committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable, and the duration of the award.

    Eligibility. All employees of Triad and its subsidiaries and, in the case of awards other than incentive stock options, any consultant or independent contractor providing services to Triad or a subsidiary, are eligible to be granted awards under the long-term incentive plan, as selected from time to time by the compensation committee in its sole discretion.

    Types of Awards. The long-term incentive plan will authorize the grant of the following types of awards:

 . Stock Options (nonqualified and incentive stock options). The maximum number of shares that may be covered under options granted to any individual in any calendar year is 700,000 shares. The exercise price of an option may be determined by the compensation committee, provided that the exercise price per share of an option may not be less than the fair market value of a share of Triad common stock on the date of grant. The value of Triad common stock, determined at the time of grant, that may be subject to incentive stock options that become exercisable by an employee in any one year is limited to $100,000. The maximum term of any stock option will be ten years from the date of grant. The compensation committee is to determine the extent to which an option will become and/or remain exercisable in the event of termination of employment or service of a participant under various circumstances, including retirement, death or disability, subject to certain limitations for incentive stock options. Subject to certain terms and conditions, an option may be exercised in whole or in part at any time during the term thereof by written notice to Triad, together with payment of the aggregate exercise price of the option. In addition to the exercise price, the participant must pay Triad in cash or, at the compensation committee's discretion, in Triad common stock, the full amount of all applicable income tax and employment tax amounts required to be withheld in connection with the exercise of the option.

 . Stock Appreciation Rights. A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the holder, upon exercise, to receive a payment based on the excess of the fair market value of a share of Triad common stock on the date of exercise over the base price of the stock appreciation right, which may not be less than the fair market value of a share of Triad common stock on the date of grant, multiplied by the number of shares as to which such stock appreciation right is being exercised. The maximum term of a stock appreciation right will be 10 years from the date of grant. No more than 700,000 shares of Triad common stock may be subject to stock appreciation rights granted to any one participant during any calendar year. Stock appreciation rights are payable, in the discretion of the compensation committee, in cash, in shares of Triad common stock, or in a combination of cash and shares of Triad common stock.

 . Performance Awards. Performance awards are units denominated on the date of grant either in shares of Triad common stock or in specified dollar amounts. The compensation committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (a "Section 162(m)
   Award"), as well as performance awards that are not Section 162(m) Awards. Performance awards are payable upon the achievement of performance criteria established by the compensation committee at the beginning of the applicable performance period. At the time of grant, the compensation committee establishes the number of units, the duration of the performance period or periods, the applicable performance criteria, and, in the case of performance units, the target unit value or range of unit values for the performance awards. At the end of the performance period, the compensation committee determines the payment to be made, based on the extent to which the performance goals have been achieved. Performance awards are payable, in the discretion of the compensation committee, in cash, in shares of Triad common stock, or in a combination of cash and shares of Triad common stock. The maximum amount of compensation that may be payable to a participant during any one calendar year with respect to a performance unit shall be $4.2 million. The maximum number of performance shares granted to a participant during any one calendar year shall be 280,000 performance shares.

 . Phantom Stock. An award of phantom stock gives the participant the right to receive payment at the end of a fixed vesting period based on the value of a share of Triad common stock at the time of vesting. Phantom stock units are subject to such restrictions and conditions to payment as the compensation committee determines are appropriate. An award of phantom stock may be granted, at the discretion of the compensation committee, together with an award of dividend equivalent rights for the same number of shares covered thereby. Phantom stock awards are payable, in the discretion of the compensation committee, in cash, in shares of Triad common stock having an equivalent fair market value on the applicable vesting dates, or in a combination thereof.

 . Restricted Stock Awards. An award of restricted stock represents shares of Triad common stock that are issued subject to such restrictions on transfer and incidents of ownership, and such forfeiture conditions, as the compensation committee deems appropriate. The committee may grant an award of restricted stock that is a Section 162(m) Award. The restrictions imposed upon an award of restricted stock will lapse in accordance with the vesting requirements specified by the compensation committee in the award agreement. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business goals or performance criteria established by the compensation committee. The compensation committee may, in connection with an award of restricted stock, require the payment of a specified purchase price. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will have the rights of a stockholder of Triad, including all voting and dividend rights, during the restriction period, unless the compensation committee determines otherwise at the time of the grant. The maximum number of shares of common stock that may be subject to a restricted stock award granted to a participant during any one calendar year shall be 280,000 shares.

 . Dividend Equivalents. Dividend equivalent awards entitle the holder to a right to receive cash payments determined by reference to dividends declared on the Triad common stock during the term of the award, which will not exceed 10 years from the date of grant. Dividend equivalent awards may be granted on a stand-alone basis or in tandem with other awards under the long-term incentive plan. Dividend equivalent awards are payable in cash or in shares of Triad common stock, as determined by the compensation committee.

    Change in Control. The compensation committee may, in an award agreement, provide for the effect of a change in control, as defined in the long-term incentive plan, on the award. Such provisions may include the acceleration of an award's vesting or extension of the time for exercise, the elimination or modification of performance or other conditions, the cash settlement of an award or other adjustments that the compensation committee considers appropriate.

Triad Executive Stock Purchase Plan

    Reservation of Shares. Under the Triad executive stock purchase plan, 1.0 million shares of Triad common stock have been reserved for issuance pursuant to all rights granted under the plan. The shares of Triad common stock to be issued will be made available from authorized but unissued shares of Triad common stock or issued shares that have been reacquired by Triad. To the extent that any right to purchase Triad common stock granted under the plan is forfeited, cancelled or otherwise terminated, the shares of Triad common stock covered thereunder will no longer be charged against the maximum share limitation and may again be made subject to rights granted under the plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting Triad or the Triad common stock, proportionate adjustments may be made to the number of shares available for grant and the number of shares under outstanding grants.

    Duration. The Triad executive stock purchase plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors.

    Administration. The Triad executive stock purchase plan is administered by the compensation committee of the Board of Directors. Subject to limitations to be set forth in the executive stock purchase plan, the compensation committee has the authority to determine the persons to whom rights are granted, the time at which rights will be granted, the number of shares that may be purchased under a right, the date or period during which such right may be exercised and all other terms of the right. With the consent of the affected participant, the compensation committee has the authority to cancel and replace outstanding rights previously granted with new rights for the same or a different number of shares and to amend the terms of any outstanding right.

    Eligibility. All executive employees of Triad and its subsidiaries are eligible to receive rights under the executive stock purchase plan.

    Initial Grants. The executive stock purchase plan specifically provides for initial grants of rights to certain executive officers. These rights were to be exercised for a period beginning on the distribution date and ending on the 21st trading date of the Triad common stock. Messrs. Shelton, Whitman, Parsons, Fay, Marzocco, Holden, McAlister, Huston and Love purchased 400,000, 160,000, 80,000, 40,000, 40,000, 40,000, 30,000, 40,000 and 40,000 shares, respectively, prior to the expiration of the exercise period.

    Exercise of Rights. A right will be exercised by written notice to Triad on or prior to a specified exercise date. Such written notice will be an agreement by the participant to pay the full purchase price of the Triad common stock by means of a purchase loan, except to the extent the notice is accompanied by a cash payment.

    Purchase Loan. Triad will loan each participant 100% of the purchase price of Triad common stock acquired by the participant under a right, on a full recourse basis, to the extent the participant does not elect to pay the purchase price in cash. The purchase price of the Triad common stock acquired shall equal the fair market value of such common stock on the date preceding the purchase. The loan will be secured by the shares purchased. Interest will be paid upon the loan's maturity or upon the loan's prepayment and will accrue at the applicable Federal rate, compounded semi-annually. However, if the participant's employment terminates for cause or the participant voluntarily terminates employment other than for a good reason within three years of purchasing the shares, or, if earlier, the date of a change in control, in addition to any amounts otherwise due under the loan, including accrued interest, the participant will be required to pay Triad the additional interest that would have been payable in respect of the loan, if the regular interest rate on such purchase loan had been the prime rate, and interest thereon at such rate to the actual date of payment.

    Loan Maturity and Repayment. A loan will mature upon the earlier of

  (1) the fifth anniversary following the purchase of the shares,

  (2) termination of the participant's employment for any reason, or

  (3) bankruptcy of the participant.

    Within 120 days following the loan's maturity, the participant will be required to pay Triad the full amount remaining due on the loan, including all unpaid accrued interest.

    Loan Prepayments. The loan may be prepaid, in whole or in part, at any time. At any time following the earlier of the second anniversary following the purchase of the shares, or a change in control, such shares may, at the participant's election, be sold to repay the loan. Any cash dividends received on the purchased shares prior to payment of the full amount due on such loan, net of assumed Federal, state and local income taxes, will be used to prepay the loan.

    Transfer Restrictions. A participant will not be entitled to delivery of the stock certificates representing the shares purchased and none of such shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except by will or the applicable laws of descent and distribution, until the later of

  (a) full repayment of the purchase price and accrued interest and any additional amount that may be due under the Triad executive stock purchase plan, and

  (b) the earlier of

    (1) the third anniversary of the date the shares were purchased,

    (2) the participant's termination of employment or bankruptcy, and

    (3) a change in control.

    However, such shares may be sold to pay the loan at maturity, or to voluntarily prepay such loan at any time after the earlier of the second anniversary of the date the shares were purchased, or a change in control.

    Death or Disability Benefit. In the event of termination of employment because of death or disability, where the amount remaining due on the loan, including accrued interest, is greater than the fair market value of the shares purchased, as of the date of such death or disability, Triad will pay a death or disability benefit equal to the amount of such payment remaining due over the shares' fair market value as of the date of such death or disability.

Triad Annual Incentive Plan

    General. Triad adopted the annual incentive plan to provide for the payment of annual cash bonuses following the close of each plan year to eligible employees based upon the achievement of objective performance criteria for such plan year. Awards may be granted under the plan that are intended to qualify as
Section 162(m) Awards, as well as awards that are not intended to so qualify. The maximum award payable to any individual for any plan year is $750,000.

    Administration. The annual incentive plan is administered by the compensation committee of the Board of Directors. The compensation committee may delegate this authority as it deems appropriate.

    Eligibility. Generally, participants are selected by the compensation committee prior to the start of each plan year from among those employees who, in the compensation committee's opinion, are in a position to make significant contributions to Triad's success. Selection to participate in the plan for any given year does not automatically entitle an individual to be selected as a participant with respect to any subsequent plan year. If the compensation committee determines during the course of any plan year that a participant is ineligible for continued participation on account of demotion, the individual is eligible to receive a prorated award, subject to the compensation committee's right to reduce or cancel such award.

    Performance Criteria. For each plan year, the compensation committee will establish the (i) performance criteria, (ii) a performance goal and weighting for each criterion and (iii) a target award and an award schedule for each participant. An award schedule sets forth a participant's target award, performance criteria and the performance goal, weighting and other applicable adjustments for each performance criterion. Once established for a plan year, award schedules may not be amended or otherwise modified, unless the compensation committee, in its discretion, determines that award schedules have been affected by extraordinary, unusual or nonrecurring items of income or expense, or change in accounting principles or revaluation of assets.

    Payment of Awards. As soon as practicable following the close of the plan year for which an award is to be made, the compensation committee will determine the award payable to a participant based upon that individual's achievement of his or her performance goals. All determinations of awards and achievement of performance goals will be certified in writing by the compensation committee, which, in its discretion, may decrease the amount of award otherwise payable. As soon as practicable following the determination of an award, the award will be paid in a lump sum cash payment.

    Termination of Employment. An award will not be paid unless the participant is an employee on the date the award is to be paid. However, if the participant's employment terminates on account of death, disability or retirement or if the participant is terminated by the company other than for cause, the participant (or his or her beneficiary) will be paid a pro rated award in cash. If the participant is terminated for cause, any right to payment of an award will be forfeited.

The Triad Management Stock Purchase Plan

    Reservation of Shares. 260,000 shares of Triad common stock may be distributed pursuant to all awards of restricted shares or in respect of restricted share units under the management stock purchase plan. The shares of Triad common stock to be issued will be made available from authorized but unissued shares of Triad common stock or issued shares that have been reacquired by Triad. If any shares of Triad common stock that are the subject of an award are forfeited, the related shares will no longer be charged against such maximum share limitation and may again be made subject to awards. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting Triad or the Triad common stock, such substitution or adjustment shall be made in the aggregate number of Triad common stock that may be distributed as restricted shares or in respect of restricted share units under the management stock purchase plan, and the number of restricted shares and/or restricted share units outstanding under the management stock purchase plan, as may be determined to be appropriate by the compensation committee in its sole discretion.

    Duration. The management stock purchase plan has a term of ten years, subject to earlier termination or amendment by the Triad Board of Directors.

    Administration. The management stock purchase plan is administered by the compensation committee. The compensation committee has authority to administer the plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the management stock purchase plan, including, without limitation, to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan, to determine the terms and provisions of agreements, which need not be identical, entered into under the plan and to make all other determinations deemed necessary or advisable for the administration of the plan.

    Eligibility. All Triad employees or groups of employees designated by the compensation committee in its sole discretion are eligible to be granted awards.

    Restricted Share Awards. The compensation committee may make awards of restricted shares. Under the management stock purchase plan, a participant may elect to reduce his base salary up to a maximum percentage established by the compensation committee with respect to his employee classification and, in lieu of salary, receive a number of restricted shares equal to the amount of such salary reduction divided by a dollar amount equal to 75% of the average market value, as defined in the plan, of Triad common stock on the date on which such restricted share is granted. Restricted shares will be granted on June 30 and December 31 of each calendar year for which a salary reduction election is in effect.

    An award of restricted shares represents shares of Triad common stock that are issued subject to such restrictions on transfer and incidents of ownership, and such forfeiture conditions, as set forth in the plan and as the compensation committee deems appropriate. Generally, the restricted period of restricted shares granted under the management stock purchase plan will be three years from the date of grant. Subject to such transfer and forfeiture restrictions, the participant shall have all rights of a stockholder with respect to such restricted shares, including the right to receive dividends and the right to vote such restricted shares.


    Conversion of Restricted Shares into Restricted Share Units. If during the restricted period the compensation committee determines that Triad may lose its Federal income tax deduction in connection with the future lapsing of the restrictions on restricted shares because of the deductibility cap of Section 162(m) of the Code, the compensation committee, in its discretion, may convert some or all of the restricted shares into an equal number of share units, as to which payment will be postponed until such time as Triad will not lose its Federal income tax deduction for such payment under Section 162(m). Until payment of the restricted share units is made, the participant will be credited with dividend equivalents on the restricted share units, which dividend equivalents will be converted into additional restricted share units.

    Termination of Employment During the Restricted Period. If during the restricted period the participant's employment is terminated by Triad either for cause, as defined in the plan, or for any reason by the participant, the participant will forfeit his or her rights in the restricted shares which shall automatically be considered to be cancelled, and shall have only an unfunded right to receive from Triad's general assets a cash payment equal to the lesser of

  (1) the fair market value of such restricted shares on the participant's last day of employment or

  (2) the aggregate base salary foregone by the participant as a condition of receiving the restricted shares.

    If a participant's employment is terminated by Triad without cause during the restricted period, the participant will forfeit his rights in the restricted shares, which shall automatically be considered to be cancelled, and shall have only an unfunded right to receive from Triad's general assets a cash payment equal to either

  (1) the fair market value of such restricted shares on the participant's last day of employment or

  (2) the aggregate base salary foregone by the participant as a condition of receiving the restricted shares, with the compensation committee to have the sole discretion as to which of such amounts shall be payable.

    If the employment of a participant holding restricted share units terminates during the restricted period relating to the restricted share units, they shall be treated in a manner substantially equivalent to the treatment of restricted shares set forth above.

    Upon a termination of employment which results from a participant's death or disability, all restrictions then outstanding with respect to restricted shares held by the participant automatically will expire. Upon the retirement of a participant, the compensation committee shall determine, in its discretion, whether all restrictions then outstanding with respect to restricted shares held by the participant shall expire or whether the participant shall instead be treated as though the participant's employment had been terminated by Triad without cause, as described above.

    Change in Control. Upon the occurrence of a change in control of Triad, the restricted period automatically will terminate as to all restricted shares awarded under the plan.

Employee Stock Ownership Plan

    Triad established for the benefit of its employees a leveraged ESOP which, on June 10, 1999, purchased 3 million newly issued shares of Triad common stock from Triad. The purchase price of the shares was financed by issuing a promissory note to Triad. Initially, all such shares are held in a suspense account under the ESOP. Triad will contribute annually to the ESOP the funds required to repay the ESOP loan. As the ESOP loan is repaid, shares will be released from the suspense account and will be allocated to accounts established for participants under the ESOP. The loan will be repaid in equal installments over a 10 year period. Generally, each employee of Triad and its participating subsidiaries will participate in the ESOP as of the first January 1 after his or her date of hire. Each participant in the ESOP will be fully vested in his accounts after completion of seven years of service with Triad, including any pre-distribution service with Columbia/HCA and its affiliates.

Employment Contracts, Termination Of Employment Arrangements and Change in Control Arrangements

    Each of Messrs. Parsons, Marzocco, Holden and Fay will participate in an enhanced severance plan through December 31, 1999. In the event that any of Messrs. Parsons, Marzocco or Holden is terminated without cause during 1999, he will receive continued payment of his then-current base salary and his target bonus for twenty-four months after such termination. In the event that Mr. Fay is terminated without cause during 1999, he will receive continued payment of his then-current base salary and his target bonus for twelve months after such termination. Severance policies for termination occurring subsequent to December 31, 1999 have not yet been established.

                              CERTAIN TRANSACTIONS

    Triad made loans to certain executive officers in connection with such officers initial purchases of Triad common stock under the Triad executive stock purchase plan, the balances are as follows: Mr. Shelton, $3,746,000; Mr. Parsons, $749,200; Mr. Marzocco, $377,100; Mr. Holden, $377,100; Mr. Fay,
$377,100; Mr. Huston, $377,100; Mr. Love, $374,600; Mr. McAlister, $282,825;
and Mr. Whitman, $1,498,400. See "Management--Triad Executive Stock Purchase Plan" for a more detailed description of such plan and loans.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of Triad common stock as of October 1, 1999, by each person known by Triad to be a beneficial owner of 5% or more of the outstanding Triad common stock and beneficial ownership of Triad common stock by each director and named executive officer and all directors and executive officers as a group:

                                                        Number of   Percent of
Name of Beneficial Owner                               Shares(1)(2)   Class
------------------------                               ------------ ----------
Triad Hospitals, Inc. Retirement Savings Plan.........  3,000,000       8.8%
Blue Ridge Limited Partnership, JAG Holdings LLC, and
 John A. Griffin(3)...................................  1,720,000       5.1%
FMR Corp., Edward C. Johnson 3d and Abigail P.
 Johnson(4)...........................................  2,486,463       7.5%
Greenlight Capital, L.L.C., David Einhorn and Jeffrey
 A. Keswin (5)........................................  2,540,500       7.5%
Wellington Management Company, LLP(6).................  3,512,774      11.8%
James D. Shelton(7)...................................    559,004       1.6%
Thomas G. Loeffler, Esq...............................      1,565         *
Thomas F. Frist III...................................    320,857         *
Marvin Runyon.........................................      1,565         *
Michael J. Parsons(7).................................    113,618         *
Nicholas J. Marzocco(7)...............................     55,651         *
Christopher A. Holden(7)..............................     55,983         *
Donald P. Fay(7)......................................     57,357         *
Uwe E. Reinhardt, Ph.D................................          0         *
Dale V. Kesler........................................        782         *
Gale Sayers...........................................          0         *
William R. Huston(7)..................................     55,917         *
W. Stephen Love(7)....................................     55,000         *
Wayne G. McAlister(7).................................     41,255         *
Burke W. Whitman(7)...................................    240,000         *
All Directors and Executive Officers as a Group (15
 persons)(7)..........................................  1,233,785       3.7%

--------
 * Less than one percent.
(1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.
(2) Each named person or group is deemed to be the beneficial owner of securities which may be acquired within 60 days through the exercise or conversion of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage beneficially owned by any other person or group. Accordingly, the indicated number of shares includes shares issuable upon conversion of convertible securities or upon exercise of options (including employee stock options) held by such person or group.
(3) The ownership given for Blue Ridge Limited Partnership, JAG Holdings LLC and John A. Griffin is based on information contained in the Schedule 13G dated October 1, 1999, filed with the Commission by Blue Ridge Limited Partnership in respect of its beneficial ownership of Triad Hospitals, Inc. common stock. The address of Blue Ridge Limited Partnership is 660 Madison Avenue, 20th floor, New York, New York 10021.
(4) The ownership given for FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is based on information contained in the Schedule 13G dated February 1, 1999, filed with the Commission by FMR Corp. in respect of its beneficial ownership of Columbia/HCA common stock. The address of FMR Corp is 82 Devonshire Street, Boston, Massachusetts 02109.
(5) The ownership given for Greenlight Capital, L.L.C., David Einhorn and Jeffrey H. Keswin is based on information contained in the Schedule 13D dated August 16, 1999, filed with the Commission by Greenlight Capital, L.L.C. in respect of its beneficial ownership of Triad Hospitals, Inc. common stock. The address of Greenlight Capital, L.L.C. is 420 Lexington Avenue, Suite 875, New York, New York 10170.
(6) The ownership given for Wellington Management Company, LLP is based on information contained in the Schedule 13G dated June 10, 1999 filed with the Commission by Wellington Management Company, LLP in respect of its beneficial ownership of Triad Hospitals, Inc. common stock. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(7) Of the shares reported for Messrs. Shelton, Parsons, Marzocco, Holden, Fay, Huston, Love, McAlister and Whitman, 157,628, 33,182, 15,381, 15,625,
    17,286, 15,629, 15,000, 11,250 and 60,000 shares, respectively, represent shares that are issuable by options that are exercisabe within 60 days.

                   ARRANGEMENTS RELATING TO THE DISTRIBUTION

    Immediately prior to the distribution, Triad was a wholly owned subsidiary of Columbia/HCA and, until the distribution, the results of operations of the assets and entities that constitute Triad were included in Columbia/HCA's consolidated financial statements. The distribution was completed on May 11, 1999 and Columbia/HCA no longer has any ownership interest in Triad, which is an independent, publicly-traded company, although certain Columbia/HCA benefit plans received shares of Triad in the distribution. On the distribution date, Columbia/HCA also distributed to its stockholders all outstanding shares of the common stock of LifePoint, a recently formed company comprising the former America Group of Columbia/HCA. After the distribution, Columbia/HCA no longer has any ownership interest in LifePoint and neither Triad nor LifePoint has any ownership interest in the other.

    Immediately prior to the distribution, Columbia/HCA, Triad and LifePoint entered into certain agreements to define their ongoing relationships after the distribution and to allocate tax, employee benefits and certain other liabilities and obligations arising from periods prior to the distribution date. These agreements are summarized below. A copy of each of these agreements has previously been filed with the Commission by Triad, and is incorporated by reference to the registration statement, of which this prospectus forms a part. The following descriptions include a summary of the material terms of these agreements but do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreements.

Distribution Agreement

    Columbia/HCA, Triad and LifePoint entered into a distribution agreement which provided for, among other things, certain corporate transactions required to effect the distribution and other arrangements among Columbia/HCA, Triad and LifePoint subsequent to the distribution. The distribution agreement also sets forth the conditions to the distribution.

Transfers of Assets to Triad and LifePoint

    The distribution agreement provided that Columbia/HCA would transfer all of its right, title and interest in the assets constituting the Pacific Group business to Triad and all of its right, title and interest in the assets constituting the America Group business to LifePoint. The distribution agreement further provided that each of Triad and LifePoint would take such action, if any, as may be necessary to transfer assets owned by it so that, upon completion of all asset transfers by Columbia/HCA, Triad and LifePoint, the assets constituting the Pacific Group business would be owned by Triad and the assets constituting the America Group business would be owned by LifePoint.

  Each party to the distribution agreement agreed to exercise its reasonable efforts to obtain promptly any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the distribution agreement and the other agreements summarized below. In the event that any transfers contemplated by the distribution agreement were not effected on or prior to the distribution date, the parties agreed to cooperate to effect such transfers as promptly as practicable following the distribution date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto, at the expense of the party entitled thereto, and to retain any liability not so transferred for the account of the party by whom such liability was to be assumed. All assets were transferred without any representation or warranty, on an "as is-where is" basis and the relevant transferee assumed the risk that any necessary consent to transfer was not obtained.

Allocation of Financial Responsibility

  The distribution agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the distribution date, financial responsibility for the liabilities arising out of or in connection with:

 . the assets and entities that constitute Triad and its subsidiaries, including liabilities arising in respect of the transfer of such assets and entities to Triad, as well as the Triad Form 10 registration statement, subject to limited exceptions, to Triad; and

 . the assets and entities that constitute LifePoint and its subsidiaries, including liabilities arising in respect of the transfer of such assets and entities to LifePoint, as well as the LifePoint Form 10 registration statement, subject to limited exceptions, to LifePoint.

    Pursuant to the distribution agreement, Columbia/HCA will indemnify Triad and LifePoint for any losses which they may incur arising from the pending governmental investigations of certain of Columbia/HCA's business practices. Columbia/HCA will also indemnify Triad and LifePoint for any losses which they may incur arising from stockholder actions and other legal proceedings related to the governmental investigations which are currently pending against Columbia/HCA, and from proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the pending proceedings. Columbia/HCA has also agreed that, in the event that any hospital owned by Triad or LifePoint is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to Triad or LifePoint, as the case may be, in an amount, if positive, equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. Each of Triad and LifePoint has agreed that, in connection with the pending governmental investigations described above, it will participate with Columbia/HCA in negotiating one or more compliance agreements setting forth each of their agreements to comply with applicable laws and regulations. Columbia/HCA will not indemnify Triad or LifePoint for losses relating to any acts, practices and omissions engaged in by Triad or LifePoint after the distribution date, whether or not Triad or LifePoint is indemnified for similar acts, practices and omissions occurring prior to the distribution date. See "Risk Factors--Potential Adverse Impact of Columbia/HCA Investigations and Litigation" and "Government Regulation and Other Factors-- Governmental Investigation of Columbia/HCA and Related Litigation."

    Prior to the distribution, Columbia/HCA, through its wholly owned insurance subsidiary and through third party carriers, maintained insurance for the businesses of Triad and LifePoint. The distribution agreement provides that Columbia/HCA also will be solely responsible for:

 . claims against Triad or LifePoint covered by an insurance policy maintained by Columbia/HCA, without regard to deductible amounts, coinsurance amounts and policy limits, which are based upon facts and circumstances occurring prior to the distribution date; and

 . workers' compensation claims against Triad or LifePoint if the underlying injury or condition was incurred before the distribution.

Government Programs

    Triad and LifePoint are responsible for the Medicare, Medicaid and Blue Cross cost reports, and associated receivables and payables, for their facilities, for all periods ending after the distribution date. Columbia/HCA has agreed to indemnify Triad and Lifepoint with respect to the Medicare, Medicaid and Blue Cross cost reports, and associated receivables and payables, for the Triad and LifePoint facilities relating to periods ending on or prior to the distribution date. Triad and LifePoint are responsible for their own cost report functions after the distribution date, as well as for any terminating cost reports required to be filed in respect of the distribution.

Other Matters

    Each of Columbia/HCA, Triad and LifePoint generally agrees to provide to the other parties reasonable access to certain corporate records and information reasonably requested by another party. Each of Columbia/HCA, Triad and LifePoint is generally required to maintain the confidentiality of confidential information it possesses regarding another party. The parties will endeavor to resolve any disputes which may arise through discussion among senior management of the affected parties. If such discussions do not succeed in resolving a disputed matter, the parties retain the right to commence a legal action.

    The distribution agreement also provides that, generally, the costs and expenses incurred through the distribution date in connection with the distribution are properly allocable to, and will be paid by, Columbia/HCA. Except as set forth in the distribution agreement or any related agreement, each party bears its own costs and expenses after the distribution.

Tax Sharing and Indemnification Agreement

    Columbia/HCA, Triad and LifePoint entered into a tax sharing and indemnification agreement, which allocates tax liabilities among Columbia/HCA, Triad and LifePoint and addresses certain other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation, and qualification of the distribution as a tax-free transaction. Generally, Columbia/HCA will be responsible for taxes that are allocable to periods prior to the distribution date, and each of Columbia/HCA, Triad and LifePoint will be responsible for its own tax liabilities, including its allocable share of taxes shown on any consolidated, combined or other tax return filed by Columbia/HCA, for periods after the distribution date.

    The tax sharing and indemnification agreement prohibits Triad and LifePoint from taking actions that could jeopardize the tax treatment of either the distribution or the internal restructuring that preceded the distribution, and requires Triad and LifePoint to indemnify each other and Columbia/HCA for any taxes or other losses that result from any such actions. In connection with preserving the tax treatment of the distribution and the internal restructuring that preceded the distribution, Triad and LifePoint agreed to take such actions as Columbia/HCA may request and Triad and LifePoint each made certain covenants including covenants that, for a period of three years following the distribution, they generally will not authorize, undertake or facilitate any of the following absent the consent of Columbia/HCA:

    (1) an issuance of additional stock or other equity instrument, other than pursuant to the employee benefit plans previously described,

    (2) any merger, dissolution, consolidation, redemption, or complete or partial liquidation,

    (3) a transfer or disposition of assets, other than the disposition of certain assets that have been identified for divestiture, or

    (4) a recapitalization or other change in capital structure.

Benefits and Employment Matters Agreement

    Columbia/HCA, Triad and LifePoint entered into a benefits and employment matters agreement, which allocates responsibilities for employee compensation, benefits, labor, benefit plan administration and certain other employment matters on and after the distribution date.

General Allocation

    Each of Triad and LifePoint assumed responsibility as employer in respect of its employees from and after the distribution date. Subject to specific exceptions, Columbia/HCA retains the liabilities in respect of former employees associated with the facilities and operations of Triad and LifePoint who terminated employment on or prior to the distribution date. Benefit plans established by Triad or LifePoint generally will recognize past service with Columbia/HCA.

Defined Contribution and Welfare Benefit Plans

    The benefits and employment matters agreement provides that each of Triad and LifePoint will adopt a new defined contribution plan for its respective employees, as well as for the respective former employees associated with the facilities and operations of Triad and LifePoint. Generally, assets of the current Columbia/HCA money purchase pension, stock bonus and salary deferral plans that are attributable to current and former employees of Triad and LifePoint were transferred, effective immediately prior to the distribution date, to the new plans, and Triad and LifePoint provide benefits under such plans to their current and former employees. Except for such transferred assets, Columbia/HCA retains sole responsibility for all liabilities and obligations under the existing Columbia/HCA defined contribution plans.

    Triad and LifePoint adopted welfare benefit plans for their employees that are substantially identical to the benefit plans of Columbia/HCA. Generally, Columbia/HCA is responsible for all liabilities and obligations relating to claims incurred or premiums owed in respect of welfare plans for periods prior to the distribution date and Triad or LifePoint, as appropriate, assumed such responsibility for periods thereafter with respect to its current or former employees.

    Columbia/HCA will provide certain administrative and investment services in respect of the Triad and LifePoint welfare plans. Services will be provided through the end of 1999 in respect of Triad welfare plans and were provided through May 31, 1999 in respect of LifePoint welfare plans. Triad and LifePoint have agreed to indemnify Columbia/HCA and its agents in respect of the services performed for such plans, so long as Columbia/HCA and its agents shall have acted in good faith in performing such services.

The Triad ESOP and the LifePoint ESOP

    Each of Triad and LifePoint established an ESOP. On June 10, 1999, the Triad ESOP purchased from Triad, at fair market value, 3.0 million newly issued shares of Triad common stock, and the LifePoint ESOP purchased from LifePoint, at fair market value, 2,796,719 newly issued shares of LifePoint common stock. Each purchase was financed primarily by issuing a promissory note to Triad in the case of the Triad ESOP or issuing a promissory note to LifePoint in the case of the LifePoint ESOP.

Each loan will be amortized over a period of not more than 10 years.

Treatment of Columbia/HCA Common Stock Options

    Pursuant to the benefits and employment matters agreement, each of Triad and LifePoint established new stock option plans and adjusted outstanding Columbia/HCA common stock options to reflect the distribution. The nature of the adjustment depended on the type of option, as follows:

 . Incentive Stock Options: The option spread, whether positive or negative, at the distribution date with respect to each of the existing Columbia/HCA options intended to qualify as incentive stock options under Section 422 of the Code ("ISOs") was preserved by having each such ISO replaced entirely by an ISO issued by the appropriate post-distribution date employer.

 . Vested Nonqualified Stock Options: Except in the case of vested Columbia/HCA nonqualified stock options to acquire a small number of shares, the option spread, whether positive or negative, at the distribution date with respect to each of the existing vested Columbia/HCA nonqualified stock options was preserved by adjusting the exercise price of such Columbia/HCA options and having Triad and LifePoint issue additional vested nonqualified stock options. This rule applied regardless of which post-distribution date employer employs the optionee. Similar adjustments were made with respect to vested Columbia/HCA nonqualified stock options held by non-employee directors. In the case of vested Columbia/HCA nonqualified stock options to acquire a small number of shares, such Columbia/HCA options were adjusted in a manner that preserved the pre-distribution value of such Columbia/HCA options.

 . Non-Vested Nonqualified Stock Options: Non-vested nonqualified options to acquire

   Triad and LifePoint stock were issued to certain employees of Columbia/HCA.

    See "Management--The 1999 Long-Term Incentive Plan" for a more detailed description of such plan.

Insurance Allocation and Administration Agreement

    Columbia/HCA has maintained various insurance policies for the benefit of the Pacific Group and the America Group. Substantially all losses in periods prior to the distribution are insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA. Columbia/HCA, Triad and LifePoint entered into an insurance allocation and administration agreement to provide for their continuing rights and obligations in respect of such insurance after the distribution date and to define their relationship regarding the insurance on their respective properties.

    The insurance allocation and administration agreement provides that any claims against insurers outstanding on the distribution date will be for the benefit of the party who will own the asset which is the basis for the claim, or, in the case of a liability claim, which is the owner of the facility at which the activity which is the subject of the claim occurred. Columbia/HCA will pay to Triad or LifePoint, as the case may be, any portion of such a claim that is unpaid by an insurer to satisfy deductible, co-insurance or self-insurance amounts, unless such amounts were paid to or accounted for by the affected entity prior to the distribution date. Columbia/HCA, Triad and LifePoint will do all things necessary to ensure that all of the insurance policies which provide coverage to Triad and LifePoint remain available after the distribution date to the same extent they were available prior to the distribution date. Any retroactive rate adjustments for periods ending on or before the distribution date in respect of such insurance policies will be paid or received by Columbia/HCA.

    Columbia/HCA, Triad and LifePoint will cooperate with each other in the purchase of insurance coverage for periods after the distribution date, although each retains the right to obtain separate insurance under certain circumstances. Triad and LifePoint expect to purchase continuous coverage under extensions or renewals of existing, or new, policies issued by Health Care Indemnity, Inc., a subsidiary of Columbia/HCA. They also will endeavor to obtain coverage for claims incurred but not reported prior to the distribution date which would have been covered by the insurance policies existing at that time, if the policies obtained to cover periods after the distribution do not cover such claims. Columbia/HCA will bear the cost of any such additional coverage.

    Columbia/HCA will defend any claim made against two or more of the parties, if indemnification for the claim is available to Triad or LifePoint, as the case may be, under the distribution agreement. If indemnification under the distribution agreement is not available and there is no other agreement or indemnification in respect of such claim, the parties to the claim will jointly defend the claim and will attempt to agree upon an appropriate allocation of liability, subject to arbitration in the event the parties disagree.

    Columbia/HCA, or an affiliate of Columbia/HCA, will continue to administer all claims under the insurance policies in effect prior to the distribution date and, for an interim period, will also administer claims under the new policies that will cover periods after the distribution date.

Computer and Data Processing Services Agreement

    Columbia/HCA's wholly owned subsidiary Columbia Information Systems, Inc. entered into a computer and data processing services agreement with Triad. Pursuant to this agreement, Columbia Information Systems provides computer installation, support, training, maintenance, data processing and other related services to Triad. The initial term of the agreement is seven years, which will be followed by a wind-down period of up to one year. Columbia Information Systems charges fees to Triad for services provided under this agreement that are market competitive based on Columbia Information Systems' costs incurred in providing such services. In the event the agreement is terminated by Triad, it will be required to pay a termination fee equal to the first month's billed fees, multiplied by the remaining number of months in the agreement. Columbia Information Systems does not warrant that the software and hardware used by Columbia Information Systems in providing services to Triad will be Year 2000 ready. Columbia Information Systems is currently making efforts in a professional, timely and workmanlike manner that it deems reasonable to address Year 2000 issues with respect to the software licensed to Triad under the computer and data processing services agreement.

Lease Agreements

    Columbia/HCA entered into an agreement with Triad, pursuant to which Triad sub-leases from Columbia/HCA its principal executive offices at the same price per square foot as is payable under the existing Columbia/HCA lease. The Triad sub-lease will terminate on January 31, 2003.

Transitional Services Agreement

    Columbia/HCA entered into a transitional services agreement with Triad. Pursuant to this agreement, Columbia/HCA continues to furnish various administrative services to Triad. These services include support in various aspects of payroll processing and tax reporting for employees of Triad, real estate design and construction management, and legal, human resources, insurance and accounting matters. The agreement will terminate on December 31, 2000, but may be terminated by Triad as to specific services before December 31, 2000. Triad pays fees to Columbia/HCA for services provided in amounts equal to Columbia/HCA's costs incurred in providing such services.

Other Agreements

    Columbia/HCA entered into agreements with Triad whereby Columbia/HCA shares telecommunications services with Triad under Columbia/HCA's agreements with its telecommunications services provider and whereby Columbia/HCA will make certain account collection services available to Triad. Triad will also participate, along with Columbia/HCA, in a group purchasing organization which will make certain national supply and equipment contracts available to its facilities. Pursuant to a Year 2000 professional services agreement, Columbia/HCA also will continue its ongoing program of inspecting medical equipment at Triad's hospitals to assure Year 2000 compliance. Under such agreement, Triad remains solely responsible for any lack of Year 2000 compliance. The agreement terminates June 30, 2000.

                            DESCRIPTION OF THE NOTES

    You can find definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Holdings" refers only to Triad Hospitals Holdings, Inc. and not to any of its subsidiaries.

    The notes were issued under an indenture dated as of May 11, 1999, between Healthtrust and Citibank N.A. as trustee. Triad assumed the obligations of Healthtrust and Holdings assumed the obligations of Triad with respect to the notes through a supplemental indenture dated as of May 11, 1999. The following summary highlights certain material terms of the indenture. Because this is a summary, it does not contain all of the information that is included in the indenture. You should read the entire indenture, including the definitions of certain terms used below, because it, and not this summary, defines your rights as holders of the notes. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. A copy of the indenture has previously been filed with the Commission by Triad, and the indenture is incorporated by reference to the registration statement of which this prospectus forms a part.

Brief Description of the Exchange Notes

    These notes:

 .  are our unsecured senior subordinated obligations;

 .  are subordinated in right of payment to all existing and future Senior
   Indebtedness of our company;

 . are identical, in all material respects, to the form and terms of the old notes, except that the exchange notes have been registered under the Securities Act;

 .  mature on May 15, 2009;

 . bear interest at the rate of 11% per year from May 11, 1999, or from the most recent interest payment date to which interest has been paid or provided for; and

 .  are unconditionally guaranteed by the guarantors on a senior subordinated basis.
Principal, Maturity and Interest

    The notes will mature on May 15, 2009, and are limited to $325,000,000 aggregate principal amount. Holdings will pay interest semiannually on May 15 and November 15 every year, beginning November 15, 1999, to the Person in whose name the note or any predecessor note is registered at the close of business on the May 1 or November 1 next preceding such interest payment date.

    Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Holdings will pay principal of, premium, if any, and interest on the notes at the office of Holdings in New York City maintained for such purposes, which is currently the corporate trust office of the trustee. You may exchange your notes or register any transfer of notes at that office as well. At the option of Holdings, interest may be paid by check mailed to the registered address of the holder of the notes.

    The notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration of transfer or exchange or redemption of notes, but Holdings may require payment of an amount sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Optional Redemption

    Holdings may, at its option, redeem all or any portion of the notes at the following redemption prices, expressed as percentages of their principal amounts, at any time on or after May 15, 2004, if redeemed during the twelve-month period beginning on May 15 of the year set forth below, plus, in each case, any accrued and unpaid interest:

                        Redemption
           Year           Price
           ----         ----------
   2004................  105.500%
   2005................  103.667%
   2006................  101.883%
   2007 and
    thereafter.........  100.000%

    Optional Redemption upon Qualified Equity Offerings. At any time and from time to time prior to May 15, 2002, Holdings may use the net proceeds of one or more Qualified Equity Offerings to redeem up to 35% of the aggregate principal amount of the notes originally issued at a redemption price equal to 111% of the principal amount thereof, plus accrued interest, if any, to the date of redemption; provided:

    (1)at least 65% of the aggregate principal amount of the notes originally issued plus 65% of the aggregate principal amount of any notes issued pursuant to a supplemental indenture remains outstanding after the redemption; and

    (2)the redemption occurs within 60 days of the closing of the Qualified Equity Offering.

Selection and Notice of Redemption

    If less than all the notes are to be redeemed at any time, the trustee will select the particular notes to be redeemed not more than 60 days prior to the redemption date by such method as the trustee will deem fair and appropriate. No notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail, at least 30 but not more than 60 days before the redemption date, to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

Sinking Fund

    The notes will not be entitled to the benefit of any sinking fund.

Note Guarantees

    The guarantors jointly and severally guarantee Holdings' obligations under the notes on an unsecured senior subordinated basis. Each guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness of that guarantor. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

    Each guarantor that makes a payment or distribution of more than its proportionate share under a guarantee shall be entitled to a contribution from each other such guarantor which has not paid its proportionate share of such payment or distribution.

    Under certain circumstances, Holdings will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

    The indenture provides that so long as no Default exists or would exist, the note guarantee issued by any note guarantor and any Liens securing such guarantee shall be automatically and unconditionally released and discharged upon

    (a) any sale, exchange or transfer to any Person that is not an Affiliate of Holdings of all of Holdings' Capital Stock in, or all or substantially all of the assets of, such guarantor, which transaction is otherwise in compliance with the indenture or

    (b) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture.

Ranking

    The payment of principal of, premium, if any, Additional Interest, if any, and interest on the notes will be subordinated to the prior payment in full of all Senior Indebtedness of Holdings.

    The holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the notes, in the event of any distribution to creditors of
Holdings:

    (1) in an insolvency, bankruptcy receivership, liquidation, reorganization or similar proceeding relating to Holdings or to its assets,


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    (2) in a liquidation, dissolution or other winding-up of Holdings, whether voluntary or involuntary,

    (3) in an assignment for the benefit of creditors or other marshaling of assets or liabilities of Holdings, except in connection with the consolidation or merger of Holdings or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Consolidation, Merger and Sale of Assets" below.

    The above provision will not apply to any payment or distribution in the form of equity securities or subordinated securities of Holdings or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") and any payments made pursuant to the provisions described under "--Certain Covenants--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee.

    Because the notes are subordinate to the Senior Indebtedness, any such payment or distribution of the assets of the Holdings, other than a payment in the form of Permitted Junior Securities and payments made pursuant to the provisions described under "--Certain Covenants--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee, will first be paid to the holders of Senior Indebtedness payment or distribution, directly to the holders ratably according to the amounts of Senior Indebtedness remaining unpaid to the extent necessary to make payment in full of all Senior Indebtedness, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

    Other than Permitted Junior Securities and payments made pursuant to the provisions described under "--Certain Covenants-- Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee, Holdings also may not make any payment with respect to the notes:

    (1) if a payment default on Designated Senior Indebtedness occurs, until such payment default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full; or

    (2) for the period specified below (a "Payment Blockage Period") upon

      (a) the occurrence of any default or event of default with respect to any Designated Senior Indebtedness, other than any payment default, pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default"), and

      (b) receipt by the trustee of written notice of the occurrence of such default or event of default from the trustee or other representative of holders of Designated Senior Indebtedness.

    The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

    (1) 179 days thereafter, provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated;

    (2) the date on which such Non-Payment Default is cured, waived or ceases to exist;

    (3) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; or

    (4) the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or Holdings from the trustee or such other representative initiating such Payment

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  Blockage Period, after which Holdings will resume making any and all required payments in respect of the notes, including any missed payments, unless the holders of the Designated Senior Indebtedness or their representatives have accelerated the maturity of such Designated Senior Indebtedness. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days after the commencement of the initial Payment Blockage Period.

    In the event that any payment shall be made to the trustee which is not paid over to the holders of the notes and which is prohibited by the provisions of the three preceding paragraphs, then such payment will be paid over and delivered by the trustee to the representative of holders of Designated Senior Indebtedness for application thereto. After all Senior Indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated, equally and ratably with all other Indebtedness that is pari passu in right of payment with the notes, to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

    Failure by Holdings to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders of the notes will have the right to accelerate the maturity of the notes. See "--Events of Default."

    By reason of the subordination provisions described above, in the event of liquidation, receivership, reorganization or insolvency of Holdings, creditors of Holdings who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full, and consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of Holdings which are not guarantors.

    At June 30, 1999, on a pro forma basis, after giving effect to the elimination of facilities divested or to be divested:

    (a) outstanding Senior Indebtedness of Holdings was $335.0 million;

    (b) Holdings would have had no Senior Subordinated Indebtedness other than the notes; and

    (c) Restricted Subsidiaries would have had approximately $383.1 million of indebtedness and other obligations, including trade payables and lease obligations and excluding the guarantees of the notes.

    Each guarantee will be an unsecured senior subordinated obligation of the respective guarantor issuing such guarantee, ranking pari passu in right of payment with all other existing and future Senior Subordinated Indebtedness of such guarantor, if any. The Indebtedness evidenced by each such guarantee will be subordinated on the same basis to the Guarantor Senior Indebtedness as the notes are subordinated to Senior Indebtedness. Notwithstanding anything else contained herein, neither the trustee nor the holders of the notes may receive or accept payments under the guarantees at a time when they are not entitled to receive payment under the notes pursuant to the provisions under this caption "Ranking."

    At June 30, 1999, on a pro forma basis, after giving effect to the elimination of facilities divested or to be divested:

    (a) outstanding Guarantor Senior Indebtedness would have been approximately $335.0 million; and


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

    (b) the Guarantors would have had no Guarantor Senior Subordinated Indebtedness other than the Note Guarantees.

    Although the indenture limits the amount of Indebtedness that Holdings and its Restricted Subsidiaries may incur, such Indebtedness may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be.

Certain Covenants

  Limitation on Indebtedness. Other than Permitted Indebtedness, Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness, including any Acquired Indebtedness. However, if no Default or Event of Default has occurred and is continuing, Holdings or any guarantor may incur Indebtedness, including Acquired Indebtedness, if at the time of the incurrence of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio of Holdings would have been at least 2.25 to 1 for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period, after giving pro forma effect to

    (1) the incurrence of such Indebtedness and, if applicable, the application of the net proceeds from the Indebtedness, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period,

    (2) the incurrence, repayment or retirement of any other Indebtedness by Holdings and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period, except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period, and

    (3) the acquisition, whether by purchase, merger or otherwise, or disposition, whether by sale, merger or otherwise, of any company, entity or business, including, without limitation, a Hospital, acquired or disposed of by Holdings or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period.

    For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (n) of the definition of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, Holdings may, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant.

    For purposes of this covenant,

    (1) accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness, and

    (2) the payment of dividends on Redeemable Capital Stock in the form of additional shares of the same class of Redeemable Capital Stock will not be deemed an issuance of Redeemable Capital Stock.

  Limitation on Restricted Payments.

    (a) Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

    (1) declare or pay any dividend on, or make any distribution to direct or indirect holders of, any shares of the Capital Stock of Holdings, other than dividends or distributions payable solely in shares of Qualified Capital Stock of Holdings or options, warrants or other rights to acquire such shares of Qualified Capital Stock;


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

    (2) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of Holdings or any Affiliate of Holdings,or any options, warrants or other rights to acquire such shares of Capital Stock other than any Capital Stock owned by Holdings or any wholly owned Restricted Subsidiary or any direct or indirect parent of Holdings.

    (3) declare or pay any dividend, or make any distribution to holders of, any shares of Capital Stock of any Restricted Subsidiary, other than to Holdings or any of its wholly owned Restricted Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

    (4) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Indebtedness of Holdings or any guarantor or any guarantee of the notes that is subordinate in right of payment to the notes; or

    (5) make any Investment, other than any Permitted Investment, in any person.

  All such payments and other actions described in clauses (1) through (5) are collectively referred to as "Restricted Payments",

  However, Holdings or a Restricted Subsidiary may make a Restricted Payment if, at the time of and immediately after giving effect to, such Restricted
Payment:

    (A) no Default or Event of Default shall have occurred and be continuing;

    (B) Holdings would, after giving pro forma effect to such Restricted Payment as if it had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "Limitation on Indebtedness" covenant; and

    (C) the aggregate amount of all Restricted Payments, including proposed Restricted Payments, made after the date of the indenture, shall not exceed the sum of:

      (1) 50% of the cumulative Consolidated Adjusted Net Income, or if such cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss, of Holdings accrued during the period beginning on the first day of Holdings' first fiscal quarter after the date of the Indenture and ending on the last day of Holdings' last fiscal quarter ending prior to the date of such proposed Restricted Payment; plus

      (2) 100% of the aggregate net cash proceeds received after the date of the Indenture by Holdings from the issuance or sale, other than to any Restricted Subsidiary, of shares of Qualified Capital Stock of Holdings, including upon the exercise of options, warrants or rights, or warrants, options or rights to purchase shares of Qualified Capital Stock of Holdings; plus

      (3) the aggregate net cash proceeds received after the date of the Indenture by Holdings from the issuance or sale, other than to any Restricted Subsidiary, of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Holdings, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by Holdings at the time of such conversion or exchange; plus

      (4) without duplication of any amounts included in clause (C)(1) above, to the extent that any Investment constituting a Restricted Payment that was made after the date of the Indenture is sold or is otherwise liquidated or repaid, an amount equal to the lesser of

        (x) the cash proceeds with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and


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        (y) the initial amount of such Investment; plus

      (5) without duplication, an amount equal to the sum of

       (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to Holdings or any Restricted Subsidiary from Unrestricted Subsidiaries, plus

       (y) the portion, proportionate to Holdings' equity interest in such subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since January 1, 1999;

    provided, however, that the sum of clauses (5)(x) and (5)(y) above shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary; plus

      (6) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

    (b) So long as, with respect to clauses (2), (3), (4), (5), (6) and (12) below, no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provision will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of paragraph (a) above;

    (2) the acquisition of any shares of Capital Stock of Holdings either

      (x) in exchange for, shares of Qualified Capital Stock of Holdings, or;

      (y) out of the net cash proceeds of a substantially concurrent issuance and sale, other than to a Restricted Subsidiary, of shares of Qualified Capital Stock of Holdings;

    (3) the acquisition of any Indebtedness that is subordinate to the notes either

      (x) in exchange for shares of Qualified Capital Stock Holdings or

      (y) out of the net cash proceeds of a substantially concurrent issuance and sale, other than to a Restricted Subsidiary, of, shares of Qualified Capital Stock of Holdings;

    (4) the purchase of any Indebtedness that is subordinate to the notes at a purchase price no greater than 101% of the principal amount thereof in the event of a Change in Control in accordance with provisions similar to the "Purchase of Notes upon a Change in Control" covenant; provided that prior to such purchase Holdings has made the Change in Control Offer as provided in such covenant and has purchased all notes validly tendered for payment in connection with such Change in Control Offer;

    (5) the purchase of any Indebtedness that is subordinate to the notes from Net Cash Proceeds to the extent permitted by the "Limitation on Sale of Assets" covenant; provided, however, that such purchase will be excluded in subsequent calculations in the amount of Restricted Payments;

    (6) the acquisition or retirement for value of any Indebtedness that is subordinate to the notes, other than Redeemable Capital Stock, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence, other than to a Restricted Subsidiary, of, new Indebtedness that is subordinate to the notes so long as

     (x) the principal amount of such new subordinated Indebtedness does not exceed the principal amount, or, if such subordinated Indebtedness being

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  refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination, of

      (A) the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus

      (B) the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness as refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus,

      (C) in either case, the amount of reasonable expenses of Holdings incurred in connection with such refinancing, and

     (y) such new Subordinated Indebtedness is pari passu with or subordinated to, as applicable, the notes to the same extent as such Indebtedness so purchased, redeemed, defeased, acquired or retired and

     (z) such new Indebtedness has an Average Life longer than the Average Life of the notes and a final stated maturity date of principal later than the final stated maturity date of principal of the notes;

    (7) payments to Triad to pay its operating and administrative expenses incurred in the ordinary course of business, including, payroll expenses, directors' fees, legal and audit expenses, Commission compliance expenses and corporate franchise and other taxes, in an amount not to exceed $3.0 million in any fiscal year; provided that any such payments shall be treated as expense items in the consolidated financial statements of Holdings;

    (8) payments to Triad to pay expenses incurred under the corporate integrity program referenced in the distribution agreement;

    (9) payments to Triad to pay expenses incurred under the Transition Agreements;

    (10) repurchases by Holdings of Capital Stock of Triad pursuant to any stockholder's agreement, management equity subscription plan or agreement, stock option plan or agreement or employee benefit plan of Triad or Holdings, in an aggregate amount not to exceed $2.0 million in any fiscal year, with any unused amounts in any fiscal year being carried over to the next fiscal year;

    (11) payments to Triad pursuant to the tax sharing agreement between Triad, Holdings and its subsidiaries, to the extent required for Triad to pay any Federal, state or local income taxes, but only to the extent that such income taxes are attributable to the income of Holdings and its subsidiaries; and

    (12) the redemption, repurchase, acquisition or retirement of equity interests in any Restricted Subsidiary or any Permitted Joint Venture of Holdings or a Restricted Subsidiary; provided that if Holdings or any Restricted Subsidiary incurs Indebtedness in connection with such redemption, repurchase, acquisition or retirement, after giving effect to such incurrence and such redemption, repurchase, acquisition or retirement, Holdings would have been permitted to incur $1.00 of additional Indebtedness pursuant to the first paragraph of "--Limitation on Indebtedness" above.

    The actions described in clauses (1), (2), (3), (10), to the extent not related to the ESOP, and (12) above shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above. The actions described in all other clauses of this paragraph (b), including without limitation clause (10) to the extent related to the ESOP, shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b), but shall not reduce the amount that would

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otherwise be available for Restricted Payments under clause (3) of paragraph
(a).

    The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the board of directors of Holdings or such Restricted Subsidiary, as apllicable, whose determination with respect thereto shall be conclusive. If Holdings or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of Holdings be permitted under the provisions of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to Holdings' financial statements affecting Consolidated Adjusted Net Income of Holdings for any period.

  Limitation on Issuances and Sales of Capital Stock of Restricted
Subsidiaries.
Holdings will not permit

  (1) any Restricted Subsidiary to issue any Capital Stock, other than to Holdings or a wholly owned Restricted Subsidiary, and

  (2) any Person, other than Holdings or a wholly owned Restricted Subsidiary, to own any Capital Stock of any Restricted Subsidiary;

provided, however, that this covenant shall not prohibit

  (a) the issuance or any sale, transfer, lease, conveyance, or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by Holdings or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, so long as the Net Cash Proceeds, if any, from such sale, transfer, lease, conveyance or other disposition is applied in accordance with the "Limitation on Sale of Assets" covenant,

    (b) the ownership by other Persons of Qualified Capital Stock issued prior to the time such Restricted Subsidiary became a subsidiary of Holdings that was neither issued in contemplation of such subsidiary becoming a subsidiary nor acquired at that time,

    (c) the ownership by directors of director qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law,

    (d) arrangements existing on original the issuance date of the notes,

    (e) any issuance, sale or other disposition of Capital Stock, other than preferred stock, of a Restricted Subsidiary if, immediately after giving effect thereto, such Restricted Subsidiary would remain a Restricted Subsidiary, or

    (f) any issuance, sale or other disposition of Capital Stock of a Restricted Subsidiary if, immediately after giving effect thereto, such Person would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made, and shall be deemed to have been made, under the "Limitation on Restricted Payments" covenant on the date of such issuance, sale or other disposition.

  Limitation on Transactions with Affiliates. Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit to exist any agreement, loan advance, guarantee or other transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with, or for the benefit of, any Affiliate of Holdings or any Restricted Subsidiary, other than Holdings or a Restricted Subsidiary, unless:

    (1) such transaction or series of transactions are on terms that are no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than would have been able to be obtained at such time in a comparable transaction on an arm's-length basis with an unrelated third-party,

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    (2) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $2,000,000, Holdings has delivered to the trustee an officers' certificate certifying that such transaction or series of transactions complies with clause (1) above and such transaction or series of related transactions shall have been approved by the board of directors of Holdings, including a majority of the disinterested directors of Holdings, and

    (3) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10,000,000, Holdings has obtained a written opinion as to the fairness to Holdings or such Restricted Subsidiary of such transaction or series of related transactions, from a financial point of view.

  The restrictions set forth in the above paragraph shall not apply to:

    (a) reasonable and customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of Holdings or a Restricted Subsidiary entered into in the ordinary course of business,

    (b) any transactions made in compliance with the "Limitation on Restricted Payments" covenant,

    (c) loans and advances to officers, directors and employees of Holdings or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of Holdings or any Restricted Subsidiary not exceeding $15.0 million in the aggregate outstanding at any time,

    (d) the Spin-Off Transactions, and

    (e) any transactions made in accordance with and pursuant to the Transition Agreements.

  Limitation on Liens. (1) Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien securing Indebtedness of Holdings that ranks pari passu in right of payment with the notes or Indebtedness of Holdings that is subordinate to the notes upon or against any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary or any proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless:

    (a) in the case of any Lien securing Indebtedness of Holdings that ranks on pari passu in right of payment with the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and

    (b) in the case of any Lien securing Indebtedness of Holdings that is subordinate to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

  Provided, however, that the preceding restrictions will not apply to Permitted Liens.

    (2) Holdings will not permit any guarantor to, directly or indirectly, create, or permit to exist any Lien securing Indebtedness of such guarantor that ranks pari passu in right of payment with the notes guarantee or Indebtedness of such guarantor that is subordinate to the notes guarantee or with respect to such Restricted Subsidiary's properties or assets, including any shares of stock or Indebtedness of any subsidiary or such guarantor, or any proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless:

      (a) in the case of any Lien securing Indebtedness of the guarantor that ranks pari passu in right of payment to the notes guarantee, the note guarantee of such guarantor is secured by a Lien or such property, assets or proceeds that is senior in priority to or pari passu with such Lien and

      (b) in the case of any Lien securing Indebtedness of such guarantor, the note guarantee of such guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.


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  Purchase of Notes upon a Change in Control. If a Change in Control occurs, each holder of notes will have the right to require Holdings to repurchase all or any part of that holder's notes pursuant to the offer described below (the "Change in Control Offer"), at a purchase price in cash equal to 101% of the aggregate principal amount of notes purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

    Within 30 days following any Change in Control, Holdings will notify the trustee thereof and give written notice of the Change in Control to each holder of notes by first-class mail, describing the transaction or transactions that constitute the Change in Control and stating, among other things,

    (1) the Change in Control purchase price and the purchase date, which must be a business day no earlier than 30 days nor more than 60 days from the date such notice is mailed, other than as may be required by law;

    (2) that any note not tendered will continue to accrue interest;

    (3) that, unless Holdings defaults in the payment of the Change in Control purchase price, any notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control purchase date; and

    (4) the procedures that a holder of notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

    On the Change in Control purchase date, Holdings will, to the extent lawful,

    (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change in Control Offer,

    (2) deposit with the paying agent an amount equal to the Change in Control purchase price in respect of all notes or portions of notes so tendered and

    (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Holdings.

    The paying agent will promptly mail to each holder of notes so tendered the Change in Control purchase price for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount in a principal amount of $1,000 or an integral multiple thereof.

    Within 90 days following any Change in Control, but prior to the repurchase of notes as provided above, Holdings will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing Senior Indebtedness to permit the repurchase of notes as provided above.

    Holdings will publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change of Control purchase date. Holdings shall not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in compliance with the Change in Control Offer requirements and purchases all notes validly tendered under such Change in Control Offer.

    The Change in Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change in Control, the indenture does not contain provisions that permit the holders of the notes to require Holdings to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    The senior credit agreement prohibits, and other future agreements relating to Senior Indebtedness to which Holdings becomes a party may prohibit, Holdings from purchasing any notes following a Change in Control and provide that certain Change in Control events with respect to Holdings would constitute a default under such agreements. If a Change in Control occurs at a time when Holdings is prohibited from purchasing notes, Holdings could seek the consent of its lenders to the

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purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain such a consent or repay such borrowings, Holdings will remain prohibited from purchasing notes. Holdings' failure to purchase tendered notes following a Change in Control would constitute an Event of Default under the indenture which, in turn, constitutes a default under the senior credit agreement. In such circumstance, the subordination provisions in the indenture would likely restrict payments to the holders of notes. See "--Ranking."

    One of the events which constitutes a Change in Control under the indenture is the disposition of "all or substantially all" of Holdings' assets. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of an entity, and therefore it may be unclear whether a Change in Control has occurred and whether Holdings is required to make a Change in Control Offer.

    The existence of a holder's right to require Holdings to purchase such holder's notes upon a Change in Control may deter a third party from acquiring Holdings in a transaction that constitutes a Change in Control.

    Holdings will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and resolutions in connection with a Change in Control Offer.

  Limitation on Sale of Assets. (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale unless

    (1) Holdings or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold and

    (2), at least 75% of such consideration is in the form of cash or Cash Equivalents or Replacement Assets.

    For purposes of this provision each of the following shall be deemed to be cash:

    (A) Indebtedness, other than Subordinated Indebtedness, of Holdings or a Restricted Subsidiary that is assumed by the transferee in such Asset Sale and from which Holdings and the Restricted Subsidiaries are fully released; and

    (B) notes, securities or other similar obligations received by Holdings or any Restricted Subsidiary from such transferee that are converted into cash within 30 days of the related Asset Sale by Holdings or the Restricted Subsidiaries to the extent of the cash received in the conversion.

    Notwithstanding the foregoing, the 75% limitation referred to in clause (2) will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the 75% limitation.

    (b) Within 12 months after the receipt of any Net Cash Proceeds from an Asset Sale, Holdings may use such Net Cash Proceeds to:

       (1) prepay any then outstanding Senior Indebtedness of Holdings or any Restricted Subsidiary or

      (2) invest, or enter into a legally binding agreement to invest, in

      (A) other properties or assets to replace the properties or assets that were the subject of the Asset Sale or

      (B) in properties and assets that will be used in businesses of Holdings or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold, or

      (C) in any Related Business or in Capital Stock of a Person, the principal portion of whose assets consist of such property or

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assets, provided that Holdings or such Restricted Subsidiary shall acquire at least the same percentage of equity and voting interest in such Person as Holdings or such Restricted Subsidiary held with respect to the assets disposed of in such Asset Sale.

    The assets referred to in clauses (A), (B) and (C) constitute "Replacement Assets."

    Pending the final application of any such Net Cash Proceeds, Holdings may temporarily reduce Senior Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then Holdings may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (1) or (2). The amount of Net Cash Proceeds not used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds exceeds $10.0 million, Holdings shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of notes, on a pro rata basis, the maximum principal amount of notes that may be purchased with the Excess Proceeds. The offer price as to each note shall be payable in cash in an amount equal to 100% of the principal amount of such note plus accrued and unpaid interest thereon, if any, to the date of purchase. To the extent that the aggregate principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, Holdings may use such deficiency for any lawful purpose not prohibited by the indenture. If the aggregate principal amount of notes tendered by holders of notes exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis.

    Notwithstanding the foregoing, if Holdings is required to commence an Excess Proceeds Offer at any time when the terms of any outstanding securities of Holdings ranking pari passu in right of payment with the notes provide that a similar offer must be made with respect to such other securities, then:

    (1) the Excess Proceeds Offer for the notes shall be made concurrently with such other offers, and

    (2) securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased.

    Any Excess Proceeds Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Senior Indebtedness. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

  Limitation on Guarantees of Indebtedness by Restricted
Subsidiaries. (a) Holdings will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Holdings that is pari passu in right of payment with the notes or indebtedness of Holdings that is subordinate to the notes unless, with respect to any guarantee by a Restricted Subsidiary of pari passu Indebtedness of Holdings, any such guarantee shall be pari passu with such Restricted Subsidiary's note guarantee, and with respect to any guarantee by a Restricted Subsidiary of subordinated Indebtedness of Holdings, any such guarantee shall be subordinated to such Restricted Subsidiary's note guarantee at least to the same extent as such guaranteed Indebtedness is subordinated to the notes.

    (b) Notwithstanding the foregoing, any guarantee of the notes created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will automatically and unconditionally be released and discharged upon

  (1) any sale, exchange or transfer to any Person not an Affiliate of Holdings of all of Holdings' Capital Stock of such Restricted Subsidiary, which sale, exchange or transfer is otherwise in compliance with the indenture, or

  (2) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture.

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  Limitation on Dividends and Other Payment Restrictions Affecting Restricted
Subsidiaries. Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

  (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits to Holdings or any other Restricted Subsidiary,

  (b) pay any Indebtedness owed to Holdings or any other Restricted Subsidiary,

  (c) make loans or advances to Holdings or any other Restricted Subsidiary,

  (d) transfer any of its properties or assets to Holdings or any other Restricted Subsidiary or

  (e) guarantee any Indebtedness of Holdings or any other Restricted
Subsidiary.

  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1) applicable law,

  (2) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which Holdings or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject,

  (3) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary in existence at the time of such acquisition, but not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as the agreement containing the restriction does not violate any other provision of the Indenture,

  (4) encumbrances and restrictions in effect on the issuance date of the notes, including pursuant to the senior credit agreement and its related documentation,

  (5) any encumbrance or restriction contained in contracts for sales of assets permitted by the "Limitation on Sale of Assets" covenant with respect to the assets to be sold pursuant to such contract,

  (6) in the case of clause (4) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages and

  (7) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (3) and (4), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive than those contained in such agreement.

  Limitation on Other Senior Subordinated Indebtedness. Neither Holdings nor any guarantor will incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness, other than the notes, that is subordinate or junior in right of payment to any Senior Indebtedness, or, in the case of any guarantor, Guarantor Senior Indebtedness, unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the notes or the note guarantee of such guarantor, as applicable, pursuant to subordination provisions substantially similar to those contained in the indenture.

  Reports. For as long as the notes are outstanding, Holdings will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not Holdings has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents specified in Section 13 15(d) of the Exchange Act, as applicable. Holdings will also deliver to the trustee, and mail to each holder of notes, copies of such reports and documents within 15 days after the date on which Holdings files such

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reports and documents with the Commission or the date on which Holdings would be required to file such reports and documents if Holdings were so required. If filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, Holdings will supply copies of reports and documents to any prospective holder of notes promptly upon written request.

Consolidation, Merger and Sale of Assets

    Holdings will not, in a single transaction or through a series of transactions,

    (A) consolidate with or merge with or into another Person;

    (B) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to another Person; or

    (C) permit any of its Restricted Subsidiaries to enter into any transaction or series of transactions which would, in the aggregate, result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries on a consolidated basis to another Person, unless:

    (1) either

    (a) Holdings will be the continuing corporation or

    (b) the Person, if other than Holdings, formed by or surviving any such consolidation merger or to which such sale, assignment, conveyance, transfer, lease or disposition shall have been made;

    (x) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and

    (y) expressly assumes, by a supplemental indenture in form reasonably satisfactory to the trustee, Holdings' obligation for the due and punctual payment of the principal of, premium, if any, Additional Interest, if any, and interest on all the notes and the performance and observance of every covenant of the indenture on the part of Holdings to be performed or observed;

    (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, and treating any obligation of Holdings or any Restricted Subsidiary incurred in connection with or as a result of such transaction as having been incurred at the time of the transaction, no Default or Event of Default will have occurred and be continuing;

    (3) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation, Holdings, or the surviving entity if Holdings is not the continuing obligor under the indenture, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the provisions of the "Limitation on Indebtedness" covenant;

    (4) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Holdings, or the surviving entity if Holdings is not the continuing obligor under the indenture, is equal to or greater than the Consolidated Net Worth of Holdings immediately prior to such transaction; and

    (5) each guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its guarantee will apply to the obligations of Holdings or the surviving entity, as the case may be, under the indenture and the notes.

    In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, Holdings or the surviving entity will deliver to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an

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opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and, if applicable, such supplemental indenture, comply with the requirements of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

    Each guarantor, other than any subsidiary whose guarantee is being released in connection with a transaction pursuant to the provisions of "--Note Guarantees" or "--Certain Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", will not, and Holdings will not permit a guarantor to:

    (A) merge or consolidate with or into any other entity, other than Holdings or any other guarantor, or

    (B) sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets on a consolidated basis substantially as an entirety to any entity, other than Holdings or any guarantor,

unless

    (1) either

    (a) such guarantor is the continuing corporation or partnership, or

    (b) the Person, if other than such guarantor, formed by such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such guarantor shall have been made,

  (x) is a corporation or partnership organized and existing under the laws of the United States, any state thereof or the District of Columbia, and

  (y) expressly assumes, by a supplemental indenture, in form satisfactory to the trustee, all the obligations of such guarantor under the notes and the indenture;

    (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

    (3) such guarantor shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the indenture.

    Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Holdings or any guarantor in accordance with the immediately preceding paragraphs, the successor Person formed by such consolidation or into which Holdings or such guarantor, as the case may be, is merged or to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, Holdings or such guarantor, as the case may be, under the indenture and/or the guarantees, as the case may be, with the same effect as if such successor had been named as Holdings or such guarantor, as the case may be, therein and/or in the guarantee, as the case may be. When a successor assumes all the obligations of its predecessor under the indenture, the notes or a guarantee, as the case may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the notes or a guarantee, as the case may be.

Events of Default

    Each of the following is an "Event of Default":

    (1) default for 30 days in the payment when due of any interest on any note;

    (2) default in the payment of the principal of or premium, if any, on any note at its maturity, upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise;

    (3) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or

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  consummate a Change in Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change in Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant;

    (4) without duplication, default in the performance, or breach, of any covenant or warranty Holdings or any guarantor contained in the indenture or any guarantee, which default or breach continues for a period of 30 days after Holdings receives written notice specifying the default from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

    (5) Either

      (A) one or more defaults in the payment when due of the principal of or premium, if any, on Indebtedness of Holdings or any Restricted Subsidiary aggregating $10.0 million or more, which default continues after any applicable grace period and is not cured or waived; or

      (B) Indebtedness of Holdings or any Restricted Subsidiary aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased, other than by regularly scheduled required prepayment, prior to the stated maturity date thereof;

    (6) failure by Holdings or any of its Restricted Subsidiaries to pay final, judgments aggregating in excess of$10.0 million which judgments are not discharged, paid or stayed for a period of 60 days;

    (7) except as permitted by the indenture, any guarantee of a Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary ceases to be in full force and effect or is declared null and void or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary denies that it has any further liability under any guarantee, or gives notice to such effect; or

    (8) certain events of bankruptcy, insolvency or reorganization with respect to Holdings or any of its Material Subsidiaries or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary.

    If an Event of Default other than an event of bankruptcy or insolvency occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare all of the notes to be due and payable by notice in writing to Holdings, and the same shall become immediately due and payable.

    If an Event of Default due to an event of bankruptcy or insolvency occurs and is continuing, then the notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

    At any time after a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes, by written notice to Holdings and the trustee, may rescind such declaration and its consequences if:

      (1) Holdings has paid or deposited with the trustee a sum sufficient to pay

         (a) all overdue interest on all outstanding notes,

         (b) all unpaid principal of and premium, if any, on any outstanding notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes,

         (c) to the extent that payment of such interest is lawful, interest on overdue interest and overdue principal at the rate borne by the notes,


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         (d) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

      (2) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

    No such rescission shall affect any subsequent default or impair any right consequent thereto.

    No individual holder of any of the notes has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless:

      (1) the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding,

      (2) the trustee has failed to institute such proceeding within 60 days after receipt of such notice and

      (3) the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding notes.

    Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note when due.

    The holders of at least a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past Defaults under the indenture, except a Default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

    If a Default or an Event of Default occurs and is continuing and is known to the trustee, the trustee will mail to each holder of the notes notice of the Default or Event of Default within 10 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of any notes, the trustee may withhold the notice to the holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the notes.

    Holdings is required to furnish to the trustee annual and quarterly statements as to the performance by Holdings and the guarantors of their respective obligations under the indenture. Holdings is also required to notify the trustee within five business days of the occurrence of any Default or Event of Default.

Legal Defeasance or Covenant Defeasance of Indenture

    Holdings may, at its option and at any time, elect to have its obligations and the obligations of the guarantors with respect to the outstanding notes discharged ("legal defeasance"). Such legal defeasance means that Holdings will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes except for:

  (1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due,

  (2) Holdings' obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust,

  (3) the rights, powers, trusts, duties and immunities of the trustee, and

  (4) the legal defeasance provisions of the indenture.

  In addition, Holdings may, at its option and at any time, elect to have the obligations of

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Holdings and any guarantor released with respect to certain covenants set forth in the indenture ("covenant defeasance"), and thereafter any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency events described under "Events of Default", will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either legal defeasance or covenant defeasance:

    (1) Holdings must irrevocably deposit with the trustee, in trust, specifically for the benefit of the holders of the notes, money, non-callable U.S. government obligations or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated date for payment thereof or on the applicable redemption date as the case may be;

    (2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an Event of Default from of bankruptcy or insolvency is concerned, at any time during the period ending on the 91st day after the date of deposit,

    (3) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture, the senior credit agreement or any other material agreement or instrument to which Holdings or any guarantor is a party or by which it is bound,

    (4) in the case of legal defeasance, Holdings shall have delivered to the trustee an opinion of counsel stating that

      (A) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling, or

      (B) since the date of the final offering circular, there has been a change in applicable federal income tax law,

in either case to the effect that, and based thereon such opinion shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

    (5) in the case of covenant defeasance, Holdings shall have delivered to the trustee an opinion of counsel to the effect that the holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

    (6) in the case of legal defeasance or covenant defeasance, Holdings shall have delivered to the trustee an opinion of counsel to the effect that

      (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness under the subordination provisions of the indenture and

      (B) after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

    (7) Holdings shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Holdings with the intent of preferring the holders of the notes or any guarantee over the other creditors of either Holdings or any guarantor with the intent of hindering, delaying or defrauding creditors of either Holdings or any guarantor, and

    (8) Holdings shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

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Satisfaction and Discharge

    The indenture will cease to be of further effect when

  (1) either:

    (a) all the notes theretofore authenticated and delivered, other than destroyed, lost or stolen notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Holdings and thereafter repaid to Holdings or discharged from such trust, have been delivered to the trustee for cancellation or

    (b) all notes not theretofore delivered to the trustee for cancellation

      (x) have become due and payable,

      (y) will become due and payable at the applicable date of maturity within one year or

      (z) are to be called for redemption within one year under arrangements satisfactory to the trustee, and Holdings has irrevocably deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, the applicable date of maturity or the redemption date, as the case may be,

    (2) Holdings has paid or caused to be paid all sums payable under the indenture by Holdings, and

    (3) Holdings has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

    This satisfaction and discharge shall not apply to surviving rights of registration or transfer or exchange of the notes, as expressly provided for in the indenture.

Transfer and Exchange

    A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Holdings may require a holder to pay any taxes and fees required by law or permitted by the indenture. Holdings is not required to transfer or exchange any note selected for redemption. Also, Holdings is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendments and Waivers

    With certain exceptions, modifications and amendments of the Indenture may be made by a supplemental indenture entered into by Holdings, the guarantors and the trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

    (1) change the stated maturity date of the principal of, or any installment of interest on, any note;

    (2) reduce the principal of, or premium, if any, or the rate of interest on any notes;

    (3) make any notes payable in money other than that stated in the notes;

    (4) impair the right to institute suit for the enforcement of any such payment after the stated maturity date of any note, or, in the case of redemption, on or after the redemption date;

    (5) following the occurrence of an Asset Sale, amend, change or modify the obligation of Holdings to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the notes affected thereby;


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    (6) following the occurrence of a Change in Control, amend, change or modify the obligation of Holdings to make and consummate a Change in Control Offer in the event of a Change in Control in accordance with the "Purchase of Notes Upon a Change in Control" covenant, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the notes affected thereby;

    (7) reduce the amount of notes whose holders must consent to any supplemental indenture or any waiver of compliance with provisions of the indenture;

    (8) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except

    (a) to increase the percentage of outstanding notes required for such actions or

    (b) to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

    (9) amend or modify any of the provisions of the indenture relating to any guarantee in any manner adverse to the holders of the notes.

    In addition, any amendment to the provisions of the indenture which relate to subordination will require the consent of the holders of at least 66- 2/3% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of holders of the notes.

    Notwithstanding the foregoing, without the consent of any holder of the notes, Holdings, any guarantor and the trustee may modify or amend the indenture:

    (1) to evidence the succession of another Person to Holdings, a guarantor or any other obligor on the notes, and the assumption by any such successor of the covenants of Holdings or such obligor or guarantor in the indenture and in the notes and in any guarantee in accordance with "--Consolidation, Merger and Sale of Assets;"

    (2) to add to the covenants of Holdings, any guarantor or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon Holdings or any other obligor upon the notes, as applicable, in the indenture, in the notes or in any guarantee;

    (3) to cure any ambiguity, or to correct or supplement any provision in the indenture, the notes or any guarantee which may be defective or inconsistent with any other provision in the indenture, the notes or any guarantee or make any other provisions with respect to matters or questions arising under the indenture, the notes or any guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes;

    (4) to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

    (5) to add a guarantor under the indenture;

    (6) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

    (7) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of the notes as additional security for the payment and performance of Holdings' and any guarantor's obligations under the indenture, in any property or assets.

    The holders of a majority in principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the indenture.

The Trustee

    The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights

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and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

    If the trustee becomes a creditor of Holdings or any guarantor, the indenture limits its rights to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

Governing Law

    The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person

    (a) existing at the time such Person becomes a Restricted Subsidiary or

    (b) assumed in connection with the acquisition of assets constituting substantially all the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business from such Person.

    Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

    "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

    "Affiliate" means, with respect to any specified Person,

    (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or

    (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or

    (c) any executive officer or director of any such specified Person or other Person.

    For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition, including, without limitation, by way or merger, consolidation or sale and leaseback transaction (collectively, a "transfer"), directly or indirectly, in one of a series of related transactions, of

    (a) any Capital Stock of any Restricted Subsidiary,

    (b) all or substantially all of the properties and assets of any division or line of business of Holdings or any Restricted Subsidiary, or

    (c) any other properties or assets of Holdings or any Restricted Subsidiary other than in the ordinary course of business.

    For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets

    (1) that is governed by the provisions of the indenture described under "-- Consolidation, Merger and Sale of Assets,"


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    (2) between or among Holdings and Restricted Subsidiaries in accordance with the terms of the indenture,

    (3) a Hospital Swap,

    (4) with an aggregate fair market value of less than $1.0 million,

    (5) long-term leases, in effect on the date the notes were issued, of Hospitals to another Person,

    (6) long-term leases of Hospitals to another Person; provided that the aggregate book value of the properties subject to such leases at any one time outstanding does not exceed 15% of the Total Assets of Holdings at the time any such lease is entered into,

    (7) that are obsolete, damaged or worn out equipment or inventory that is no longer useful in the conduct of Holdings' or its subsidiaries' business and that is disposed of in the ordinary course of business,

    (8) that constitutes a sale or other disposition of accounts receivable in the ordinary course of business, including for purposes of financing, for cash and in an amount at least equal to the fair market value of such accounts receivable, or

    (9) that is made the subject of an Investment consummated in compliance with "Certain Covenants--Limitation on Restricted Payments."

    "Attributable Debt" of any Person in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of such Person as lessee for net rental payments, excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments. during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing

    (a) the sum of the products of (1) the number of years from the date of determination to the date or dates of each successive scheduled principal payment, including, without limitation, any sinking fund requirements, of such Indebtedness multiplied by (2) the amount of each such principal payment by

    (b) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents, however designated, of such Person's capital stock, and any rights, other than debt securities convertible into capital stock, warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the indenture.

    "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of, or other agreement conveying the right to use, any property, whether real, personal or mixed, that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Cash Equivalents" means

    (a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof;

    (b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;


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    (c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of Holdings and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody's or any successor rating agency;

    (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above;

    (e) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million; and

    (f) investments in funds investing solely in investments of the types described in clauses (a) through (e) above.

    "Change in Control" means the occurrence of any of the following events:

    (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding voting stock of Triad or Holdings;

provided that neither of the following events by itself shall constitute a Change in Control under this clause (a):

    (1) Triad is the "beneficial owner" of more than 35% of the total outstanding voting stock of Holdings or

    (2) the ESOP is the "beneficial owner" of more than 35% of the total outstanding voting stock of Triad;

    (b) Triad or Holdings consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Triad or Holdings, in any such event pursuant to a transaction in which the outstanding voting stock of Triad or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction

    (x) where the outstanding voting stock of Triad or Holdings is not converted or exchanged at all, except to the extent necessary to reflect a change in the jurisdiction of incorporation of Triad or Holdings, or is converted into or exchanged for

      (A) voting stock, other than Redeemable Capital Stock, of the surviving or transferee corporation and/or

      (B) cash, securities and other property, other than Capital Stock of the surviving or transferee corporation, in an amount that could be paid by Holdings as a Restricted Payment as described under, or is otherwise not prohibited by, the "Limitation on Restricted Payments" covenant and

    (4) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding voting stock of the surviving or transferee corporation;

    (c) during any consecutive two year period, individuals who at the beginning of such period constituted the board of directors of Triad or Holdings, together with any new directors whose election to such board of directors, or whose nomination for election by the stockholders of Triad or Holdings, was approved by a vote of66 2/3% of the directors then still in office

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  who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of Triad or Holdings then in office; or

    (d) Triad or Holdings is liquidated or dissolved or adopts a plan of liquidation or dissolution other than, in the case of Holdings, in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets;" or

    (e) for as long as a holding company ownership structure is maintained over Holdings, Triad or a company 100% of the Capital Stock of which is owned directly by Triad ceases to own at least a majority of the total outstanding voting stock and Capital Stock of Holdings.

    "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of Holdings and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication,

    (a) any net after-tax extraordinary gains or losses, less all fees and expenses relating thereto,

    (b) any net after-tax gains or losses, less all fees and expenses relating thereto, attributable to asset dispositions other than in the ordinary course of business,

    (c) the portion of net income (or loss) of any Person, other than Holdings or a Restricted Subsidiary, including Unrestricted Subsidiaries, in which Holdings or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any Restricted Subsidiary in cash dividends or distributions during such period,

    (d) for purposes of "Certain Covenants--Limitation on Restricted Payments" above, the net income (or loss) of any Person combined with Holdings or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,

    (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, except to the extent of the amount of cash dividends or other distributions actually paid to Holdings or a Restricted Subsidiary not subject to such restriction by such Restricted Subsidiary during such period and

    (f) for purposes of calculating Consolidated Adjusted Net Income under the "Limitation on Restricted Payment" covenant any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period.

    "Consolidated Fixed Charge Coverage Ratio" of Holdings means, for any period, the ratio of

    (a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income, in each case, for such period to

    (b) the sum of (1) Consolidated Interest Expense and (2) cash dividend payments on preferred stock of Holdings or any Restricted Subsidiary and non-cash dividends due on preferred stock of any Restricted Subsidiary for such period.


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    "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of Holdings and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Expense" means, for any period, without duplication, the sum of

    (a) the interest expense of Holdings and its Restricted Subsidiaries for such period, including, without limitation,

    (1) amortization of debt discount,

    (2) the net cost/benefit of Interest Rate Agreements, including amortization of discounts,

    (3) the interest portion of any deferred payment obligation,

    (4) commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers acceptance financing and similar transactions, and

    (5) amortization of debt issuance costs, plus

    (b) the interest component of Capitalized Lease Obligations of Holdings and its Restricted Subsidiaries during such period, plus

    (c) the interest of Holdings and its Restricted Subsidiaries that was capitalized during such period, plus

    (d) interest on Indebtedness of another Person that is guaranteed by Holdings or any Restricted Subsidiary or secured by a Lien on assets of Holdings or a Restricted Subsidiary, to the extent such interest is actually paid by Holdings or such Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP;

provided that

    (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and

    (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

  Notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Holdings ending prior to the taking of any action for the purpose of which the determination is being made, as

    (a) the aggregate paid-in capital relating to such Capital Stock plus

    (b) any retained earnings or earned surplus less (1) any accumulated deficit and (2) any amounts attributable to Redeemable Capital Stock.

    "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization, depletion and other non-cash expenses of Holdings and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP, excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period.

    "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business

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

and designated to protect against or manage exposure to fluctuations in foreign currency exchange rates.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means:

    (1) all Senior Indebtedness under the senior credit agreement; and

    (2) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $35.0 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" of Holdings.

    "ESOP" means the Triad Hospitals, Inc. Retirement Savings Plan.

    "ESOP Loans" means loans to the ESOP by Holdings or guarantees by Holdings of loans to the ESOP by a third party lender, in either case in connection with the purchase as promptly as practicable of shares of Triad common stock by the ESOP.

    "fair market value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the board of directors of Holdings in good faith.

    "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of determination.

    "guarantee" means, as applied to any obligation,

    (a) a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, of any part or all of such obligation and

    (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance, or payment of damages in the event of non-performance, of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn by letters of credit.

    "guarantor" means each Restricted Subsidiary as of the date that Holdings executes and delivers its supplemental indenture to the indenture and any Restricted Subsidiary that incurs a guarantee; provided that upon the release and discharge of any Person from its note guarantee in accordance with the indenture, such Person shall cease to be a guarantor.

    "Guarantor Senior Indebtedness" of a guarantor means Indebtedness of such guarantor consisting of:

    (1) a guarantee of any Senior Indebtedness under the senior credit agreement or any other Senior Indebtedness; and

    (2) the principal of, premium, if any, and interest on all other Indebtedness of such a guarantor, other than the guarantee issued by such guarantor, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the Indebtedness expressly provides that such Indebtedness shall not be senior in right of payment to such guarantee.

    Notwithstanding the foregoing, "Guarantor Senior Indebtedness" of a guarantor shall not include:

    (a) Indebtedness evidenced by the note guarantee of such guarantor;

    (b) Indebtedness of such guarantor that is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such guarantor;


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    (c) Indebtedness of such guarantor that by operation of law is subordinate to any general unsecured obligations of such guarantor;

    (d) Indebtedness of such guarantor to the extent incurred in violation of any covenant of the indenture;

    (e) any liability for federal, state or local taxes or other taxes, owed or owing by such guarantor;

    (f) accounts payable or other liabilities owed or owing by such guarantor to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

    (g) amounts owed by such guarantor for compensation to employees or for services rendered to such guarantor;

    (h) Indebtedness of such guarantor to any Affiliate of Holdings;

    (i) Capital Stock of such guarantor; and

    (j) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to such guarantor or any subsidiary of Holdings.

    "Hospital" means a hospital, outpatient clinic, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

    "Hospital Swap" means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by Holdings or a Restricted Subsidiary for one or more hospitals and/or one or more Related Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more hospitals and/or one or more Related Businesses, provided that cash does not exceed 20% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by Holdings or a Restricted Subsidiary in such transaction.

    "Indebtedness" means, with respect to any Person, without duplication,

    (a) all liabilities of such Person for borrowed money, including overdrafts, or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities,

    (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

    (c) indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business,

    (d) all Capitalized Lease Obligations of such Person,

    (e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements,

    (f) all indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by, or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by, any Lien or with respect to property, including, without limitation, accounts and contract rights, owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured,

    (g) all guarantees by such Person of Indebtedness referred to in this definition or any other Person,


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    (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and

    (i) all Attributable Debt of such Person.

    For purposes of this definition, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

    "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements, including, without limitation, interest rate swaps, caps, floors, collars and similar agreements, designed to protect against or manage exposure to fluctuations in interest rates.

    "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

    In addition, the portion, proportionate to Holdings' or a Restricted Subsidiary's equity interest in each of their respective subsidiaries, of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by Holdings in such Unrestricted Subsidiary at such time. Upon a redesignation of such subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to

    (x) Holdings' or one of its subsidiaries' "Investment" in such subsidiary at the time of such redesignation less

    (y) the portion, proportionate to Holdings', or one of its subsidiaries' equity interest in such subsidiary, of the fair market value of the net assets of such subsidiary at the time of such redesignation.

    "Investment" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation, assignment for security, claim, or preference of priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement having substantially the same economic effect as the foregoing.

    "Material Subsidiary" of a Person means any Restricted Subsidiary that would be a significant subsidiary of such person, as defined in rule 1-02 of Regulation S-X promulgated by the Commission.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents, except to the extent that such obligations are financed or sold with recourse to Holdings or any Restricted Subsidiary, net of

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    (a) brokerage commissions and other fees and expenses, including, without limitation, fees and expenses of legal counsel and investment banks, recording fees, transfer fees and appraiser fees, related to such Asset Sale,

    (b) provisions for all taxes payable as a result of such Asset Sale,

    (c) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale or where such Indebtedness must by its terms, or as required by applicable law, be repaid out of the proceeds of such Asset Sale,

    (d) amounts required to be paid to any Person, other than Holdings or any Restricted Subsidiary owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale,

    (e) all distributions and other payments required to be made to non-majority interest holders in the subsidiaries of Holdings or Permitted Joint Ventures as a result of such Asset Sale and

    (f) appropriate amounts to be provided by Holdings or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Holdings or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the trustee.

    "Permitted Indebtedness" means any of the following:

    (a) Indebtedness of Holdings or any Restricted Subsidiary under the senior credit agreement in an aggregate principal amount at any one time outstanding not to exceed $465.0 million less, without duplication,

     (1) the aggregate amount of all repayments of the principal amount of any term loans under the senior credit agreement or a permanent reduction of the commitments with respect to any revolving credit indebtedness under the senior credit agreement in either case made in accordance with the covenant described under "Certain Covenant--Limitation on Sale of Assets" and

     (2) the aggregate amount of all repayments of the principal amount of any loan in respect of the asset sale bridge loan facility of the senior credit agreement in effect on the date of the indenture.

    (b) Indebtedness of Holdings pursuant to the notes or of any Restricted Subsidiary pursuant to a guarantee;

    (c) without duplication, Indebtedness of Holdings or any Restricted Subsidiary outstanding on the date of the indenture and immediately following consummation of the Spin-Off Transactions in an amount not to exceed $11.0 million;

    (d) Indebtedness of Holdings owing to any Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person, other than a disposition, pledge or transfer to Holdings or another Restricted Subsidiary, shall be deemed to be an incurrence of such Indebtedness by Holdings not permitted by this clause (d);

    (e) Indebtedness of a Restricted Subsidiary owing to Holdings or to another Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person, other than a disposition, pledge or transfer to Holdings or a Restricted Subsidiary, shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (e);

    (f) guarantees of any Restricted Subsidiary made in accordance with the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" or the "Limitation on Other

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  Restricted Senior Subordinated Indebtedness" covenants;

    (g) obligations of Holdings or any guarantor entered into in the ordinary course of business

     (1) pursuant to Interest Rate Agreements designed to protect Holdings or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of Holdings or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and

     (2) pursuant to Currency Agreements entered into by Holdings or any of its Restricted Subsidiaries in respect of its assets or obligations, as the case may be, denominated in a foreign currency;

    (h) Indebtedness of Holdings or any guarantor in respect of Purchase Money Obligations and Capitalized Lease Obligations of Holdings or any guarantor in an aggregate amount which does not exceed $20.0 million at any one time outstanding;

    (i) Indebtedness of Holdings or any guarantor consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets of shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum allowable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Holdings and its Restricted Subsidiaries;

    (j) Indebtedness of Holdings or any guarantor represented by

     (1) letters of credit for the account of Holdings or any Restricted Subsidiary or

     (2) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

    (k) any renewals, extensions, substitutions, refinancing or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness incurred pursuant to the first paragraph under "Certain Covenants-- Limitation on Indebtedness" or referred to in clauses (a)(2), (b) or (c) of this definition, including any successive refinancings, so long as

     (1) any such new indebtedness shall be in a principal amount that does not exceed the principal amount so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing,

     (2) in the case of any refinancing by Holdings of Indebtedness that is pari passu in right of payment with the notes or Indebtedness that is subordinate to the notes, such new Indebtedness is made pari passu with or subordinate to the notes at least to the same extent as the Indebtedness being refinanced,

     (3) in the case of any refinancing by any guarantor of Indebtedness that is pari passu in right of payment with the note guarantee or Indebtedness that is subordinate to the note guarantee, such new Indebtedness is made pari passu with or subordinate to the note guarantee of such guarantor at least to the same extent as the Indebtedness being refinanced,

     (4) such new Indebtedness has an Average Life no shorter than the Average

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  Life of the Indebtedness being refinanced and final stated maturity date of principal no earlier than the final stated maturity date of principal of the Indebtedness being refinanced and

     (5) Indebtedness of Holdings or a guarantor may only be refinanced with Indebtedness of Holdings or a guarantor, as the case may be;

    (l) payments to or by Holdings to fund the payment of or payment by Triad of dividends, loans, distributions or annual contributions calculated in accordance with the requirements of Section 415 of the Internal Revenue Code to the ESOP in amounts equal to amounts expended by Triad or Holdings to repurchase shares of its Capital Stock from deceased or retired employees in accordance with the terms of the ESOP as in effect on the date of the Indenture and from employees whose employment with Holdings or any of its subsidiaries has terminated for any reason, in each case contemplated by this clause (l) only to the extent mandatorily required by the ESOP as in effect on the date of the indenture, the Internal Revenue Code or ERISA; and, provided, further, that in each such case Holdings or Triad has deferred making any cash payments in respect of such repurchase obligations to the maximum extent possible under the ESOP as in effect on the date of the Indenture or as modified from time to time to comply with law;

    (m) Physician Support Obligations incurred by Holdings or any Restricted Subsidiary; and

    (n) Indebtedness of Holdings or any guarantor not otherwise permitted by the foregoing clauses (a) through (m) in an aggregate principal amount not in excess of $40.0 million at any one time outstanding.

    "Permitted Investments" means any of the following:

    (a) Investments in Cash Equivalents;

    (b) Investments in Holdings or any Restricted Subsidiary;

    (c) intercompany Indebtedness to the extent permitted under clauses (d) or (e) of the definition of "Permitted Indebtedness;"

    (d) Investments in an amount not to exceed $10.0 million at any one time outstanding;

    (e) Investments by Holdings or any Restricted Subsidiary in another Person, if as a result of such Investment

     (1) such other Person becomes a Restricted Subsidiary or

     (2) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Holdings or a Restricted Subsidiary;

    (f) Investments acquired in the Spin-Off Transactions;

    (g) bonds, notes, debentures and other securities received as consideration for Assets Sales to the extent permitted under the "Limitation on Sale of Assets" covenant;

    (h) any Investment in a Person engaged principally in a Related Business prior to such Investment if

     (1) Holdings would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the most recently ended four full fiscal quarter period for which consolidated financial statements are available immediately preceding the date of such Investment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph under the "Limitation on Indebtedness" covenant and

     (2) the aggregate amount, including cash and the book value of property other than cash, as determined by the board of directors, of all Investments made pursuant to this clause (h) by Holdings and its Restricted Subsidiaries does not exceed in

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

  the aggregate 15% of the Total Assets of Holdings at the time the Investment is made; provided that Investments of up to $25.0 million shall be permitted under this paragraph (h) without regard to the requirements of clause (1) of this paragraph (h);

    (i) Physician Support Obligations made by Holdings or any Restricted Subsidiary;

    (j) in the event Holdings or a Restricted Subsidiary shall establish a subsidiary for the purpose of insuring the healthcare businesses or facilities owned or operated by Holdings, any subsidiary, any Permitted Joint Venture or any physician employed by or on the medical staff of any such business or facility (the "Insurance Subsidiary"), Investments in an amount which do not exceed the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed, and any Investment by such Insurance Subsidiary which is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed and made in the ordinary course of business and rated in one of the four highest rating categories;

    (k) Investments made in connection with Hospital Swaps;

    (l) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

    (m) loans and advances to officers, directors and employees made in the ordinary course of business of less than $15.0 million in the aggregate at any one time outstanding;

    (n) Interest Rate Agreements and Currency Agreements permitted under "Certain Covenants--Limitation on Indebtedness;"

    (o) Investments represented by accounts receivable created or acquired in the ordinary course of business;

    (p) Investments existing on the date on which the notes were originally issued and any renewal or replacement thereof on terms and conditions no less favorable than that being renewed or replaced;

    (q) any Investment to the extent that the consideration therefor is Qualified Capital Stock;

    (r) shares of Capital Stock or other securities received in settlement of debts owed to Holdings or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any good faith settlement of a bankruptcy proceeding; or

    (s) the ESOP Loans.

    "Permitted Joint Venture" means, with respect to any Person,

    (a) any corporation, association, limited liability company or other business entity (other than a partnership) of which 50% or more of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof and 50% or more of the total equity interests is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and

    (b) any partnership of which 50% or more of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, which in the case of each of clauses (a) and (b) is engaged in a Related Business.

    "Permitted Liens" means

    (a) Liens existing on the Issue Date;


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    (b) Liens securing any Interest Rate Agreements of Holdings or any
Restricted Subsidiary;

    (c) Liens securing any Indebtedness incurred under clause (k) of the definition of "Permitted Indebtedness," the proceeds of which are used to refinance Indebtedness of Holdings or any Restricted Subsidiary; provided that such Liens extend to or cover only the assets currently securing the Indebtedness being refinanced;

    (d) Liens securing Acquired Indebtedness incurred by Holdings and any Restricted Subsidiary and permitted under the "Limitation on Indebtedness" covenant, provided that such Liens attach solely to the assets acquired;

    (e) Liens securing Indebtedness owing to Holdings or a Restricted
Subsidiary;

    (f) Liens securing Purchase Money Obligations incurred in accordance with the indenture;

    (g) Liens for taxes, assessments or governmental charges or claims either

     (1) not delinquent or

     (2) contested in good faith by appropriate proceedings and as to which Holdings or its Restricted Subsidiaries shall have set aside on its books such reserves as required pursuant to GAAP;

    (h) statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if Holdings or its Restricted Subsidiaries shall have made such reserves, as required by GAAP;

    (i) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations;

    (j) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (k) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of Holdings or any of its Restricted Subsidiaries; or

    (l) any interest or title of a lessor in assets or property subject to Capitalized Lease Obligations or an operating lease of Holdings or any Restricted Subsidiary.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Physician Support Obligation" means a loan to or on behalf of, or a guarantee of indebtedness of, a physician or healthcare professional providing service to patients in the service area of a Hospital or other health care facility operated by Holdings or any of its Restricted Subsidiaries made or given by Holdings or any Subsidiary of Holdings

    (a) in the ordinary course of its business and

    (b) pursuant to a written agreement having a period not to exceed four years.

    "Public Equity Offering" means an offer and sale of common stock which is Qualified Capital Stock of Triad or Holdings made on a primary basis by Triad or Holdings pursuant to a registration statement that has been declared

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effective by the Commission pursuant to the Securities Act, other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Triad or Holdings.

    "Purchase Money Obligations" means any Indebtedness of Holdings or any Restricted Subsidiary incurred to finance the acquisition or construction of any property or business, including Indebtedness incurred within 90 days following such acquisition or construction, including Indebtedness of a Person existing at the time such Person becomes a subsidiary of Holdings or assumed by Holdings or a subsidiary of Holdings in connection with the acquisition of assets from such person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "Qualified Equity Offering" means

    (a) any Public Equity Offering or

    (b) an offering of Qualified Capital Stock of Triad or Holdings to non-Affiliates with gross proceeds to Triad or Holdings in excess of $35.0 million.

    "Redeemable Capital Stock" means any class of Capital Stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, whether by sinking fund or otherwise, prior to the date that is 91 days after the final stated maturity date of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date, unless it is convertible or exchangeable solely at the option of Holdings.

    "Related Business" means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, a Hospital.

    "Restricted Subsidiary" means any subsidiary other than an Unrestricted Subsidiary.

    "sale and leaseback transaction" means any transaction or series of related transactions pursuant to which Holdings or a Restricted Subsidiary sells or transfers any property or assets in connection with the leasing of such property or asset to the seller or transferor.

    "senior credit agreement" means the credit agreement dated as of May 11, 1999 among Healthtrust, the lenders party thereto and Bank of America National Trust and Savings Association, as Administrative Agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time.

    "Senior Indebtedness" means:

    (1) all obligations of Holdings related to the senior credit agreement, whether for principal, premium, if any, interest, including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Holdings under applicable bankruptcy laws, whether or not such interest is lawfully allowed as a claim after such filing, and other amounts due in connection therewith, including any fees, premiums, expenses and indemnities; and

    (2) the principal of, premium, if any, and interest on all other Indebtedness of Holdings other than the notes, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the indebtedness expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

    Notwithstanding the foregoing, "Senior Indebtedness" does not include:


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    (a) Indebtedness evidenced by the notes;

    (b) Indebtedness of Holdings that is expressly subordinated in right of payment to any Senior Indebtedness of Holdings or the notes;

    (c) Indebtedness of Holdings that by operation of law is subordinate to any general unsecured obligations of Holdings,

    (d) Indebtedness of Holdings to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the indenture;

    (e) any liability for federal, state or local taxes or other taxes, owed or owing by Holdings;

    (f) accounts payable or other liabilities owed or owing by Holdings to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

    (g) amounts owed by Holdings for compensation to employees or for services rendered to Holdings;

    (h) Indebtedness of Holdings to any subsidiary or any other Affiliate of Holdings;

    (i) Capital Stock of Holdings; and

    (j) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to Holdings or any Restricted Subsidiary.

    "Spin-Off-Distribution" means the distribution to holders of Columbia/HCA stock of all of the outstanding shares of Triad.

    "Spin-Off Transactions" means the transactions described in this prospectus under the caption "The Distribution."

    "stated maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness or any installment of interest thereon is due and payable.

    "subsidiary" means any Person a majority of the equity ownership or voting stock of which is at the time owned, directly or indirectly, by Holdings or by one or more other subsidiaries. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a subsidiary.

    "Total Assets" of Holdings means the total consolidated assets of Holdings and its Restricted Subsidiaries as shown on the most recent balance sheet of Holdings.

    "Transition Agreements" means the collective reference to the

    (a) distribution agreement among Columbia/HCA, Triad and LifePoint;

    (b) tax sharing and indemnification agreement among Columbia/HCA, Triad and LifePoint;

    (c) benefits and employment matters agreement among Columbia/HCA, Triad and LifePoint;

    (d) insurance allocation and administration agreement among Columbia/HCA, Triad and LifePoint;

    (e) computer and data processing services agreement between Columbia Information Systems and Triad;

    (f) subleases between certain subsidiaries of Columbia/HCA and Triad relating to Triad's principal executive offices;

    (g) transitional services agreement between Columbia/HCA and Triad;

    (h) agreement to share telecommunications services between Columbia Information Systems and Triad; and

    (i) agreements between Columbia/HCA and Triad relating to the provision of account collection services and relating to Triad's participation in a group purchasing organization with Columbia/HCA.


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    "Unrestricted Subsidiary" means

    (a) any direct or indirect subsidiary that at the time of determination shall be an Unrestricted Subsidiary, as designated by the board of directors of Holdings, as provided below, and

    (b) any subsidiary of any Unrestricted Subsidiary;

    provided, however, that in no event shall any guarantor be an Unrestricted Subsidiary. The board of directors of Holdings may designate any subsidiary to be an Unrestricted Subsidiary so long as

    (1) neither Holdings nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such subsidiary,

    (2) no default with respect to any Indebtedness of such subsidiary would permit, upon notice, lapse of time or otherwise, any holder of any other Indebtedness of Holdings or any Restricted Subsidiary, except any nonrecourse guarantee given solely to support the pledge by Holdings or a Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary, to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and

    (3) any Investment in such subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Unrestricted Subsidiaries" covenant. Any such designation by the board of directors of Holdings shall be evidenced to the trustee by filing a board resolution with the trustee giving effect to such designation. The board of directors of Holdings may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the indenture and Holdings would be permitted to incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "Limitation on Indebtedness" covenant.

    "U.S. Government Obligations" means securities that are

    (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

    (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.


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                      DESCRIPTION OF NEW CREDIT AGREEMENT

    In connection with the distribution of Triad stock to Columbia/HCA shareholders, Holdings assumed certain indebtedness under a $465.0 million new credit agreement with a syndicate of banks, and NationsBanc Montgomery Securities, LLC as lead arranger. Capitalized terms not otherwise defined in this section shall have the meanings ascribed to such terms in the new credit agreement, a copy of which has previously been filed with the Commission by Triad, and is incorporated by reference to the registration statement, of which this prospectus forms a part. The $465.0 million new credit agreement consists of:

  .  a $65.0 million Tranche A term loan facility,

  .  a $200.0 million Tranche B term loan facility,

  .  a $75.0 million asset sale bridge loan facility, and

  .  a $125.0 million revolving credit facility.

    Repayments. Repayments under the term loan facilities are due in quarterly installments, with quarterly amortization based on agreed upon annual amounts. The final payment under the Tranche A term loan facility will be due and payable in May 2005 and the final payment under the Tranche B term loan facility will be due and payable in November 2005. The asset sale bridge loan facility will be due and payable in May 2000. In addition to the scheduled amortization, Holdings will be required to repay borrowings under the bridge loan facility and the term loan facilities with proceeds from asset sales, subject to certain exceptions, and with proceeds from issuance of equity or debt securities other than the notes.

    Any voluntary prepayment of the Tranche B term loan facility made at any time prior to the first anniversary of the distribution date will be in an amount equal to 102% of the principal amount of such prepayment, and any voluntary prepayment of the Tranche B term loan facility made after the first anniversary of the distribution date but prior to the second anniversary of the distribution date will be in an of such prepayment. The proceeds from sales of certain identified assets, including the hospitals Triad currently is holding for sale, first will be used to repay the bridge loan facility, until that facility is paid in full. The revolving credit facility, which was undrawn at the time of the distribution, is available for working capital and other general corporate purposes, and any outstanding amounts thereunder will be due and payable in May 2005.

    Interest. At Holdings' option, the loans under the new credit agreement will bear interest at a rate per annum equal to:

  .  LIBOR plus an applicable margin; or

  . the higher of the administrative agent's prime rate or 0.5% above the federal funds rate, in each case plus an applicable margin.

    The applicable margin initially will be a fixed margin and after six months will be based on the ratio of Holdings' consolidated total funded debt to EBITDA, as defined in the new credit agreement.

    Collateral and Guarantees. Triad will guarantee the borrowings and other obligations under the new credit agreement, which guarantee will be secured by a first priority pledge of the capital stock of Holdings. Holdings will also grant a first priority pledge of its assets to secure the new credit agreement. Holdings' subsidiaries will guarantee the borrowings under the new credit agreement, which guarantees will be secured by a first priority pledge of assets of the subsidiaries.

    Covenants. The new credit agreement contains covenants that, among other things, limit Holdings' and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends on, redeem or purchase its capital stock, make investments and capital expenditures, engage in transactions with affiliates, create certain liens, sell assets and consolidate, merge or transfer assets. In addition, Holdings is required to comply with various financial ratios and tests, including a minimum net worth test, a total funded debt to EBITDA ratio, a senior funded debt to EBITDA ratio and a minimum fixed charged coverage ratio, all as defined in the new credit agreement. The new credit agreement also contains provisions that prohibit any modification of the indenture governing the notes in any manner adverse to the lenders under the new credit agreement and limits the ability of Holdings to refinance the notes without first obtaining consent under the new credit agreement.

    The above summary highlights the material provisions of the new credit agreement but does not purport to be complete. You should read the complete text of the new credit agreement, a copy of which has previously been filed with the Commission by Triad, and is incorporated by reference to the registration statement of which this prospectus is a part.

                         BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the exchange notes will be issued in the form of one or more fully registered notes in global form without coupons (each a "Global Note"). The Global Notes will be deposited with, or on behalf of, DTC, and registered in the name of DTC or a nominee thereof. The old notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the Global Note.

Global Notes

    Pursuant to procedures established by DTC, interests in the Global Notes will be shown on, and the transfer of such interest will be effected only through, records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC ("participants") and the records of participants with respect to interests of persons other than participants.

    So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Holdings will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither Holdings nor the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Holdings expects that DTC or its nominee, on receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such notes as shown on the records of DTC or its nominee. Holdings also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payment will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

    Notes that are issued as described below under "Certificated Notes" will be issued in registered definitive form without coupons (each, a "Certificated Note"). Upon transfer of Certificated Notes, such Certificated Notes may, unless the Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred.

    DTC has advised Holdings that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below and the conversion of notes, only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However if there is an Event of Default under the notes, the Global Notes will be exchanged for legended notes in certificated form, and distributed to DTC's participants.

    DTC has advised Holdings that it is

      (1) is a limited purpose trust company organized under the laws of the State of New York,

      (2) a member of the Federal Reserve System,

      (3) a "clearing corporation" within the meaning of the Uniform Commercial Code and

      (4) a "Clearing Agency" registered pursuant to the provisions of
  Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Holdings, the trustee or any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

    DTC management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and interest payments, to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware and third party vendors from whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting and will continue to contact third party vendors from whom DTC acquires services to:

      (1) impress upon them the importance of such services being Year 2000 compliant; and

      (2) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services.

    In addition, DTC is in the process of developing such contingency plans, as it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and it not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

    You may not exchange your beneficial interest in a Global Note for a note in certificated form unless:

  (1) DTC notifies Holdings that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and in either case, Holdings thereupon fails to appoint a successor depositary within 120 days; or

  (2) Holdings, at its option, notifies the trustee in writing that is electing to issue the notes in certificated form; or

  (3) an Event of Default shall have occurred and be continuing with respect to the notes.

    In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

                              PLAN OF DISTRIBUTION

    Each Participating Broker-Dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as it may be amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

    We will not receive any proceeds from any sale of exchange notes by Participating Broker-Dealers.

    Exchange notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

  .  in the over-the-counter market,

  .  in negotiated transactions,

  .  through the writing of options on the exchange notes, or

  .  a combination of such methods of resale,

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

    Any such resale may be made:

  .  directly to purchasers or

  . to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such exchange notes.

    Any Participating Broker-Dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-
Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions and concessions of any Participating Broker-Dealer and will indemnify the holders of the notes, including any Participating Broker-Dealers, against certain liabilities, including liabilities under the Securities Act.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of notes for the exchange notes pursuant to the exchange offer. This discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not take positions contrary to those taken in this discussion, and no ruling from the Internal Revenue Service has been or will be sought. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular holders of notes in light of their individual circumstances, nor does it address the U.S. federal income tax considerations that may be relevant to holders subject to special rules, including, for example, banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, and persons holding notes as part of a hedging or conversion transaction or a straddle.

    Holders are urged to consult their own tax advisors as to the particular U.S. federal income tax consequences to them of exchanging notes for exchange notes, as well as the tax consequences under state, local, foreign and other tax laws, and the possible effects of changes in tax laws.

    The Company believes that the exchange of notes for the exchange notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes. Consequently, the Company believes that a holder that exchanges notes for exchange notes pursuant to the exchange offer will not recognize taxable gain or loss on such exchange, such holder's adjusted tax basis in the exchange notes will be the same as its adjusted tax basis in the notes exchanged therefor immediately before such exchange, and such holder's holding period for the exchange notes will include the holding period for the notes exchanged therefor.

                                 LEGAL MATTERS
    The validity of the exchange notes
offered hereby will be passed upon for
Holdings by Dewey Ballantine LLP, New York, New York.
                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the combined financial statements of Triad Hospitals, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report included in this prospectus. We have included the combined financial statements of Triad Hospitals, Inc. in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

              TRIAD HOSPITALS, INC. COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors...........................................   F-2

Combined Statements of Operations--for the years ended December 31, 1998,
 1997 and 1996...........................................................   F-3

Combined Balance Sheets--December 31, 1998 and 1997......................   F-4

Combined Statements of Equity--for the years ended December 31, 1998,
 1997 and 1996...........................................................   F-5

Combined Statements of Cash Flows--for the years ended December 31, 1998,
 1997 and 1996...........................................................   F-6

Notes to Combined Financial Statements...................................   F-7
Condensed Consolidated Statements of Operations--for the six months ended
 June 30, 1999 and 1998 (unaudited)......................................  F-20
Condensed Consolidated Balance Sheets--June 30, 1999 and December 31,
 1998 (unaudited)........................................................  F-21
Condensed Consolidated Statements of Cash Flows--for the six months ended
 June 30, 1999 and 1998 (unaudited)......................................  F-22

Notes to Condensed Consolidated Financial Statements.....................  F-23

    Explanatory Note: The historical combined financial statements presented herein are those of the Pacific Group of Columbia/HCA Healthcare Corporation. Prior to the distribution date, the assets and liabilities of the Pacific Group were contributed to Triad Hospitals, Inc., a newly-formed Delaware holding company. On the distribution date, the assets and liabilities of the Pacific Group constituted substantially all of the assets and liabilities of Triad Hospitals, Inc.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Columbia/HCA Healthcare Corporation

    We have audited the accompanying combined balance sheets of the net assets and operations to be contributed to Triad Hospitals, Inc. (see Note 1) as of December 31, 1998 and 1997 and the related combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1998. These combined financial statements are the responsibility of management of Columbia/HCA Healthcare Corporation (the "Company"). Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the net assets and operations to be contributed to Triad Hospitals, Inc. (see Note 1) at December 31, 1998 and 1997 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

    As explained in Note 7 to the combined financial statements, effective January 1, 1997, the Company changed its method of accounting for start-up costs.

                                          ERNST & YOUNG LLP

Nashville, Tennessee
February 26, 1999

                             TRIAD HOSPITALS, INC.

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31 1998, 1997 AND 1996
                (Dollars in millions, except per share amounts)

                                                    1998      1997      1996
                                                  --------  --------  --------
Revenues......................................... $1,588.7  $1,609.3  $1,600.5
Salaries and benefits............................    700.5     666.8     628.1
Supplies.........................................    241.6     232.8     221.9
Other operating expenses.........................    362.6     385.9     351.7
Provision for doubtful accounts..................    138.4     138.5     106.5
Depreciation and amortization....................    109.6     102.9      94.5
Interest expense allocated from Columbia/HCA.....     66.8      58.4      49.9
Interest expense.................................      2.1       2.1       2.1
Management fees allocated from Columbia/HCA......     29.3      25.4      20.7
Impairment of long-lived assets..................     55.1      13.7       --
                                                  --------  --------  --------
                                                   1,706.0   1,626.5   1,475.4
                                                  --------  --------  --------
Income (loss) from continuing operations before
 minority interests, equity in earnings and
 income taxes....................................   (117.3)    (17.2)    125.1
Minority interests in earnings of consolidated
 entities........................................    (11.0)    (11.5)    (10.8)
Equity in earnings of non-consolidating
 entities........................................      3.4       2.5       2.2
                                                  --------  --------  --------
Income (loss) from continuing operations before
 income taxes ...................................   (124.9)    (26.2)    116.5
Income tax provision (benefit)...................     39.4       7.2     (48.2)
                                                  --------  --------  --------
Income (loss) from continuing operations.........    (85.5)    (19.0)     68.3
Discontinued operations:
  Income (loss) from operations, net of income
   taxes (benefit) of $(0.7), $3.2 and $4.1 for
   the years ended December 31, 1998, 1997 and
   1996, respectively............................     (1.6)      4.9       6.4
Estimated loss on disposal, net of income tax
 benefit of $1.9.................................      --       (2.9)      --
Cumulative effect of accounting change, net of
 income tax benefit of $1.8......................      --       (2.8)      --
                                                  --------  --------  --------
  Net income (loss).............................. $  (87.1) $  (19.8) $   74.7
                                                  ========  ========  ========
Basic earnings (loss) per share (see Note 13):
  Income (loss) from continuing operations....... $  (2.85) $  (0.63) $   2.28
  Income (loss) from discontinued operations.....    (0.05)     0.06      0.21
  Cumulative effect of accounting change.........      --      (0.09)      --
                                                  --------  --------  --------
    Net income (loss)............................ $  (2.90) $  (0.66) $   2.49
                                                  ========  ========  ========
Diluted earnings (loss) per share (see Note 13):
  Income (loss) from continuing operations....... $  (2.85) $  (0.63) $   2.26
  Income (loss) from discontinued operations.....    (0.05)     0.06      0.21
  Cumulative effect of accounting change.........      --      (0.09)      --
                                                  --------  --------  --------
    Net income (loss)............................ $  (2.90) $  (0.66) $   2.47
                                                  ========  ========  ========

     The accompanying notes are an integral part of the combined financial statements.

                             TRIAD HOSPITALS, INC.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                             (Dollars in millions)

                                                Pro Forma
                                               Liabilities
                                                and Equity
                                                   1998
                                               (see Note 2)   1998      1997
                                               ------------ --------  --------
                                               (unaudited)
                    ASSETS
Current assets:
  Accounts receivable, less allowances for
   doubtful accounts of $155.9 and $136.9 at
   December 31, 1998 and 1997.................              $  199.3  $  191.8
  Inventories.................................                  44.8      43.2
  Income taxes................................                  37.9      31.9
  Other.......................................                  23.9      23.3
                                                            --------  --------
                                                               305.9     290.2
Property and equipment, at cost:
  Land........................................                  82.0      81.1
  Buildings...................................                 604.9     639.4
  Equipment...................................                 712.0     655.5
  Construction in progress (estimated cost to
   complete and equip after December 31,
   1998--$107.8)..............................                  63.7      46.9
                                                            --------  --------
                                                             1,462.6   1,422.9
Accumulated depreciation......................                (703.1)   (624.2)
                                                            --------  --------
                                                               759.5     798.7
Intangible assets, net of accumulated
 amortization of $50.2 and $40.5 at December
 31, 1998 and 1997............................                 272.9     279.9
Investment in equity of affiliates............                  24.3      21.6
Other.........................................                   8.7      20.1
                                                            --------  --------
                                                            $1,371.3  $1,410.5
                                                            ========  ========
            LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable............................   $   47.5   $   47.5  $   62.6
  Accrued salaries............................       34.8       34.8      38.1
  Other current liabilities...................       38.7       38.7      39.2
                                                 --------   --------  --------
                                                    121.0      121.0     139.9
Intercompany balances payable to
 Columbia/HCA.................................        --       613.7     525.0
Long-term debt................................      675.0       13.4      14.4
Deferred taxes and other liabilities..........       62.5       62.5      81.3
Minority interests in equity of consolidated
 entities.....................................       60.0       60.0      62.1
Equity, investments by Columbia/HCA...........      452.8      500.7     587.8
                                                 --------   --------  --------
                                                 $1,371.3   $1,371.3  $1,410.5
                                                 ========   ========  ========

     The accompanying notes are an integral part of the combined financial statements.

                             TRIAD HOSPITALS, INC.

                         COMBINED STATEMENTS OF EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (Dollars in millions)

                                             Pro Forma
                                                1998
                                            (see Note 2)  1998    1997    1996
                                            ------------ ------  ------  ------
                                            (unaudited)
Equity at beginning of period..............    $587.8    $587.8  $607.6  $532.9
  Net income (loss)........................     (87.1)    (87.1)  (19.8)   74.7
  Recapitalization upon assumption of
   debt....................................     (47.9)      --      --      --
                                               ------    ------  ------  ------
Equity at end of period....................    $452.8    $500.7  $587.8  $607.6
                                               ======    ======  ======  ======



     The accompanying notes are an integral part of the combined financial statements.

                             TRIAD HOSPITALS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (Dollars in millions)

                                                      1998     1997     1996
                                                     -------  -------  -------
Cash flows from operating activities:
 Net income (loss).................................. $ (87.1) $ (19.8) $  74.7
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Provision for doubtful accounts...................   138.4    138.5    106.5
  Depreciation and amortization.....................   109.6    102.9     94.5
  Deferred income taxes (benefit)...................   (24.6)   (10.8)     0.8
  Impairment of long-lived assets...................    55.1     13.7      --
  Loss (income) from discontinued operations........     1.6     (2.0)    (6.4)
  Cumulative effect of accounting change............     --       2.8      --
  Increase (decrease) in cash from operating assets
   and liabilities:
   Accounts receivable..............................  (145.9)  (115.3)  (135.0)
   Inventories and other assets.....................    (2.1)    (1.6)     3.4
   Accounts payable and other current liabilities...   (18.9)    (6.8)    19.0
  Other.............................................    (2.2)    (1.3)     7.8
                                                     -------  -------  -------
    Net cash provided by operating activities.......    23.9    100.3    165.3
                                                     -------  -------  -------
Cash flows from investing activities:
 Purchase of property and equipment.................  (114.9)  (120.1)   (94.4)
 Investment in and advances to affiliates...........    (2.7)    (2.5)   (19.1)
 Other..............................................     5.9      8.1      2.5
                                                     -------  -------  -------
    Net cash used in investing activities...........  (111.7)  (114.5)  (111.0)
                                                     -------  -------  -------
Cash flows from financing activities:
 Decrease in long-term debt, net....................    (0.9)    (1.3)   (11.5)
 Increase (decrease) in intercompany balances with
  Columbia/HCA, net.................................    88.7     15.5    (42.8)
                                                     -------  -------  -------
    Net cash provided by (used in) financing
     activities.....................................    87.8     14.2    (54.3)
                                                     -------  -------  -------
Change in cash and cash equivalents................. $   --   $   --   $   --
                                                     =======  =======  =======
Interest payments................................... $  69.4  $  61.1  $  52.2
Income tax payments (refunds), net.................. $ (15.9) $   3.6  $  46.6

     The accompanying notes are an integral part of the combined financial statements.

                             TRIAD HOSPITALS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--COLUMBIA/HCA'S PROPOSED SPIN-OFF OF PACIFIC GROUP

    In 1998, the Board of Directors of Columbia/HCA Healthcare Corporation ("Columbia/HCA") approved in principle the spin-off of its operations comprising the Pacific Group to its shareholders (the "Distribution") as an independent, publicly-traded company. The Pacific Group and the independent, publicly-traded company to which its assets and liabilities will be contributed are hereinafter referred to as "Triad Hospitals, Inc." or "Triad." The Distribution is subject to obtaining a tax ruling by the Internal Revenue Service ("IRS") that would allow it to be tax-free to Columbia/HCA and its shareholders, various regulatory approvals and approval of a definitive plan by Columbia/HCA's Board of Directors. Triad is comprised of 39 hospitals (including two facilities that are being leased from Triad and an investment in one hospital that is accounted for using the equity method), 19 free-standing ambulatory surgery centers (including three ambulatory surgery centers that are being leased from Triad and two investments in surgery centers that are accounted for using the equity method) and related health care entities located in eleven western, southwestern and southeastern states. The accompanying financial statements, prepared on the pushed down basis of the historical cost to Columbia/HCA, represent the combined financial position, results of operations and cash flows of Triad.

    In connection with the Distribution, all intercompany amounts payable by Triad to Columbia/HCA will be eliminated, and Triad will assume certain indebtedness from Columbia/HCA. In addition, Triad will enter into various agreements with Columbia/HCA which are intended to facilitate orderly changes for both companies in a way which will be minimally disruptive to each entity.

    The combined financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Triad in the future or had it operated as a separate, independent company during the periods presented. The combined financial statements included herein do not reflect any changes that may occur in the financing and operations of Triad as a result of the Distribution.

NOTE 2--ACCOUNTING POLICIES

Principles of Combination

    The combined financial statements include the accounts of Triad and all affiliated subsidiaries and entities controlled by Triad through Triad's direct or indirect ownership of a majority voting interest. Significant intercompany transactions within Triad have been eliminated. Investments in entities which Triad does not control, but in which it has a substantial ownership interest and can exercise significant influence, are accounted for using the equity method.

    The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equity

    Equity represents the net investment in Triad by Columbia/HCA. It includes common stock, additional paid-in-capital and net earnings.

                             TRIAD HOSPITALS, INC.

NOTE 2--ACCOUNTING POLICIES--(Continued)


Revenues

    Triad's health care facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which the facilities are paid based upon established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges.

    Revenues are recorded at estimated amounts due from patients and third-party payers for the health care services provided. Settlements under reimbursement agreements with third-party payers are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined. The net adjustments to estimated settlements resulted in increases to revenues of $3.0 million and $32.4 million for the years ended December 31, 1998 and 1996, respectively (adjustments for 1997 netted to zero). In association with the ongoing Federal investigations into certain of Columbia/HCA's business practices, the applicable governmental agencies have ceased the settlement of cost reports. Since the cost reports are not being settled, the Company is not receiving updated information which has historically been the basis used to adjust estimated settlement amounts. At this time, the Company cannot predict when, or if, the historical cost report settlement process will be resumed. Management believes that adequate provisions have been made for adjustments that may result from final determination of amounts earned under these programs. Columbia/HCA will retain sole responsibility for, and be entitled to, any Medicare, Medicaid or cost-based Blue Cross settlements relating to cost reporting periods ending on or prior to the distribution date. The estimated net settlement amount as of December 31, 1998 was a credit of approximately $38.3 million and is included in accounts receivable in the accompanying balance sheet.

    Triad provides care without charge to patients who are financially unable to pay for the health care services they receive. Because Triad does not pursue collection of amounts determined to qualify as charity care, they are not reported in revenues.

Accounts Receivable

    Triad receives payment for services rendered from federal and state agencies (under the Medicare, Medicaid and CHAMPUS programs), managed care health plans, commercial insurance companies, employers and patients. During the years ended December 31, 1998, 1997 and 1996, approximately 35.6%, 36.5% and 36.5%, respectively, of Triad's revenues related to patients participating in the Medicare program. Triad recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. Triad does not believe that there are any other significant concentrations of revenues from any particular payer that would subject it to any significant credit risks in the collection of its accounts receivable.


Inventories

    Inventories are stated at the lower of cost (first-in, first-out) or market.

Long-Lived Assets

    (a) Property and Equipment

    Property and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase capacities or extend useful lives are capitalized.

                             TRIAD HOSPITALS, INC.

NOTE 2--ACCOUNTING POLICIES--(Continued)


    Depreciation expense, computed using the straight-line method, was $99.0 million, $90.8 million and $83.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. Buildings and improvements are depreciated over estimated useful lives ranging generally from 10 to 40 years. Estimated useful lives of equipment vary generally from 3 to 10 years.

    (b) Intangible Assets

    Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities and are amortized using the straight-line method, generally over periods ranging from 30 to 40 years for hospital acquisitions and periods ranging from 5 to 20 years for physician practice and clinic acquisitions. Noncompete agreements and debt issuance costs are amortized based upon the terms of the respective contracts or loans.

    When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, Triad prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value.

Income Taxes

    Columbia/HCA files consolidated federal and state income tax returns which includes all of its eligible subsidiaries, including Triad. The provisions for income taxes (benefits) in the combined statements of operations for all periods presented have been computed on a separate return basis (i.e., assuming Triad had not been included in a consolidated income tax return with Columbia/HCA). All income tax payments are made by Triad through Columbia/HCA.

    Deferred tax assets and liabilities result principally from certain revenue and expense items being recognized for tax purposes in years other than the year in which they are reflected in the combined financial statements.

General and Professional Liability Risks

    Columbia/HCA assumes the liability for all general and professional liability claims incurred through the distribution date. Accordingly, no reserve for professional and general liability risks is recorded in the accompanying combined balance sheets. The cost of general and professional liability coverage is allocated by Columbia/HCA's captive insurance company to Triad based on actuarially determined estimates. Triad intends to continue the general and professional coverage with Columbia/HCA under the same general terms, through December 31, 1999. The cost for the years ended December 31, 1998, 1997 and 1996 was approximately $27.0 million, $22.9 million and $21.4 million, respectively.

    Triad participates in a self-insured program for workers' compensation and health insurance administered by Columbia/HCA. Columbia/HCA will retain sole responsibility for all workers' compensation and health claims incurred prior to the distribution date. Accordingly, no reserves for worker's compensation and health claims liability risks are recorded in the accompanying combined balance sheets. The cost for these programs is based upon claims paid, plus an actuarially determined amount for claims incurred but not reported. The cost for the years ended December 31, 1998, 1997 and 1996 was approximately $8.1 million, $8.1 million and $7.6 million, respectively.

                             TRIAD HOSPITALS, INC.

NOTE 2--ACCOUNTING POLICIES--(Continued)


Management Fees

    Columbia/HCA incurs various corporate general and administrative expenses. These corporate overhead expenses are allocated to Triad based on net revenues. In the opinion of Columbia/HCA management, this allocation method is reasonable.

    The management fees allocated to Triad are greater than management's estimate of the general and administrative costs that would have been incurred if Triad had been a separate, independent entity and had otherwise managed comparable general and administrative functions. Based upon Triad management's projections for 1999, if Triad had managed comparable general and administrative functions, Triad would have incurred approximately $22.4 million for general and administrative expenses compared to the $29.3 million of management fees allocated from Columbia/HCA for the year ended December 31, 1998. Subsequent to the Distribution, Triad will be required to manage these functions and will be responsible for the expenses associated with the management of a separate public corporation.

Pro Forma Data (unaudited)

    The pro forma combined balance sheet and statement of equity as of December 31, 1998 includes adjustments to reflect the elimination of intercompany balances payable to Columbia/HCA and the assumption of $675 million in debt financing in connection with the distribution. The debt financing, which is currently being arranged, is expected to consist of senior term loans, subordinated notes and other indebtedness.

Disclosures about Segments of an Enterprise

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Triad will adopt the new requirements in the annual report following the Distribution as identification of the reportable operating segments has not been determined by management at this time.

Disclosures of Derivative Instruments

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Because of Triad's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on earnings or the financial position of Triad.

NOTE 3--COLUMBIA/HCA INVESTIGATIONS, LITIGATION AND INDEMNIFICATION RIGHTS

    Columbia/HCA is currently the subject of several Federal investigations into certain of its business practices, as well as governmental investigations by various states. Columbia/HCA is

                             TRIAD HOSPITALS, INC.

NOTE 3--COLUMBIA/HCA INVESTIGATIONS, LITIGATION AND INDEMNIFICATION RIGHTS-- (Continued)

cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act for improper claims submitted to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims (involving false claims) presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. The government has intervened in two qui tam actions. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there are other sealed qui tam cases of which it is unaware.

    Columbia/HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions.

    It is too early to predict the effect or outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigation will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such actions. Any such sanctions or losses could have a material adverse effect on Columbia/HCA's financial position and results of operations.

    Columbia/HCA has agreed to indemnify Triad in respect of any losses which it may incur as a result of the proceedings described above. Columbia/HCA has also agreed to indemnify Triad in respect of any losses which it may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the proceedings described above. If any of such indemnified matters were successfully asserted against Triad, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of Triad (See Note 11--Contingencies). Columbia/HCA will not indemnify Triad for losses relating to any acts, practices and omissions engaged in by Triad after the distribution date, whether or not Triad is indemnified for similar acts, practices and omissions occurring prior to the distribution date.

                             TRIAD HOSPITALS, INC.

NOTE 4--INCOME TAXES

    The provision for income taxes (benefit) for the years ended December 31, 1998, 1997 and 1996 consists of the following (dollars in millions):

                                                             1998   1997   1996
                                                            ------  -----  -----
   Current:
     Federal............................................... $(12.5) $ 3.0  $40.0
     State.................................................   (2.3)   0.6    7.4
   Deferred:
     Federal...............................................  (20.8)  (9.1)   0.7
     State.................................................   (3.8)  (1.7)   0.1
                                                            ------  -----  -----
                                                            $(39.4) $(7.2) $48.2
                                                            ======  =====  =====

    A reconciliation of the federal statutory rate to the effective income tax rate follows:

                                                       1998   1997   1996
                                                       ----   ----   ----
   Federal statutory rate............................. 35.0 % 35.0 % 35.0%
   State income taxes, net of federal income tax
    benefit...........................................  3.1    2.4    4.3
   Non-deductible intangible assets................... (6.5)  (8.8)   2.2
   Other items, net................................... (0.2)  (1.5)   0.3
                                                       ----   ----   ----
   Effective income tax rate.......................... 31.4 % 27.1 % 41.8%
                                                       ====   ====   ====

    A summary of the items comprising the deferred tax assets and liabilities at December 31 follows (dollars in millions):

                                               1998               1997
                                        ------------------ ------------------
                                        Assets Liabilities Assets Liabilities
                                        ------ ----------- ------ -----------
   Depreciation and fixed asset basis
    differences........................ $ --      $63.4    $ --      $82.1
   Doubtful accounts...................  29.8       --      24.2       --
   Compensation........................   8.4       --       8.1       --
   Other...............................   5.3       4.0      5.4       4.1
                                        -----     -----    -----     -----
                                        $43.5     $67.4    $37.7     $86.2
                                        =====     =====    =====     =====

    Deferred income taxes of $37.9 million and $31.9 million at December 31, 1998 and 1997, respectively, are included in current assets. Noncurrent deferred income tax liabilities totaled $61.8 million and $80.4 million at December 31, 1998 and 1997, respectively.

    At December 31, 1998, state net operating loss carryforwards (expiring in years 1999 through 2003) available to offset future taxable income approximated $69.0 million. Utilization of net operating loss carryforwards in any one year may be limited and, in certain cases, result in a reduction of intangible assets. Net deferred tax assets related to such carryforwards are not significant.

    Columbia/HCA and Triad will enter into a tax sharing and indemnification agreement which will provide that Columbia/HCA will generally be responsible for all taxes that are allocable to periods prior to the distribution date and Columbia/HCA and Triad will each be responsible for its own tax liabilities for periods after the distribution date. The Tax Sharing and Indemnification Agreement will not have an impact on the realization of deferred tax assets or the payment of deferred tax liabilities

                             TRIAD HOSPITALS, INC.

NOTE 4--INCOME TAXES--(Continued)

of Triad except to the extent that the temporary differences giving rise to such deferred tax assets and liabilities as of the distribution date are adjusted as a result of final tax settlements after the distribution date. In the event of such adjustments, the tax sharing and indemnification agreement will provide for certain payments between Columbia/HCA and Triad as appropriate.

NOTE 5--IMPAIRMENT OF LONG-LIVED ASSETS

    Triad adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of ("SFAS 121"), during the first quarter of 1996. SFAS 121 addresses accounting for the impairment of long-lived assets and long-lived assets to be disposed of, certain identifiable intangibles and goodwill related to those assets, and provides guidance for recognizing and measuring impairment losses. The statement requires that the carrying amount of impaired assets be reduced to fair value.

    During the third and fourth quarters of 1998 Triad decided to sell certain hospital facilities and surgery centers that were identified as not compatible with Triad's operating plans, based upon management's review of all facilities, and giving consideration to current and expected competition in each market, expected population trends in each market and the current and expected capital needs in each market. The carrying value of the long-lived assets related to certain of these facilities
(4 hospital facilities and one surgery center), of approximately $75.7 million, was reduced to fair value, based on estimates of selling values, for a total non-cash charge of $31.1 million. For the years ended December 31, 1998, 1997 and 1996, respectively, these facilities to be divested had net revenues of approximately $91.8 million, $97.8 million and $104.1 million and incurred losses from continuing operations before income tax benefits and the asset impairment charge of approximately $(30.4) million, $(28.2) million and $(11.7) million. Triad expects to complete the sales of these facilities during 1999.

    Triad recorded, during the fourth quarters of 1998 and, 1997, impairment losses of approximately $24.0 million and $13.7 million, respectively, related to one hospital facility in 1998, and intangibles and other long-lived assets of certain surgery centers and physician practices in 1997, where the recorded asset values were not deemed to be fully recoverable based upon the operating results trends and projected future cash flows. These assets being held and used are now recorded at estimated fair value, based upon discounted, estimated future cash flows.

    The impairment charges did not have a significant impact on Triad's cash flows and are not expected to significantly impact cash flows for future periods. As a result of the write-downs, depreciation and amortization expense related to these assets will decrease in future periods. In the aggregate, the net effect of the change in depreciation and amortization expense is not expected to have a material effect on operating results for future periods.

NOTE 6--DISCONTINUED OPERATIONS

    During the fourth quarter of 1998, Columbia/HCA and Triad completed the divestiture of their home health businesses and received proceeds of approximately $3.9 million, which approximated the carrying value of the net assets of discontinued operations. The $3.9 million amount related to the net assets of discontinued operations was included in other (non-current) assets at December 31, 1997. Columbia/HCA and Triad implemented plans to sell the home health businesses during the third quarter of 1997. The combined financial statements reflect the results of operations and net assets of the home health businesses as discontinued operations.

                             TRIAD HOSPITALS, INC.

NOTE 6--DISCONTINUED OPERATIONS--(Continued)


    Triad recorded a loss from discontinued operations of $1.6 million (net of tax benefits) in 1998. Triad was not able to reasonably estimate, at the time the decision was made to sell the home health businesses, whether these businesses would incur losses during the period they were being held for sale. The ability to estimate operating results during the period these businesses were being held for sale was negatively impacted by certain changes in Medicare reimbursement rates, and the need to obtain certain regulatory approvals affected the ability to estimate the timing of the completion of the sales.

    Revenues for the home health businesses disposed of were approximately $38.3 million, $74.4 million and $79.6 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    The after-tax loss incurred upon the divestiture of the home health businesses of $(2.9) million was recorded during the fourth quarter of 1997 and is presented in the "Discontinued operations" section of the combined statements of operations.

NOTE 7--ACCOUNTING CHANGE

    During 1997, Triad changed its method of accounting for start-up costs. The change involved expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. Triad believes the new method is preferable due to certain changes in business strategy and reviews of emerging accounting guidance on accounting for similar (i.e., start-up, software system training and process reengineering) costs.

    The change in accounting principle resulted in the write-off of the costs capitalized as of January 1, 1997. The cumulative effect of the write-off, which totals $2.8 million (net of tax benefit), has been expensed and reflected in the statements of operations for the year ended December 31, 1997. Had the new method been used in the past, the pro forma effect on prior years would have primarily affected 1996 (such costs incurred for periods prior to 1996 are considered immaterial to operations for those periods). The pro forma effect on the years ended December 31, 1997 and 1996 follows (dollars in millions):

                                                1997               1996
                                         ------------------ ------------------
                                            As                 As
                                         Reported Pro Forma Reported Pro Forma
                                         -------- --------- -------- ---------
Income (loss) from continuing
 operations.............................  $(19.0)  $(19.0)   $68.3     $65.5
Net income (loss).......................  $(19.8)  $(17.0)   $74.7     $71.9

NOTE 8--LONG TERM DEBT AND INTERCOMPANY BALANCES PAYABLE TO COLUMBIA/HCA

    A summary of long-term debt follows (including related interest rates at December 31, 1998), (dollars in millions):

                                                                    1998  1997
                                                                    ----- -----
Total debt, average life of 5 years (rates averaging 5.7%)......... $14.4 $15.4
Less amounts due within one year...................................   1.0   1.0
                                                                    ----- -----
                                                                    $13.4 $14.4
                                                                    ===== =====

                             TRIAD HOSPITALS, INC.

NOTE 8--LONG TERM DEBT AND INTERCOMPANY BALANCES PAYABLE TO COLUMBIA/HCA-- (Continued)


    Intercompany balances represent the net excess of funds transferred to or paid on behalf of Triad over funds transferred to the centralized cash management account of Columbia/HCA. Generally, this balance is increased by cash transfers from and payments of debt made by Columbia/HCA, construction project additions paid by Columbia/HCA, and certain fees and services provided by Columbia/HCA, including information systems services and other operating expenses, such as payroll, interest, insurance and income taxes. Generally, the balance is decreased through daily cash deposits by Triad to the account. Triad is charged interest on the intercompany balances at various rates ranging from 6% to 10% and the interest computations are based on the outstanding balance at each month end. The net intercompany balances were $613.7 million and $525.0 million at December 31, 1998 and December 31, 1997, respectively. Interest expense related to the net intercompany balances was $68.0 million, $59.6 million and $51.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    In connection with the Distribution, all amounts payable by Triad to Columbia/HCA will be eliminated, and Triad will assume certain indebtedness from Columbia/HCA.

NOTE 9--STOCK BENEFIT PLANS

    Triad employees have participated in the Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan (the "1992 Plan"). Under the 1992 Plan, stock options are generally granted at no less than the market price on the date of grant. Options are exercisable in whole or in part beginning two to five years after the grant and ending ten years after the grant. The number of options granted to Triad employees under Columbia/HCA's option plan was approximately 327,400 options, 1,121,800 options and 487,091 options, during 1998, 1997 and 1996, respectively.

    Immediately following the Distribution, nonvested Columbia/HCA stock options held by Triad employees will be cancelled and Triad may, in its discretion, grant unvested stock option awards. The vested Columbia/HCA stock options held by Triad employees will generally be converted into a combination of Triad stock options, Columbia/HCA stock options and stock options of Columbia/HCA's other spin-off company, LifePoint Hospitals, Inc., in a manner that preserves the pre-spin-off intrinsic value and the pre-spin-off ratio of the exercise prices to the underlying market value of the related common stock.

    At December 31, 1998 there were approximately 2,482,800 Columbia/HCA stock options held by Triad employees. That amount includes an aggregate of approximately 2,011,400 unvested options that will be cancelled. Triad cannot currently determine the number of shares of its common stock that will be subject to any discretionary grants of options by Triad after the Distribution.

                             TRIAD HOSPITALS, INC.

NOTE 9--STOCK BENEFIT PLANS--(Continued)


    The following table summarizes information regarding the options outstanding at December 31, 1998:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                            Number     Remaining  Average    Number    Average
                          Outstanding Contractual Exercise Exercisable Exercise
Range of Exercise Prices  at 12/31/98    Life      Price   at 12/31/98  Price
------------------------  ----------- ----------- -------- ----------- --------
$11.55 to $12.22.........     45,900    4 years    $11.85     45,900    $11.85
  0.40 to  26.50.........    171,000    5 years     24.59    132,600     24.17
 26.52 to  32.50.........    329,600    6 years     27.91    167,100     27.90
 33.67 to  37.92.........    487,100    7 years     37.12    123,400     37.12
 28.19 to  39.88.........  1,121,800    8 years     33.81      2,400     39.88
     26.47...............    327,400    9 years     26.47         --        --
                           ---------                         -------
                           2,482,800                         471,400
                           =========                         =======

    Triad has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, but continues to measure stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. If Triad had measured compensation cost for the Columbia/HCA stock options granted to its employees during 1998, 1997 and 1996 under the fair value based method prescribed by SFAS 123, the net income (loss) would have been changed to the pro forma amounts set forth below (dollars in millions):

                                                           1998    1997   1996
                                                          ------  ------  -----
Net income (loss)
  Reported............................................... $(87.1) $(19.8) $74.7
  Pro forma.............................................. $(88.0) $(20.8) $74.3
Basic earnings (loss) per share:
  As reported............................................ $(2.90) $(0.66) $2.49
  Pro forma.............................................. $(2.93) $(0.69) $2.48
Diluted earnings (loss) per share:
  As reported............................................ $(2.90) $(0.66) $2.47
  Pro forma.............................................. $(2.93) $(0.69) $2.45

    The fair values of Columbia/HCA stock options granted to Triad employees used to compute pro forma net income disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions used by Columbia/HCA:

                                                          1998    1997    1996
                                                         ------- ------- -------
Risk free interest rate.................................   4.74%   5.61%   5.81%
Expected life........................................... 6 years 6 years 6 years
Expected volatility.....................................  23.90%  23.90%  23.90%
Expected dividend yield.................................    .30%    .23%    .19%

    The weighted-average fair values of Columbia/HCA stock options granted to Triad employees during the years ended 1998, 1997 and 1996 were $8.77, $12.03 and $13.47 per option, respectively.

                             TRIAD HOSPITALS, INC.

NOTE 9--STOCK BENEFIT PLANS--(Continued)


    The pro forma amounts above are not necessarily representative of the effects of stock-based awards on future pro forma net income because (1) future grants of employee stock options by management may not be comparable to awards made to employees while Triad was a part of Columbia/HCA, (2) the assumptions used to compute the fair value of any stock option awards will be specific to Triad and therefore may not be comparable to the Columbia/HCA assumptions used and (3) they exclude the pro forma compensation expense related to unvested stock options granted before 1996.

NOTE 10--RETIREMENT PLANS

    Triad participates in Columbia/HCA's defined contribution retirement plans, which cover substantially all employees. Benefits are determined primarily as a percentage of a participant's earned income and are vested over specific periods of employee service. Retirement plan expense was $21.0 million, $18.6 million and $15.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. Amounts approximately equal to retirement plan expense are funded annually.

NOTE 11--CONTINGENCIES

Significant Legal Proceedings

    Various lawsuits, claims and legal proceedings have been and are expected to be instituted or asserted against Columbia/HCA and Triad, including those relating to shareholder derivative and class action complaints; purported class action lawsuits filed by patients and payers alleging, in general, improper and fraudulent billing, coding and physician referrals, as well as other violations of law; certain qui tam or "whistleblower" actions alleging, in general, unlawful claims for reimbursement or unlawful payments to physicians for the referral of patients, as well as other violations and litigation matters. While the amounts claimed may be substantial, the ultimate liability cannot be determined or reasonably estimated at this time due to the considerable uncertainties that exist. Therefore, it is possible that Columbia/HCA's and Triad's results of operations, financial position and liquidity in a particular period could be materially, adversely affected upon the resolution of certain of these contingencies. (See Note 3--Columbia/HCA Investigations, Litigation and Indemnification Rights, for a description of the ongoing government investigations and Columbia/HCA's obligations to indemnify Triad with respect to losses arising from such governmental investigations and related proceedings).

General Liability Claims

    Triad is subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians staff privileges. In certain of these actions claimants may ask for punitive damages against Triad, which are usually not covered by insurance. It is management's opinion that the ultimate resolution of pending claims and legal proceedings will not have a material adverse effect on Triad's results of operations or financial position.

                             TRIAD HOSPITALS, INC.

NOTE 12--OTHER CURRENT LIABILITIES AND ALLOWANCES FOR DOUBTFUL ACCOUNTS

    A summary of other current liabilities as of December 31 follows (in millions):

                                                                    1998  1997
                                                                    ----- -----
Employee benefit plans............................................. $20.7 $20.6
Taxes, other than income...........................................   9.3   8.5
Other..............................................................   8.7  10.1
                                                                    ----- -----
                                                                    $38.7 $39.2
                                                                    ===== =====

    A summary of activity in Triad's allowances for doubtful accounts follows (in millions):

                                                        Accounts
                              Balances at  Additions  Written off, Balances at
                              Beginning of Charged to    Net of      End of
                                 Period     Expense    Recoveries    Period
                              ------------ ---------- ------------ -----------
Allowances for doubtful
 accounts:
  Year ended December 31,
   1996......................    $ 59.9      $106.5     $ (63.3)     $103.1
  Year ended December 31,
   1997......................     103.1       138.5      (104.7)      136.9
  Year ended December 31,
   1998......................     136.9       138.4      (119.4)      155.9

NOTE 13--EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share from continuing operations (dollars and shares in millions, except per share amounts):

                                                           1998    1997   1996
                                                          ------  ------  -----
Numerator (a):
  Income (loss) from continuing operations............... $(85.5) $(19.0) $68.3
                                                          ======  ======  =====
Denominator (b):
  Share reconciliation:
  Shares used for basic earnings per share...............   29.9    29.9   29.9
  Effect of dilutive securities (c)......................    --      --     0.3
                                                          ------  ------  -----
  Shares used for diluted earnings per share.............   29.9    29.9   30.2
                                                          ======  ======  =====
Earnings per share:
  Basic earnings (loss) per share from continuing
   operations............................................ $(2.85) $(0.63) $2.28
                                                          ======  ======  =====
  Diluted earnings (loss) per share from continuing
   operations............................................ $(2.85) $(0.63) $2.26
                                                          ======  ======  =====

(a)Amount is used for both basic and diluted earnings per share computations since there is no earnings effect related to the dilutive securities.

(b)Triad expects to issue approximately 29,900,000 shares of Triad common stock on the distribution date. Earnings per share information has been presented as if approximately 29,900,000 shares had been outstanding for all periods presented.

(c)The dilutive effect of approximately 0.2 million shares, related to stock options, for each year ended December 31, 1998 and 1997 were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for those periods.

                             TRIAD HOSPITALS, INC.

NOTE 14--UNAUDITED, QUARTERLY FINANCIAL INFORMATION


    The quarterly interim financial information shown below has been prepared by the Company's management and is unaudited. It should be read in conjunction with the audited combined financial statements appearing herein (dollars in millions, except per share amounts).

                                                     1998
                                          ---------------------------------
                                          First   Second  Third      Fourth
                                          ------  ------  ------     ------
   Revenues.............................  $414.0  $399.8  $389.6     $385.3
   Net loss.............................  $ (4.5) $(10.1) $(22.1)(a) $(50.4)(b)
   Basic and diluted loss per share (see
    Note 13)............................  $(0.15) $(0.34) $(0.73)(a) $(1.68)(b)
                                                     1997
                                          ---------------------------------
                                          First   Second  Third      Fourth
                                          ------  ------  ------     ------
   Revenues.............................  $433.2  $415.9  $382.8     $377.4
   Net income (loss):
     Income (loss) before accounting
      change............................  $ 30.0  $ 21.8  $(12.9)    $(55.9)(c)
     Cumulative effect of accounting
      change............................    (2.8)    --      --         --
                                          ------  ------  ------     ------
       Net income (loss)................  $ 27.2  $ 21.8  $(12.9)    $(55.9)
                                          ======  ======  ======     ======
   Basic and diluted earnings (loss) per
    share (see Note 13):
     Income (loss) before accounting
      change............................  $ 1.00  $ 0.72  $(0.43)    $(1.86)(c)
     Cumulative effect of accounting
      change............................   (0.09)    --      --         --
                                          ------  ------  ------     ------
       Net income (loss)................  $ 0.91  $ 0.72  $(0.43)    $(1.86)
                                          ======  ======  ======     ======

--------
(a) During the third quarter of 1998, Triad recorded a $19.3 million pretax charge related to the impairment of certain long-lived assets (See Note 5-- Impairment of Long-lived Assets).

(b) During the fourth quarter of 1998, Triad recorded a $35.8 million pretax charge related to the impairment of certain long-lived assets (See Note 5-- Impairment of Long-lived Assets).

(c) During the fourth quarter of 1997, Triad recorded a $13.7 million pretax charge related to the impairment of certain long-lived assets (See Note 5-- Impairment of Long-lived Assets).

                             TRIAD HOSPITALS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the periods ending June 30, 1999 and 1998
                                   Unaudited
                (Dollars in millions, except per share amounts)

                                        For the                 For the
                                     three months             six months
                                         ended                   ended
                                 ----------------------  ----------------------
                                    1999        1998        1999        1998
                                 ----------  ----------  ----------  ----------
Revenues.......................  $    340.1  $    399.8  $    707.7  $    813.8
Salaries and benefits..........       146.6       174.3       303.5       352.4
Supplies.......................        48.5        59.0       102.6       123.0
Other operating expenses.......        79.1        93.0       161.0       181.4
Provision for doubtful
 accounts......................        33.1        35.7        67.6        72.6
Depreciation and amortization..        26.3        26.6        54.3        52.8
Interest expense allocated from
 Columbia/HCA..................         5.2        16.8        22.5        32.3
Interest expense...............         8.9         0.5         9.6         1.1
ESOP expense...................         0.5         --          0.5         --
Management fees allocated from
 Columbia/HCA..................         2.1         7.4         8.9        15.0
Impairment of long-lived
 assets........................         --          --         33.9         --
                                 ----------  ----------  ----------  ----------
Total operating expenses.......       350.3       413.3       764.4       830.6
                                 ----------  ----------  ----------  ----------
Loss from continuing operations
 before
 minority interest, equity in
 earnings
 and income tax benefit........       (10.2)      (13.5)      (56.7)      (16.8)
Minority interests in earnings
 of
 consolidated entities.........        (2.5)       (2.5)       (4.7)       (6.5)
Equity in earnings (loss) of
 unconsolidated subsidiaries...        (1.9)        1.1        (1.5)        2.5
Income tax benefit.............         5.1         4.4        17.5         6.2
                                 ----------  ----------  ----------  ----------
Loss from continuing
 operations....................        (9.5)      (10.5)      (45.4)      (14.6)
Income from operations of
 discontinued businesses, net
 of income tax provision of
 $0.6 for the three months
 ended
 1998..........................         --          0.4         --          --
                                 ----------  ----------  ----------  ----------
Net loss.......................  $     (9.5) $    (10.1) $    (45.4) $    (14.6)
                                 ==========  ==========  ==========  ==========
Loss per common share:
 Loss from continuing
  operations...................  $    (0.31) $    (0.34) $    (1.51) $    (0.49)
 Income from operations of
  discontinued business........         --         0.01         --          --
                                 ----------  ----------  ----------  ----------
Net loss.......................  $    (0.31) $    (0.33) $    (1.51) $    (0.49)
                                 ==========  ==========  ==========  ==========
Weighted average shares used in
 loss per share calculations...  30,300,016  30,300,016  30,111,116  30,111,116

         See notes to the condensed consolidated financial statements.

                             TRIAD HOSPITALS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                   Unaudited
                             (Dollars in millions)

                                                         June 30,  December 31,
                                                           1999        1998
                                                         --------  ------------
                                     ASSETS
Current assets:
  Cash and cash equivalents............................. $   55.6    $    --
  Accounts receivable, less allowance for doubtful
   accounts of
   $179.8 at June 30, 1999 and $155.9 at December 31,
   1998.................................................    182.5       199.3
  Inventories...........................................     39.4        44.8
  Income taxes..........................................     43.2        37.9
  Other.................................................     56.8        23.9
                                                         --------    --------
Total current assets....................................    377.5       305.9
Property and equipment, at cost:
  Land..................................................     81.9        82.0
  Buildings.............................................    604.0       604.9
  Equipment.............................................    727.9       712.0
  Construction in progress..............................     71.9        63.7
                                                         --------    --------
                                                          1,485.7     1,462.6
  Accumulated depreciation..............................   (711.4)     (703.1)
                                                         --------    --------
                                                            774.3       759.5
Intangible assets, net of accumulated amortization of
 $54.8 at
 June 30, 1999 and $50.2 at December 31, 1998...........    244.4       272.9
Investment in equity of affiliates......................     79.7        24.3
Other...................................................     19.6         8.7
                                                         --------    --------
Total assets............................................ $1,495.5    $1,371.3
                                                         ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................... $   51.1    $   47.5
  Current portion of long-term debt.....................     93.4         0.9
  Accrued salaries......................................     33.7        34.8
  Other current liabilities.............................     57.5        37.8
                                                         --------    --------
Total current liabilities...............................    235.7       121.0
Intercompany balances payable to Columbia/HCA...........      --        613.7
Long-term debt..........................................    575.4        13.4
Deferred taxes and other liabilities....................     61.7        62.5
Minority interests in equity of consolidated entities...     52.1        60.0
                                                         --------    --------
Total liabilities.......................................    924.9       870.6
Stockholders equity:
  Equity, investments by Columbia/HCA...................      --        500.7
  Common stock $.01 per value; 90,000,000 shares
   authorized;
   33,869,851 shares outstanding at June 30, 1999.......      0.3         --
  Additional paid-in capital............................    607.8         --
  Unearned ESOP compensation............................    (34.0)        --
  Retained deficit......................................     (3.5)        --
                                                         --------    --------
Total stockholders' equity..............................    570.6       500.7
                                                         --------    --------
Total liabilities and stockholders' equity.............. $1,495.5    $1,371.3
                                                         ========    ========

         See notes to the condensed consolidated financial statements.

                             TRIAD HOSPITALS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the periods ended June 30, 1999 and 1998
                                   Unaudited
                             (Dollars in millions)

                                               For the three     For the six
                                                months ended    months ended
                                               ---------------  --------------
                                                1999    1998     1999    1998
                                               ------  -------  ------  ------
Cash flows from operating activities:
  Net loss.................................... $ (9.5) $ (10.1) $(45.4) $(14.6)
  Adjustments to reconcile net loss to net
   cash
   provided by operating activities:
  Provision for doubtful accounts.............   33.1     35.7    67.6    72.6
  ESOP expense................................    0.5      --      0.5     --
  Depreciation and amortization...............   26.3     26.6    54.3    52.8
  Deferred income tax benefit.................   (5.1)    (4.4)  (17.5)   (6.2)
  Impairment of long-lived assets.............    --       --     33.9     --
  Income from discontinued operations.........    --      (0.4)    --      --
  Increase (decrease) in cash from operating
   assets and
   liabilities................................
  Accounts receivable.........................  (27.5)   (25.1)  (53.1)  (67.3)
  Inventories and other assets................   (0.9)    (3.3)    8.4    (7.5)
  Accounts payable and other current
   liabilities................................   21.2      5.4    22.4    (6.2)
  Other.......................................    --      (0.5)   (8.5)  (12.2)
                                               ------  -------  ------  ------
    Net cash provided by operating
     activities...............................   38.1     23.9    62.6    11.4
Cash flows from investing activities:
  Purchases of property and equipment.........  (46.2)   (19.3)  (66.0)  (47.3)
  Proceeds received on sale of assets.........    4.3      --      4.3     --
  Investment in and advances to affiliates....  (54.3)    (3.6)  (55.4)   (5.8)
  Other.......................................   11.9      7.8    15.0    16.6
                                               ------  -------  ------  ------
    Net cash used in investing activities.....  (84.3)   (15.1) (102.1)  (36.5)
Cash flows from financing activities:
  Payments of long-term debt..................   (5.0)     --    (11.1)   (0.5)
  Increase (decrease) in intercompany balances
   with
   Columbia/HCA, net..........................  106.8     (8.8)  106.2    25.6
                                               ------  -------  ------  ------
    Net cash provided by (used in) financing
     activities...............................  101.8     (8.8)   95.1    25.1
                                               ------  -------  ------  ------
Change in cash and cash equivalents...........   55.6      --     55.6     --
Cash and cash equivalents at beginning of
 period.......................................    --       --      --      --
                                               ------  -------  ------  ------
Cash and cash equivalents at end of period.... $ 55.6  $   --   $ 55.6  $  --
                                               ======  =======  ======  ======
Interest payments............................. $  8.0  $  17.3  $ 26.0  $ 33.5
Income tax payments........................... $  --   $   --   $  --   $  --

         See notes to the condensed consolidated financial statements.

                             TRIAD HOSPITALS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   Unaudited

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements of Triad Hospitals, Inc. (the "Company"). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for the year. The condensed consolidated financial statements should be read in conjunction with the combined financial statements and notes thereto for the year ended December 31, 1998 included in the Company's Registration Statement on Form 10.

    The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

    Certain prior amounts have been reclassified to conform to the current presentation.

NOTE 2--SPIN-OFF OF TRIAD HOSPITALS, INC.

    On May 11, 1999, Columbia/HCA Healthcare Corporation ("Columbia/HCA") completed the spin-off of the Company to its shareholders (the "Spin-off") by a pro rata distribution of 29,898,688 shares of common stock. The accompanying financial statements for the periods prior to the Spin-off were prepared on the push down basis of the historical cost to Columbia/HCA and represent the combined financial position, results of operations and cash flows of the Company for those periods.

    The condensed consolidated balance sheet as of June 30, 1999 includes adjustments to reflect certain transactions in connection with the Spin-off. The changes to stockholders' equity from the Spin-off are as follows:

                             TRIAD HOSPITALS, INC.

                                   Unaudited

NOTE 2--SPIN-OFF OF TRIAD HOSPITALS, INC.--(Continued)

                                                                    Equity
                                                                  Investments
                                 Additional   Unearned                by          Total
                          Common  Paid-in       ESOP     Retained  Columbia/  Stockholders'
                          Stock   Capital   Compensation Deficit      HCA        Equity
                          ------ ---------- ------------ -------- ----------- -------------
Balance December 31,
 1998...................   $ --    $   --      $   --     $  --     $500.7       $500.7
Distribution of common
 stock..................    0.3      43.6          --        --         --         43.9
Executive Stock Purchase
 Plan loans.............     --      (9.1)         --        --         --         (9.1)
Recapitalization upon
 distribution...........     --     545.3          --        --     (500.7)        44.6
Elimination of
 intercompany balances..     --     719.9          --        --         --        719.9
Assumption of long-term
 debt...................     --    (665.0)         --        --         --       (665.0)
Debt issue costs........     --      15.0          --        --         --         15.0
Issuance of note
 receivable from ESOP...     --        --       (34.5)       --         --        (34.5)
ESOP compensation
 earned.................     --        --         0.5        --         --          0.5
Net loss prior to Spin-
 off....................     --     (41.9)         --        --         --        (41.9)
Net loss-post Spin-off..     --        --          --      (3.5)        --         (3.5)
                           ----    ------      ------     -----     ------       ------
Balance June 30, 1999...   $0.3    $607.8      $(34.0)    $(3.5)    $   --       $570.6
                           ====    ======      ======     =====     ======       ======

    The consolidated financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of the Company in the future or had it operated as a separate, independent company during those periods prior to the spin-off. The consolidated financial statements included herein do not reflect all of the changes that may occur in the operations of the Company as a result of the Spin-off.

    On May 11, 1999, Columbia/HCA also completed the spin-off of a separate, independent company, LifePoint Hospitals, Inc. ("LifePoint").

    Information regarding Columbia/HCA included in this Report on Form 10-Q is derived from reports and other information filed by Columbia/HCA with the Securities and Exchange Commission.

    In addition, the Company has entered into various agreements with Columbia/HCA which are intended to facilitate orderly changes for both companies in a way which will be minimally disruptive to each entity (see NOTE
9).

NOTE 3--COMPANY OPERATIONS

    As of January 1, 1999, the Company owned or operated 39 hospitals (including two facilities the Company is leasing from others and an investment in one hospital that is accounted for using the equity method), 19 free-standing ambulatory surgery centers (including two investments in ambulatory surgery centers that are accounted for using the equity method) and related health care

                             TRIAD HOSPITALS, INC.

                                   Unaudited

entities located in eleven western, southwestern and southcentral states. During the six months ended June 30, 1999, the Company sold two hospitals, the proceeds of which were retained by Columbia/HCA, and ceased operations of one hospital. Also, on January 1, 1999, the Company transferred two acute care hospitals and three ambulatory surgery centers located in the Kansas City, Missouri area to an unaffiliated third party pursuant to a long-term lease which provides for payment to the Company of rental amounts approximating $16.0 million per year. The Company also opened one new hospital that is accounted for using the equity method.

    On June 1, 1999, the Company completed the exchange of one hospital located in Laredo, Texas for one hospital located in Victoria, Texas and $4.4 million in cash. The assets received were recorded at book value of the assets exchanged plus a proportionate share of cash received to the estimated fair value of assets received. No gain or loss was recognized during the three month period ended June 30, 1999. The Company is currently in the process of finalizing an appraisal of the Victoria, Texas hospital. The Company expects the finalized appraisal to be completed during the third quarter of 1999 and any gain or loss will be recognized at that time, although the gain or loss should be minimal.

NOTE 4--IMPAIRMENT OF LONG-LIVED ASSETS

    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting of the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of ("SFAS 121"). SFAS 121 addresses accounting for the impairment of long-lived assets and long-lived assets to be disposed of, certain identifiable intangibles and goodwill related to those assets, and provides guidance for recognizing and measuring impairment losses. The statement requires that the carrying amount of impaired assets be reduced to fair value.

    As discussed previously, during the six months ended June 30, 1999, the Company sold two hospitals and ceased to operate another hospital. The Company intends to sell eight additional facilities (7 general, acute care hospitals and one psychiatric hospital) that were identified as not compatible with the Company's operating plans, based upon management's review of all facilities, and giving consideration to current and expected competition in each market, expected population trends in each market and the current and expected capital needs in each market. At June 30, 1999, the carrying value of the long-lived assets relating to the remaining eight facilities to be sold and the one facility where operations were ceased was $101.4 million. The eight facilities to be sold and the three facilities that were either sold or closed contributed net revenues of $61.8 million, and $81.4 million for the three months ended June 30, 1999 and 1998, respectively and $138.8 million, and $175.0 million for the six months ended June 30, 1999 and 1998, respectively. These facilities also contributed losses before impairment charges and income tax benefit of $17.2 million and $16.6 million for the three months ended June 30, 1999 and 1998, respectively and $24.6 million and $26.0 million, for the six months ended June 30, 1999 and 1998, respectively. The Company expects to complete the sales of the remaining eight facilities and the one hospital where operations were ceased over the next twelve months. The Company is required to use sales proceeds on the remaining facilities to retire certain outstanding indebtedness (see NOTE 5).

    In the six months ended June 30, 1999, the carrying value of the long-lived assets related to certain of these facilities (3 hospital facilities), of approximately $50.6 million, was reduced to fair value, based on estimates of selling values, for a total non-cash charge of $30.8 million. These three facilities had net revenues of approximately $21.7 million and $23.0 million for the three months ended June 30, 1999 and 1998, respectively and $46.7 million and $47.9 million for the six months

                             TRIAD HOSPITALS, INC.

                                   Unaudited

ended June 30, 1999 and 1998, respectively. These facilities also contributed losses from continuing operations before income tax benefit and the asset impairment charge of approximately $4.7 million, and $3.9 million, for the three months ended June 30, 1999 and 1998, respectively and $8.2 million for each of the six months ended June 30, 1999 and 1998.

    During the six months ended June 30, 1999, the Company recorded further impairment losses of $3.1 million related to one hospital facility where the recorded asset values were not deemed to be fully recoverable based upon the operating results, trends and projected future cash flows. These assets will continue to be used and are now recorded at estimated fair value, based upon discounted, estimated future cash flows.

    The impairment charges, totaling $33.9 million, did not have a significant impact on the Company's cash flows and are not expected to significantly impact cash flows for future periods. As a result of the write-downs, depreciation and amortization expense related to these assets will decrease in future periods. In the aggregate, the net effect of the change in depreciation and amortization expense is not expected to have material effect on operating results for future periods.

NOTE 5--LONG-TERM DEBT

    In connection with the Spin-off, the Company assumed $673.8 million of debt financing from Columbia/HCA. The debt consisted originally of a $75.0 million asset sale bridge loan bearing interest at LIBOR plus 3.25% (8.44% per annum at July 31, 1999) due May 11, 2000, a $65.0 million Tranche A term loan bearing interest at LIBOR plus 3.25% (8.44% per annum at July 31, 1999) with principal amounts due beginning in 1999 through 2004, a $200.0 million Tranche B term loan bearing interest at LIBOR plus 4% (9.19% per annum at July 31, 1999) with principal amounts due beginning in 1999 through 2005, and $325.0 million senior subordinated notes bearing interest at 11% due in 2009 with interest payments due semi-annually. The Company also assumed various indebtedness of Columbia/HCA related to specific hospitals in the aggregate amount of $8.8 million with interest rates averaging 5.7% maturing over five years.

    The Company's bank debt is secured by a pledge of substantially all of its assets. The debt agreements require that the Company comply with various financial ratios and tests and have restrictions on new indebtedness, asset sales and use of proceeds therefrom, capital expenditures and dividends.

    The Company made a $5.0 million principal payment on the asset sale bridge loan in June 1999.

    The Company's senior subordinated notes are guaranteed by all operating subsidiaries of the Company (the "Subsidiary Guarantors"). The guarantee obligations of the Subsidiary Guarantors are full, unconditional and joint and several. The Company is currently in the process of registering the senior subordinated notes with the Securities and Exchange Commission. The aggregate assets, liabilities, equity and earnings of the Subsidiary Guarantors are substantially equivalent to the total assets, liabilities, equity and earnings of the Company and its subsidiaries on a consolidated basis. Separate financial statements of the Subsidiary Guarantors are not included in the accompanying financial statements because management of the Company has determined that separate financial statements would not be material to investors.

                             TRIAD HOSPITALS, INC.

                                   Unaudited


    The Company does not wholly own certain Subsidiary Guarantors, although all assets, liabilities, equity and earnings of these entities fully and unconditionally jointly and severally guarantee the senior subordinated notes. The ownership percentages of the Company and its subsidiaries in these Company-controlled entities range from 51% to 95%.

    Separate financial statements of the non-wholly owned Subsidiary Guarantors have not been presented because management has determined that they would not be material to investors. However, summarized combined financial information for the non-wholly owned Subsidiary Guarantors are as follows:

                                                           June 30, December 31,
     Summarized Balance Sheets                               1999       1998
     -------------------------                             -------- ------------
     Current assets.......................................  $18.0      $20.0
     Non-current assets...................................   59.8       55.5
                                                            -----      -----
     Total assets.........................................  $77.8      $75.5
                                                            =====      =====
     Current liabilities..................................  $ 5.3      $ 4.4
     Non-current liabilities..............................    4.3        4.2
     Equity...............................................   68.2       66.9
                                                            -----      -----
     Total liabilities and equity.........................  $77.8      $75.5
                                                            =====      =====

                                               For the three      For the six
                                               months ended      months ended
                                             ----------------- -----------------
                                             June 30, June 30, June 30, June 30,
Summarized Statement of Income                 1999     1998     1999     1998
------------------------------               -------- -------- -------- --------
Net revenues................................  $21.1    $24.0    $41.9    $47.5
Income from continuing operations...........  $ 5.4    $ 5.5    $10.3    $11.8
Net income..................................  $ 5.4    $ 5.5    $10.3    $11.8

    Non-current assets shown above include intercompany receivables of $11.3 million and $7.1 million as of June 30, 1999 and December 31, 1998, respectively.

    Subsequent to June 30, 1999, the Company sold three of the non-wholly owned Subsidiary Guarantors. The summarized combined financial information for the remaining non-wholly owned Subsidiary Guarantors are as follows:

                                                           June 30, December 31,
     Summarized Balance Sheets                               1999       1998
     -------------------------                             -------- ------------
     Current assets.......................................  $15.0      $16.7
     Non-current assets...................................   56.3       52.8
                                                            -----      -----
     Total assets.........................................  $71.3      $69.5
                                                            =====      =====
     Current liabilities..................................  $ 4.0      $ 3.5
     Non-current liabilities..............................    4.3        4.2
     Equity...............................................   63.0       61.8
                                                            -----      -----
     Total liabilities and equity.........................  $71.3      $69.5
                                                            =====      =====

                             TRIAD HOSPITALS, INC.

                                   Unaudited


                                               For the three      For the six
                                               months ended      months ended
                                             ----------------- -----------------
                                             June 30, June 30, June 30, June 30,
Summarized Statement of Income                 1999     1998     1999     1998
------------------------------               -------- -------- -------- --------
Net revenues................................  $17.5    $18.9    $34.2    $37.5
Income from continuing operations...........  $ 5.0    $ 4.2    $ 9.3    $ 9.6
Net income..................................  $ 5.0    $ 4.2    $ 9.3    $ 9.6

    Non-current assets shown above include intercompany receivables of $15.3 million and $11.8 million as of June 30, 1999 and December 31, 1998, respectively.

    The Company also assumed a $125.0 million revolving line of credit bearing interest at LIBOR plus 3.25% due in 2004. No amounts were outstanding as of July 31, 1999.

    A five-year maturity schedule is as follows (in millions):

         1999............................................ $ 92.9
         2000............................................   14.0
         2001............................................   13.4
         2002............................................   20.9
         2003............................................   57.9
         Thereafter......................................  469.7
                                                          ------
                                                          $668.8
                                                          ======

    As part of the assumption of the above reference debt financing, the Company also assumed approximately $15.0 million in debt issue costs, which will be amortized over the lives of the loans. Accumulated amortization of the debt issue costs was $0.5 million at June 30, 1999.

NOTE 6--STOCK BENEFIT PLANS

    In connection with the Spin-off, the Company adopted the 1999 Long-Term Incentive Plan, for which 5,350,000 shares of the Company's common stock have been reserved for issuance. The 1999 Long-Term Incentive Plan authorizes the grant of stock options, stock appreciation rights and other stock based awards to officers and employees of the Company. On the Spin-off date, 554,921 stock options were granted under this plan, relating to pre-existing vested Columbia/HCA options. These options have varying prices based on the exercise price of the pre-existing Columbia/HCA options and were exercisable on the date of the grant. On June 10, 1999, 2,897,126 stock options were granted under this plan with an exercise price of the market price on the date of the grant. These options are exercisable beginning in part from date of grant to four years after the grant. All options granted under this plan expire in 10 years from date of grant.

    The Company has also adopted the Executive Stock Purchase Plan, for which 1,000,000 shares of the Company's common stock were reserved for issuance. The Executive Stock Purchase Plan grants to specified executives of the Company a right to purchase shares of common stock from the Company. The Company loaned each participant in the plan 100% of the purchase price of the Company's common stock, on a full recourse basis. The principal and interest of the loans will mature on the fifth anniversary following the purchase of the shares, termination of the participants' employment or bankruptcy of the participant. In addition, the Committee has granted to such

                             TRIAD HOSPITALS, INC.

                                   Unaudited

executives stock options equal to three-quarters of a share for each share purchased. The exercise price of these stock options is to equal the purchase price of the shares and expire in 10 years. 970,000 shares have been purchased by participants in the plan and options to purchase an additional 727,500 shares were issued in connection with such purchased shares. The options are exercisable 50% on the grant date and 50% two years from grant date. The total amount, which has been loaned to participants to purchase shares under the plan, is $9.1 million which was recorded as a reduction to additional paid-in capital.

    Also, the Company adopted various other plans for which 500,000 shares of the Company's common stock have been reserved for issuance. On June 10, 1999, the Company granted under such plans 120,000 options to non-employee directors, which are exercisable over a four year period. The company also granted 340,000 options to Columbia/HCA executives with the exercise price of such options at market price on the date of grant and were exercisable on the date of grant. Columbia/HCA agreed to pay the Company $1.5 million in exchange for the issuance of these options. All of these options expire 10 years after grant.

    The following table summarizes information regarding the options outstanding at June 30, 1999:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                            Number     Remaining  Average    Number    Average
                          Outstanding Contractual Exercise Exercisable Exercise
                          at 6/30/99     Life      Price   at 6/30/99   Price
                          ----------- ----------- -------- ----------- --------
Range of Exercise Prices
$0.07 to $18.84..........  4,639,547   10 years    $11.27   1,437,396   $11.28

    The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, but continues to measure stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. If the Company had measured compensation cost for the stock options granted to its employees under the fair value based method prescribed by SFAS 123, the net loss would have been changed to the pro forma amounts set forth below (dollars in millions):

                                                     For the three  For the six
                                                     months ended  months ended
                                                     June 30, 1999 June 30, 1999
                                                     ------------- -------------
      Net loss
        As reported.................................    $ (9.5)       $(45.4)
        Pro forma...................................    $(16.1)       $(52.0)
      Basic loss per share:
        As reported.................................    $(0.31)       $(1.51)
        Pro forma...................................    $(0.53)       $(1.73)

    The fair values of stock options granted to the Company's employees used to compute pro forma net loss disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

      Risk free interest rate.........................................     6.16%
      Expected life................................................... 10 years
      Expected volatility.............................................    23.90%
      Expected dividend yield.........................................       --

                             TRIAD HOSPITALS, INC.

                                   Unaudited

    The weighted-average fair values of stock options granted to Triad employees during the six months ended June 30, 1999, was $11.05 per option.

    In connection with the Spin-off, the Company established an Employee Stock Ownership Plan ("ESOP") for substantially all of its employees. The ESOP purchased from the Company, at fair market value, 3,000,000 shares of the Company's common stock. The purchase was primarily financed by the ESOP issuing a promissory note to the Company, which will be repaid annually in equal installments over a 10-year period beginning December 31, 1999. The Company will make contributions to the ESOP which the ESOP will use to repay the loan. The Company's stock acquired by the ESOP is held in a suspense account and will be allocated to participants at market value from the suspense account as the loan is repaid.

    The loan to the ESOP is recorded as unearned ESOP compensation on the Company's Condensed Consolidated Balance Sheets. Reductions are made to unearned ESOP compensation as shares are committed to be released to participants at cost. Recognition of ESOP expense is based on the average market price of shares committed to be released to participants. Shares are deemed to be committed to be released ratably during each period as the employees perform services. The difference between average market price and cost of the shares are shown as a change in additional paid-in capital. As the shares are committed to be released, the shares become outstanding for earnings per share calculations. The Company recognized ESOP expense of $0.5 million during the three months ended June 30, 1999.

    The ESOP shares as of June 30, 1999 were as follows:

      Shares committed to be released............................        42,857
      Unreleased shares..........................................     2,957,143
                                                                  -------------
        Total ESOP shares........................................     3,000,000
                                                                  =============
      Fair value of unreleased shares............................ $39.9 million

NOTE 7--LOSS PER SHARE

    Loss per common share is based on the weighted average number of shares outstanding assuming the shares issued at the Spin-off were outstanding at the beginning of each period through June 30, 1999, adjusted for the shares issued to the ESOP (see NOTE 6). Weighted average shares for the three and six months ended June 30, 1999 are as follows:

                                                   For the three  For the six
                                                   months ended  months ended
                                                   June 30, 1999 June 30, 1999
                                                   ------------- -------------
      Weighted average shares exclusive of ESOP...  30,278,587    30,089,687
      Average of ESOP shares committed to be
       released...................................      21,429        21,429
                                                    ----------    ----------
      Weighted average shares outstanding.........  30,300,016    30,111,116
                                                    ==========    ==========

    Loss per common share for the three and six month periods ended June 30, 1998 is presented as if the weighted average shares referenced above had been outstanding for each period.

                             TRIAD HOSPITALS, INC.

                                   Unaudited


NOTE 8--DISCONTINUED OPERATIONS

    During the three months ended June 30, 1998, the Company recorded income from discontinued operations related to the divestiture of home health businesses of $0.4 million (net of income tax benefit). The Company recorded a loss from discontinued operations relating to these divestitures of $0.4 million (net of income tax benefit) for the three months ended March 31, 1998. Revenues for the home health businesses disposed of were approximately $12.5 million and $27.3 million for the three and six months ended June 30, 1998. Columbia/HCA and the Company completed the divestiture and received proceeds of approximately $3.9 million, which approximated the carrying value of the net assets of discontinued operations during the fourth quarter of 1998. The consolidated financial statements reflect the results of operations and net assets of the home health businesses as discontinued operations.

NOTE 9--AGREEMENTS WITH COLUMBIA/HCA

    As described below, the Company has entered into several agreements with Columbia/HCA to facilitate an orderly change after the Spin-off.

    Columbia/HCA, the Company and LifePoint have entered into a distribution agreement providing for certain arrangements among Columbia/HCA, the Company and LifePoint subsequent to the date of the Spin-off. The distribution agreement generally provides that the Company will be financially responsible for liabilities arising out of or in connection with the assets and entities that constitute the Company. The distribution agreement provides, however, that Columbia/HCA will indemnify the Company for any losses, which it incurs arising from the pending governmental investigations of certain of Columbia/HCA's business practices. The distribution agreement further provides that Columbia/HCA will indemnify the Company for any losses which it may incur arising from stockholder actions and other legal proceedings related to the governmental investigations which are currently pending against Columbia/HCA, and from proceedings which may be commenced by governmental authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the date of the Spin-off and related to such proceedings. Columbia/HCA has also agreed that, in the event that any hospital owned by the Company as of the date of the Spin-off is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to the Company in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes less the net proceeds of the sale or other disposition of the excluded hospital. Columbia/HCA will not indemnify the Company for losses relating to any acts, practices and omissions engaged in by the Company after the date of the Spin-off, whether or not the Company is indemnified for similar acts, practices and omissions occurring prior to the date of the Spin-off.

    Columbia/HCA is negotiating one or more compliance agreements setting forth certain agreements to comply with applicable laws and regulations. The Company is obligated to participate with Columbia/HCA in these negotiations.

    In connection with the Spin-off, Columbia/HCA also agreed to indemnify the Company for any payments which it is required to make in respect of Medicare, Medicaid and Blue Cross cost reports relating to periods ending on or prior to the date of the Spin-off, and the Company agreed to indemnify Columbia/HCA for and pay to Columbia/HCA any payments received by it relating to such

                             TRIAD HOSPITALS, INC.

                                   Unaudited

cost reports. The Company will be responsible for the filing of these cost reports and any terminating cost reports. The Company has recorded a receivable from Columbia/HCA of $37.5 million at June 30, 1999 relating to the indemnification.

    Columbia/HCA, the Company and LifePoint entered into a tax sharing and indemnification agreement, which allocates tax liabilities among Columbia/HCA, the Company and LifePoint, and addresses certain other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation and qualification of the Spin-off as a tax-free transaction. Generally, Columbia/HCA will be responsible for taxes that are allocable to periods prior to the Spin-off, and Columbia/HCA, the Company and LifePoint will each be responsible for its own tax liabilities (including its allocable share of taxes shown on any consolidated, combined or other tax return filed by Columbia/HCA) for periods after the Spin-off. The tax sharing and indemnification agreement prohibits the Company from taking actions that could jeopardize the tax treatment of either the Spin-off or the internal restructuring of Columbia/HCA that preceded the Spin-off, and requires the Company to indemnify Columbia/HCA for any taxes or other losses that result from any such actions.

    Prior to the date of the Spin-off, Columbia/HCA maintained various insurance policies for the benefit of the Company and LifePoint. In connection with the Spin-off, Columbia/HCA, the Company and LifePoint entered into an agreement relating to insurance matters which provides that any claims against insurers outstanding at the Spin-off will be for the benefit of the party who will own the asset which is the basis for the claim, or, in the case of liability claim, which is the owner of the facility at which the activity which is the subject of the claim occurred. Columbia/HCA will pay the Company any portion of such a claim that is unpaid by an insurer to satisfy deductible, co-insurance or self- insurance amounts (unless such amounts were paid to or accounted for by the affected entity prior to the Spin-off). Columbia/HCA and the Company have ensured that all of the insurance policies in effect after the Spin-off provide the same coverage to the Company that were available prior to the Spin-off. The Company has purchased continuous coverage under extensions or renewals of existing, or new, policies issued by Health Care Indemnity, Inc., a subsidiary of Columbia/HCA. Any retroactive rate adjustments for periods ending on or before the Spin-off, in respect of such insurance policies, will be paid or received by Columbia/HCA.

    Columbia/HCA's wholly owned subsidiary Columbia Information Services, Inc. ("CIS"), entered into a computer and data processing services agreement with the Company. Pursuant to this agreement, CIS will provide computer installation, support, training, maintenance, data processing and other related services to the Company. The initial term of the agreement is seven years, which will be followed by a wind-down period of up to one year. CIS charges the Company approximately $19.0 million per year for services provided under this agreement. In the event the agreement is terminated by the Company, it will be required to pay a termination fee equal to the first month's billed fees, multiplied by the remaining number of months in the agreement. CIS does not warrant that the software and hardware used by CIS in providing services to the Company will be Year 2000 ready, although CIS is currently making efforts in a professional, timely and workmanlike manner that it deems reasonable to address Year 2000 issues with respect to the software licensed to the Company under the computer and data processing services agreements. Pursuant to a Year 2000 professional services agreement, Columbia/HCA also will continue its ongoing program of inspecting medical equipment at Triad's hospitals to assure Year 2000 compliance. Under such agreement, Triad remains solely responsible for any lack of Year 2000 compliance. The agreement terminates June 30, 2000.

                             TRIAD HOSPITALS, INC.

                                   Unaudited


    Columbia/HCA, the Company and LifePoint entered into an agreement relating to benefit and employment matters which allocates responsibilities for employment compensation, benefits, labor, benefit plan administration and certain other employment matters on and after the date of the Spin-off. The agreement generally provides that the Company assumed responsibility for its employees from and after the date of the Spin-off, and that Columbia/HCA retains the liabilities with respect to former employees associated with the facilities and operations of the Company who terminated employment on or prior to the date of the Spin-off. Benefit plans established by the Company generally recognize past service with Columbia/HCA.

    Columbia/HCA also entered into an agreement with the Company, pursuant to which the Company sub-leases from Columbia/HCA its principal executive offices (at the same price per square foot as is payable under the existing Columbia/HCA lease). The Company's sub-lease will terminate on January 31, 2003.

    Columbia/HCA also entered into a transitional service agreement with the Company pursuant to which Columbia/HCA will continue to furnish various administrative services to the Company. These services will include support in various aspects of payroll processing and tax reporting for employees of the Company, real estate design and construction management, legal, human resources, insurance and accounting matters on an as needed basis. Each agreement will terminate on December 31, 2000, but may be terminated by the Company as to specific services before December 31, 2000. The Company pays fees to Columbia/HCA for services provided in amounts equal to Columbia/HCA's costs incurred in providing such services.

    The Company is a partner along with Columbia/HCA and LifePoint, in a group purchasing organization which makes certain national supply and equipment contracts available to their respective facilities.

    Columbia/HCA entered into agreements with the Company whereby Columbia/HCA will share telecommunications services with the Company under Columbia/HCA's agreements with its telecommunications services provider and whereby Columbia/HCA will make certain account collection services available to the Company.

NOTE 10--CONTINGENCIES

 Columbia/HCA Investigations

    Columbia/HCA is currently the subject of several Federal investigations into certain of its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act for improper claims submitted to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims (involving false claims) presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. To the Company's knowledge, the government has intervened in at least seven qui tam actions against Columbia/HCA. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there are other sealed qui tam cases of which it is unaware.

                             TRIAD HOSPITALS, INC.

                                   Unaudited


    According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and CHAMPUS cost reports for years 1992 and 1993 and a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted of all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee.

    Columbia/HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions.

    It is too early to predict the effect of outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigations will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such actions.

    In connection with the Spin-off, Columbia/HCA has agreed to indemnify the Company in respect of any losses which it may incur as a result of the proceedings described above (see the description of the distribution agreement in NOTE 9 for a description of such indemnification arrangement). If any of such indemnified matters were successfully asserted against the Company, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of the Company. Columbia/HCA will not indemnify the Company for losses relating to any acts, practices and omissions engaged in by the Company after the date of the Spin-off, whether or not the Company is indemnified for similar acts, practices and omissions occurring prior to the date of the Spin-off.

 General Liability Claims

    The Company is subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians' staff privileges. In certain of these actions the claimants may seek punitive damages against the Company, which are usually not covered by insurance. It is management's opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on the Company's results of operations or financial position.

NOTE 11--DERIVATIVES

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which was required to be adopted in years beginning after June 15, 1999. In May 1999, the effective date of SFAS 133 was deferred until year beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on the results of operations or the financial position of the Company.

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     All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

                                  By Courier:

                                Citibank, N.A.
                            Corporate Trust Window
                          111 Wall Street, 5th Floor
                           New York, New York 10043

                                   By Mail:

                                Citibank, N.A.
                            Corporate Trust Window
                          111 Wall Street, 5th Floor
                           New York, New York 10043

                                   By Hand:

                                Citibank, N.A.
                            Corporate Trust Window
                          111 Wall Street, 5th Floor
                           New York, New York 10043

                     Facsimile for Eligible Institutions:

                                (212) 505-2248

                           To Confirm by Telephone:
                                (800) 270-0808

    Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered by certified mail.

 No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                        Triad Hospitals Holdings, Inc.

                                 $325,000,000

                    11% Series B Senior Subordinated Notes
                                   due 2009

                               ----------------

                                  PROSPECTUS

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  13
The Exchange Offer.......................................................  23
Use of Proceeds..........................................................  34
Capitalization...........................................................  34
Selected Historical Financial Data.......................................  35
Unaudited Pro Forma Condensed Combined Financial Statements..............  38
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  43
Business.................................................................  66
Reimbursement............................................................  77
Government Regulation and Other Factors..................................  81
Management...............................................................  89
Certain Transactions..................................................... 102
Principal Stockholders................................................... 103
Arrangements Relating to the Distribution................................ 104
Description of the Notes................................................. 110
Description of New Credit Agreement...................................... 147
Book-Entry; Delivery and Form............................................ 149
Plan of Distribution..................................................... 152
Material Federal Income Tax Considerations............................... 153
Legal Matters............................................................ 154
Experts.................................................................. 154
Index to Financial Statements............................................ F-1

                                 October 26, 1999

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